     As filed with the Securities and Exchange Commission on June 17, 1999
                                                       Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                   AEGON N.V.
             (Exact name of Registrant as specified in its charter)

         The Netherlands                       6311                                 None
    (State or jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification No.)

     Mariahoeveplein 50 2591 TV The Hague, The Netherlands (31-70) 344-8344 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

 Craig D. Vermie AEGON USA, Inc. 4333 Edgewood Road NE Cedar Rapids, Iowa 52499
                                 (319) 398-8500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

            Richard D. Truesdell, Jr.                   Daniel A. Neff
              Davis Polk & Wardwell             Wachtell, Lipton, Rosen & Katz
               450 Lexington Avenue                  51 West 52nd Street
             New York, New York 10017              New York, New York 10019
                   212-450-4000                          212-403-1000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective and the consummation of the merger described herein.

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Proposed
                                            Proposed       Maximum
 Title of Each Class of       Amount        Maximum       Aggregate      Amount of
    Securities to be          to be      Offering Price    Offering     Registration
     Registered(1)          Registered      Per Unit       Price(2)         Fee
------------------------------------------------------------------------------------
Common Shares, par value
 fifty cents Dutch
 Guilder per share......        (3)      Not applicable $6,391,381,292   $1,776,805

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) This Registration Statement relates to the AEGON N.V. common shares, par value fifty cents Dutch Guilder per share, which may be issued in connection with the merger described herein.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933.
(3) Such indeterminate number of AEGON N.V. common shares to be issued in connection with the merger described herein.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION--DATED JUNE 17, 1999


                                          TRANSAMERICA CORPORATION
                                          600 Montgomery Street
                                          San Francisco, California 94111

                             [LOGO](R) Transamerica

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   Your board of directors has approved a merger with AEGON, N.V. If we complete the merger, you will receive for each share of your Transamerica common stock, AEGON common shares and $23.40 in cash. If the trading value of AEGON's common shares is between $76.16 and $114.24 per share, for each Transamerica share you will receive a number of AEGON common shares having a value of $54.60. However, if the trading value of AEGON common shares is not between $76.16 and $114.24, the value of the AEGON common shares you will receive will be different. Please see pages 1 and 14 for detailed information about what you will receive if the merger is completed.

   We have scheduled a special meeting for you to vote on the merger. We cannot complete the merger unless our stockholders approve it.

   Please take the time to vote by completing the enclosed proxy card and returning it in the return envelope provided, even if you plan to attend the stockholders meeting. You should note that if you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. You may also vote your shares by telephone by following the instructions on the proxy card. If you do not return your proxy card, or fail to call in your vote or vote in person at the stockholders meeting, the effect will be the same as a vote against the merger.


                                          Chairman and Chief Executive Officer



                                                 /s/ Frank C. Herringer


 Neither the Securities and Exchange Commission nor any state securities regulator has approved the AEGON common shares to be issued or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.


      Proxy Statement-Prospectus dated June 17, 1999, and first mailed to stockholders on June 18, 1999.

 [LOGO] (R) Transamerica

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

   Transamerica Corporation will hold a special meeting of its stockholders on July 20, 1999, at 10 a.m., local time, at the Wattis Theater, San Francisco Museum of Modern Art, 151 Third Street, San Francisco, California, to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of February 17, 1999, among AEGON N.V., Tony Merger Corp. and Transamerica.

   Only holders of record of Transamerica common stock at the close of business on May 25, 1999, will be entitled to vote at the meeting or any adjournment. A list of stockholders will be available for inspection by stockholders of record during business hours at the office of the Secretary of Transamerica, 600 Montgomery Street, San Francisco, California for ten days prior to the date of the meeting, and will also be available at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Shirley Buccieri

                                          Shirley H. Buccieri
                                          Secretary

Transamerica Corporation
San Francisco, California
June 17, 1999

                               TABLE OF CONTENTS

                               ----------------

                                                                            Page
                                                                            ----
TRANSACTION DIAGRAM........................................................ iii
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................  iv
SUMMARY....................................................................   1
THE PROPOSED MERGER........................................................  14
  General..................................................................  14
  Background of the Merger.................................................  16
  Reasons for the Merger...................................................  17
  Recommendation of the Transamerica Board of Directors....................  18
  Opinion of Financial Advisor.............................................  19
  Material Federal Income Tax Consequences.................................  25
  You Have Appraisal Rights................................................  28
  Stock Exchange Listing...................................................  29
  HSR Act, Insurance Regulatory Approvals and Other Regulatory Approvals...  29
  AEGON Shareholder Approval...............................................  30
  Accounting Treatment.....................................................  30
  Interests of Certain Persons in the Transactions.........................  30
  Other Effects of the Merger..............................................  34
  Cautionary Statement Concerning Forward-looking Statements...............  35
  Federal Securities Law Consequences......................................  36
MARKETS AND MARKET PRICES..................................................  37
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION...........  40
THE MERGER AGREEMENT.......................................................  53
  Terms of the Merger......................................................  53
  Effective Time; Closing..................................................  53
  Exchange of Shares.......................................................  54
  Principal Representations and Warranties.................................  54
  Business of Transamerica Pending the Merger..............................  55
  Business of AEGON Pending the Merger.....................................  56
  No Solicitation of Third Party Acquisition Proposals.....................  57
  Termination; Certain Fees................................................  58
  Certain Other Covenants..................................................  59
  Fees and Expenses........................................................  61
  Conditions...............................................................  61
THE SPECIAL MEETING........................................................  63
  Time and Place; Purpose..................................................  63
  Voting Rights; Votes Required for Approval...............................  63
  Voting of Proxies........................................................  63
DESCRIPTION OF CAPITAL STOCK OF AEGON......................................  65
  Enforcement of Civil Liabilities.........................................  65
  Share Capital............................................................  65
  General..................................................................  65
  Dividends................................................................  66
  Voting Rights and Appointment of Supervisory and Executive Boards........  66
  Liquidation Rights.......................................................  67
  Issuance of Additional Shares............................................  67
  Preemptive Rights........................................................  68
  Repurchase by AEGON of its Own Shares....................................  68
  Certificates for Common Shares and their Transfer........................  68

                                                                           Page
                                                                           ----
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF TRANSAMERICA AND AEGON....  69
  Voting Rights...........................................................  69
  Amendment of Charter Documents..........................................  69
  Appraisal Rights........................................................  70
  Preemptive Rights.......................................................  70
  Action by Written Consent of Shareholders...............................  70
  Shareholders' Meetings..................................................  71
  Election of Directors...................................................  71
  Removal of Directors....................................................  72
  Filling of Vacancies....................................................  72
  Shareholder Nominations and Proposals...................................  72
  Dividends...............................................................  73
  Rights of Purchase......................................................  74
  Limitation of Directors' Liability/Indemnification of Officers and
   Directors..............................................................  74
  Special Meetings........................................................  74
  Shareholder Votes on Certain Reorganizations............................  75
  Certain Provisions Relating to Business Combinations....................  75
  Rights of Inspection....................................................  75
  Shareholder Suits.......................................................  76
  Conflict-of-Interest Transactions.......................................  76
  Financial Information Available to Shareholders.........................  76
EXPERTS...................................................................  77
LEGAL MATTERS.............................................................  77
WHERE YOU CAN FIND MORE INFORMATION.......................................  77

 Appendix A: Agreement and Plan of Merger and Reorganization, dated as of
              February 17, 1999, by and among AEGON N.V., Tony Merger Corp. and
              Transamerica Corporation
 Appendix B: Opinion of Goldman, Sachs & Co.
 Appendix C: Section 262 of Delaware General Corporation Law

                              TRANSACTION DIAGRAM

   The following diagrams illustrate in general terms the current structures of AEGON and Transamerica and the post-merger structure of AEGON. For a more complete description of the merger, see "THE PROPOSED MERGER" starting on page 14 and "THE MERGER AGREEMENT" starting on page 53.

Current Structure

                             [DIAGRAM APPEARS HERE]


Post-Merger Structure

                             [DIAGRAM APPEARS HERE]

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q: What do I need to do now?

   A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meeting. You may also vote by attending the stockholders' meeting and voting in person or by calling toll-free: 1-877-779-8683.

  Q: Can I change my vote after I have mailed my signed proxy card?

   A: Yes. You can change your vote at any time before we vote your proxy at the meeting. You can do so in one of four ways:

  . First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Transamerica.

  . Second, you can complete a new proxy card and send it to the Secretary of Transamerica.

  .  Third, you can call the toll-free number listed above.

  .  Fourth, you can attend the meeting and vote in person.

  Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

   A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone voting.

  Q: Should I send in my stock certificates now?

   A: No. You will receive instructions for exchanging your Transamerica share certificates for AEGON common shares and cash to be paid in the merger.

  Q: What happens to my future dividends?

   A: We expect no changes in Transamerica's dividend policy before the merger. After the merger takes place, all holders of record of AEGON common shares on any record date, including shares that you receive in the merger, will have the right to receive any dividends that AEGON may declare. AEGON has historically paid dividends twice a year. The payment of dividends by AEGON in the future will depend on business conditions, AEGON's financial condition and earnings, and other factors.

  Q: When do you expect the merger to be completed?

   A: We expect to complete the merger in the summer of 1999. However, it is possible that the actual obtaining of regulatory approvals could require us to postpone the merger until a later time.

                                    SUMMARY

   This summary highlights key aspects of the merger which are described in greater detail elsewhere in this document. It does not contain all of the information that is important to you. To better understand the merger, and for a more complete understanding of the legal terms of the merger, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." (Page 77)

   AEGON currently publishes its financial statements in Dutch Guilders ("NLG"). For your convenience, this document contains translations of Dutch Guilder amounts into U.S. dollars at $1.00 = NLG 2.14, which was the exchange rate on June 16, 1999. Beginning with the year ended December 31, 1999, AEGON will publish its financial statements in euros ("(Euro)"). The euro was introduced on January 1, 1999 as a new currency in 11 European Union member states, including The Netherlands. The exchange rate at which the Dutch Guilder has been irrevocably fixed against the euro is NLG2.20371 = (Euro)1.00. On June 16, 1999, one U.S. dollar was equal to .9711 euros. See "Markets and Market Prices" (Page 37).

The Companies

 AEGON

  Mariahoeveplein 50
  P.O. Box 202, 2501 CE The Hague
  The Netherlands
  Tel.: 011(31-70) 344 32 10

   AEGON is a leading international insurer with a major presence in five countries: The Netherlands, the United States, the United Kingdom, Hungary and Spain. Nearly 90% of AEGON's core business is life insurance and pension and related savings and investment products. The remaining 10% of its business is in health insurance, property and casualty insurance and banking.

 Transamerica

  600 Montgomery Street
   San Francisco, California 94111
   Tel.: (415) 983-4000

   Transamerica is a diversified financial services firm, with operations in four principal lines of business. Its largest business is life insurance, where Transamerica had, at March 31, 1999, $48 billion of assets out of Transamerica's total assets of $61 billion. Transamerica ranks as one of the twenty five largest U.S. life insurers based on admitted assets. In commercial lending, Transamerica is a leader in distribution financing, and a significant provider of asset-backed financing and equipment leasing. Transamerica's third line of business is container, chassis, and trailer leasing, where Transamerica ranks as one of the largest lessors on a global basis. In real estate services, Transamerica is a leading provider of information on tax payments, flood zones, and real estate transactions. Transamerica was incorporated in 1928.

Recommendation to Stockholders (See page 18)

   Transamerica's Board of Directors has unanimously approved the merger agreement and recommends that you vote FOR the proposal to approve and adopt the merger agreement, under which AEGON will acquire Transamerica.

The Merger

   The merger agreement, which is the legal document that governs the merger, is attached as Appendix A to this proxy statement-prospectus. We encourage you to read the merger agreement carefully.

 What Transamerica Stockholders Will Receive in the Merger (See Page 14)

   In the merger you will receive for each share of your Transamerica common stock, $23.40 in cash and, so long as the "trading value" of AEGON's common shares is between $76.16 and $114.24, a number of AEGON common shares having a value of $54.60. Trading value is the average of the closing prices for an AEGON common share on the Amsterdam Stock Exchange converted into U.S. dollars over the 20 trading days ending one business day before the merger. The $78 of total value ($23.40 in cash and $54.60 of AEGON common stock) represents a 35% premium over the $57 5/8 closing price of Transamerica common stock on the day prior to announcement of the merger.

   If the trading value of an AEGON common share is between $76.16 and $114.24, a formula contained in the merger agreement adjusts the amount of AEGON common shares you will receive to maintain the value at $54.60 per Transamerica share. If the trading value of AEGON shares is below $76.16 but greater than or equal to $61.88 you will receive AEGON shares with less value than $54.60. If the trading value of AEGON shares is above $114.24 but less than or equal to $128.52 you will receive AEGON shares with more value than $54.60. For example, if the AEGON trading value falls to the bottom of this range ($61.88), the number of AEGON common shares you receive will have a value of $50.50. If the AEGON trading value rises to the top of the range ($128.52), the number of shares you will receive will have a value of $58.70. In all cases you will still receive $23.40 in cash. If the trading value is more than $128.52 and Transamerica does not agree to accept fewer AEGON shares, AEGON may terminate the merger agreement, or if the trading value is less than $61.88 and AEGON does not agree to pay a greater number of AEGON shares, Transamerica may terminate the merger agreement, or in each case the parties may agree to continue with the merger and not terminate the merger agreement. We do not plan to solicit your consent if we decide to continue with the merger. In addition, the termination of the merger agreement or a decision to accept a different number of AEGON common shares than the pricing formula would otherwise provide, even if it occurs after the meeting, does not require your consent, and we will not solicit your consent for these actions or in connection with any negotiations which we may have if these circumstances apply.

   Please also note that AEGON will not issue fractional shares in the merger. As a result, the total number of AEGON shares that you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of the remaining fraction of an AEGON common share that you would otherwise receive.

   To illustrate how the formula in the merger agreement works, we have included the following table. The table shows some examples of how the formula determines the number of AEGON common shares that will be issued for each Transamerica share in the merger. This table assumes that you own 100 Transamerica shares. The numbers shown in this table are hypothetical based upon a variety of illustrative trading values for AEGON common stock. The table and the discussion above also assume that the value of an AEGON common share at closing is equal to the trading value of AEGON common share (i.e., the average over the 20 day measuring period used in the merger agreement's pricing formula).

   As described above, the trading value of AEGON common shares used in the formula in the merger agreement is calculated by converting the average trading price of AEGON common shares on the Amsterdam Stock Exchange, which price is quoted in Euros, into U.S. dollars. Changes in the Euro/U.S. dollar exchange ratio affects the number of AEGON shares to be delivered. As the value of the Euro against the U.S. dollar falls, more AEGON shares will be delivered and conversely, as the Euro rises in value against the U.S. dollar, less AEGON shares will be delivered. Because the table below assumes trading values of AEGON common stock after taking into account the conversion of values from Euros to U.S. dollars, the numbers in the table would not be affected by changes in the Euro/U.S. dollar exchange rate.

                                                           Merger Consideration
                               -----------------------------------------------------------------------------
  Examples of
Trading Value of  Fraction of  No. of AEGON Market Value of     Cash for          Cash      Aggregate Value
  AEGON Shares    AEGON Shares    Shares     AEGON Shares   Fractional Shares Consideration of Consideration
----------------  ------------ ------------ --------------- ----------------- ------------- ----------------
    $ 61.88         0.81618         81         $5,012.28         $ 38.24        $2,340.00      $7,390.52
      70.00         0.75476         75          5,250.00           33.32         2,340.00       7,623.32
      75.00         0.72356         72          5,400.00           26.70         2,340.00       7,766.70
      76.16         0.71691         71          5,407.36           52.63         2,340.00       7,799.99
      80.00         0.68250         68          5,440.00           20.00         2,340.00       7,800.00
      90.00         0.60667         60          5,400.00           60.03         2,340.00       7,800.03
     100.00         0.54600         54          5,400.00           60.00         2,340.00       7,800.00
     110.00         0.49636         49          5,390.00           69.96         2,340.00       7,799.96
     114.24         0.47794         47          5,369.28           90.71         2,340.00       7,799.99
     120.00         0.46876         46          5,520.00          105.12         2,340.00       7,965.12
     125.00         0.46148         46          5,750.00           18.50         2,340.00       8,108.50
     128.52         0.45670         45          5,783.40           86.11         2,340.00       8,209.51

 Markets and Market Prices (See Page 37)

   Transamerica common stock is listed on the New York Stock Exchange. Transamerica common stock is also listed on the Pacific, Amsterdam, Frankfurt, London, Paris and Swiss Stock Exchanges. AEGON's common shares are principally traded on the Amsterdam Stock Exchange. AEGON common shares are also listed and traded on the New York, Tokyo, London, Frankfurt and Zurich Stock Exchanges. On February 17, 1999, the last trading date prior to the public announcement of the proposed merger, AEGON common shares on the NYSE closed at $94 3/4 and the high and low trading prices were $96 1/4 and $94. On February 17, 1999, Transamerica common stock closed at $57 5/8 and the high and low trading prices were 59 7/8 and 56 1/2. On February 17, 1999, the closing price of an AEGON common share on the Amsterdam Stock Exchange was (Euro)84.60 or $95.20 converted into U.S. dollars. On June 16, 1999, AEGON common shares on the NYSE closed at $77.875, and Transamerica common stock closed at $74.9375.

   As we describe above, changes in the market price of AEGON shares and the Euro/U.S. dollar exchange ratio will affect the number of AEGON shares you receive in the merger. You may receive more current pricing information by checking the financial section of your newspaper or contacting your broker. AEGON's common shares trade on the NYSE under the symbol "AEG" and Transamerica's common stock trades on the NYSE under the symbol "TA." We urge you to obtain current market quotations.

 Listing of AEGON Common Shares

   The AEGON common shares to be issued in the merger will be listed on the NYSE.

 Ownership of AEGON After the Merger

   AEGON will issue between 56.9 and 101.8 million AEGON common shares to Transamerica stockholders in the merger. The AEGON common shares to be issued in the merger will represent between approximately 9% and 15% of the outstanding AEGON common shares after the merger. This information is based on the number of AEGON and Transamerica shares outstanding on May 25, 1999 and does not take into account stock options or other equity-based awards.

 Material Federal Income Tax Consequences (See Page 25)

   Capital Gain. Under current law, if your adjusted basis in your shares of Transamerica common stock is less than the sum of the fair market value, as of the date of the merger, of the AEGON common shares and the amount of cash you receive, you will recognize a gain. This recognized gain will equal the lesser of (a) the amount by which the fair market value, as of the date of the merger, of AEGON common shares plus the amount of cash you receive exceeds the adjusted basis of your shares of Transamerica common stock and (b) the amount of cash you receive. In the event you realize a loss because your adjusted basis in your shares of Transamerica common stock is greater than the sum of the fair market value of AEGON common shares and the amount of cash you receive, that loss will not be currently allowed.

   Tax Basis in AEGON shares. Your tax basis for the AEGON common shares that you receive in the merger, including any fractional share interest for which you receive cash, will equal your basis in the Transamerica common stock exchanged in the merger increased by the amount of gain recognized pursuant to the merger and decreased by the amount of cash received.

   Netherlands Dividend Withholding Tax. Under the income tax treaty currently in force between The Netherlands and the United States, any dividend paid by AEGON to a resident of the U.S., as defined under the treaty, will be subject to a Dutch withholding tax, unless such dividend is a stock dividend or other distribution exempt from tax under Dutch law. In most cases, the tax will equal 15% of the total amount of the dividend. An AEGON shareholder who is subject to this withholding tax generally is allowed a credit or deduction for the withholding tax against U.S. income tax liability.

   U.S. Backup Withholding Tax. In most circumstances, dividends paid on AEGON common shares will not be subject to any U.S. withholding taxes. However, in limited circumstances, U.S. backup withholding at a rate of 31% could apply. You would be exempt from backup withholding, however, if you
(a) are a corporation or fall within another exempt category and can demonstrate this fact or (b) provide a correct taxpayer identification number and other information. Any amount withheld under these rules would be credited against your U.S. income tax liability.

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

 Appraisal Rights (See Page 28)

   If you do not vote for the merger, you will have the right under Delaware law to dissent to the merger and request an appraisal of the value of your Transamerica common stock. In order to preserve this right, you must follow the procedures discussed in Appendix C.

 Management of AEGON and Transamerica Following the Merger (See Page 61)

   Following the merger, Frank C. Herringer, the current Chairman and Chief Executive Officer of Transamerica, will become a member of AEGON's Executive Board, Chairman of Transamerica and will become Chairman of AEGON USA. Donald
J. Shepard is President and Chief Executive Officer of AEGON USA and will become President and Chief Executive Officer of Transamerica following the merger. Additionally, at or prior to the merger, the AEGON Supervisory Board will invite one current Transamerica director to be an ex officio member of the AEGON Supervisory Board and at the next meeting of AEGON's shareholders use its best efforts to cause the election or appointment of such person as a full member of AEGON Supervisory Board. Please refer to the transaction diagram on page iii for AEGON's corporate structure after the merger.

 Interests of Certain Persons in the Transactions (See Page 30)

   When considering the Transamerica Board's recommendation that you vote in favor of approval and adoption of the merger agreement, you should be aware that the directors and officers of Transamerica have interests in the merger that are different from, or in addition to, your interests as Transamerica stockholders. The members of the Transamerica Board knew about these additional interests, and considered them, when they approved the merger.

   For the executive officers named, amounts payable in connection with the merger include:

  .  a pro-rata payment from the Value Added Incentive Plan,

  .  a pro-rata payment from the Cash Long-Term Incentive Plan,

  .  unvested stock options that will vest as a result of the merger; and

  .  for Mr. Herringer, a pro-rata portion of phantom restricted stock.

   The merger agreement provides that all stock options and other stock awards will be cashed out at $78, less the exercise price in the case of options. The amount payable in connection with the cancellation of options and other stock awards is different from the treatment of Transamerica common stock, which will be converted into a combination of cash and AEGON common shares in the merger. See "--What Transamerica Stockholders Will Receive in the Merger"--page 14.

   We estimate that the total pre-tax value of the pro-rata cash incentive awards and the payments related to unvested options and stock awards that will vest or become distributable as a result of the merger that are payable to the named executive officers is approximately:

                                                                      Aggregate
                             Executive                                Payments
                             ---------                               -----------
F. Herringer........................................................ $35,393,500
R. Watson...........................................................   8,270,600
R. Latzer...........................................................   4,222,700
T. Cusack...........................................................  10,436,500
E. Grubb............................................................   8,625,000

   Each of the named executive officers holds options granted in prior years that vested as a result of the officer's continued service with Transamerica and/or the achievement of performance objectives unrelated to the merger. These vested options will also be canceled in connection with the merger for a payment equal to $78, less the exercise price of the option. The pre-tax value of the amounts relating to previously vested options that are payable to the named executive officers is estimated to be approximately:

                                                                      Value of
                                                                     Previously
                                                                       Vested
                             Executive                                Options
                             ---------                              ------------
F. Herringer....................................................... $145,862,300
R. Watson..........................................................   37,763,400
R. Latzer..........................................................   33,737,200
T. Cusack..........................................................   49,159,000
E. Grubb...........................................................   41,708,400

 Conditions to the Merger (See Page 61)

   Transamerica and AEGON will not complete the merger unless the following conditions are satisfied or waived:

  . the other party's representations and warranties are still accurate in all material respects,

  . the other party has performed in all material respects its obligations under the merger agreement,

  .  Transamerica stockholders approve the merger,

  .  appropriate authorities clear the merger under antitrust laws,

  .  appropriate state and Canadian insurance regulators approve the merger,

  . the AEGON shares to be issued in the merger are approved for listing on the NYSE, and

  . attorneys for AEGON and Transamerica issue opinions as to the tax-free nature of the merger, except with respect to cash payments you receive.

 Termination of the Merger Agreement (See Page 58)

   AEGON and Transamerica can mutually agree to terminate the merger agreement at any time without completing the merger. Either company can terminate the merger agreement if

  (1) the merger is not completed by December 31, 1999,

  (2) the required Transamerica stockholder approval is not received,

  (3) a court or other governmental authority prohibits the merger, or

  (4) the Transamerica Board withdraws or materially modifies its recommendation or approves or recommends another acquisition transaction.

   AEGON may also terminate the merger agreement if the average trading value of an AEGON common share during the relevant trading period is more than $128.52 unless Transamerica agrees to accept a lesser number of AEGON common shares for each share of Transamerica common stock than the pricing formula would otherwise provide. Transamerica may terminate the merger agreement if the average trading value of an AEGON common share during the relevant trading period is less than $61.88 unless AEGON agrees to pay a larger number of AEGON common shares for each share of Transamerica common stock than the pricing formula would otherwise provide.

 Termination Fees (See Page 58)

   If Transamerica enters into a merger agreement with a third party or the merger agreement with AEGON is terminated because the Transamerica Board withdraws or materially modifies its recommendation of the merger or approves or recommends another acquisition transaction, Transamerica will pay AEGON $300 million.

 Opinion of Transamerica's Financial Advisor (See Page 19)

   On February 17, 1999, Transamerica received the written opinion of its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date of such opinion, the receipt by the holders of Transamerica common stock of the cash consideration and AEGON common shares pursuant to the merger agreement was fair from a financial point of view to such holders.

   The full text of the written opinion of Goldman Sachs, which describes assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement-prospectus. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Transamerica common stock should vote with respect to the merger. You are urged to read the opinion in its entirety.

 Aggregate Consideration and Source of AEGON Common Shares (See Pages 47 and
 48)

   In the merger, AEGON will pay aggregate consideration for the outstanding Transamerica common stock of approximately $9.7 billion in the form of cash and shares of AEGON common stock. Not all of the AEGON common shares necessary to effect the merger will be newly issued. A portion of AEGON common shares issued in the merger will be acquired by AEGON from Vereniging AEGON, AEGON's largest shareholder. AEGON will also issue to Vereniging AEGON preferred stock in an amount to provide Vereniging AEGON with approximately the same amount of voting control as it had before the merger.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

AEGON

   Information in the Table. In the table below, we provide you with summary historical consolidated financial data of AEGON. We prepared this information using the consolidated financial statements of AEGON as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1998 have been audited by Ernst & Young Accountants, independent auditors. The amounts presented in the table have been prepared based on Dutch accounting principles. All common share and per common share amounts have been restated to reflect the effect of the stock splits.

   Other Financial Information. You should read the historical financial statements and accompanying notes of AEGON that are included in its Annual Report on Form 20-F for the year ended December 31, 1998. You can obtain these reports by following the instructions we provide in this proxy statement-prospectus under "Where You Can Find More Information" on page 77. A reconciliation to U.S. GAAP for net income and shareholders' equity can be found for each of the years 1994 through 1998 in the applicable Form 20-F.

   It is also important that you read the unaudited pro forma consolidated financial information and accompanying notes that we have included in this proxy statement-prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 40.

                          AEGON Summary Financial Data

                                                                                           Convenience
                                                                                           Translation
                                                                                             to U.S.
                                                     Year Ended December 31,                 Dollars
                                       --------------------------------------------------- -----------
                              1994         1995         1996         1997         1998        1998
                          ------------ ------------ ------------ ------------ ------------ -----------
                            (Amount in million Dutch Guilders, except per share amounts)
Earnings Statement Data
Revenue.................        20,832       20,979       24,487       31,309       37,857    17,690
Net income..............         1,151        1,323        1,568        2,207        2,748     1,284
Net income per common
 share:
  Basic.................          2.25         2.53         2.97         3.95         4.75      2.22
  Diluted...............          2.19         2.45         2.84         3.87         4.66      2.18
Dividends per common
 share..................          0.97         1.19         1.40         1.86         2.23      1.04
Weighted average common
 shares outstanding.....         509.4        521.4        527.3        557.5        577.3     577.3
Balance Sheet Data
 (at end of each period)
Total assets............       137,069      150,603      183,126      272,736      289,118   135,102
Technical provisions....       103,945      113,608      137,424      210,337      226,891   106,024
Long-term liabilities...         9,557       10,536       10,492       11,975        8,575     4,007
Shareholders' equity....         7,889        8,173       11,285       18,131       17,485     8,171
Shareholders' equity per
 common share...........         15.10        15.43        21.13        31.04        30.13     14.08

                          AEGON'S Historical Dividends

   AEGON has historically paid dividends twice a year. The first dividend is generally paid each year in the third or fourth quarter and is called the interim dividend. This is called the interim dividend because it is the first of two dividends that AEGON pays relating to earnings in the year in which it is paid. The second dividend, called the final dividend, is paid each year about two or three weeks after AEGON's annual shareholders' meeting, usually held in late April or May. This is called the final dividend because it relates to earnings from the prior year. The table below sets forth AEGON's interim and final dividends for the years 1994 through 1998. The amounts have been translated into U.S. dollars per AEGON common share based on the midpoint rate (the exchange rate settled each working day at 2:15 p.m. by the Dutch Central
Bank) on each of the payment dates. From time to time, AEGON shareholders have had the option to elect to receive dividends payable in cash or in AEGON common shares. There is no assurance that AEGON shareholders will continue to have this option.

                                                        Translated into U.S. Dollars per AEGON
                              NLG per Common Share                   Common Share
                          ---------------------------- ----------------------------------------
Years Ended December 31,   Interim    Final    Total      Interim        Final        Total
------------------------  ---------- -------- -------- -------------- ------------    -----
                           (Amounts in Dutch Guilders          (Amounts in U.S. Dollars
                               per common share)                  per common share)
1994....................       0.26      0.71     0.97          0.15          0.44         0.59
1995....................       0.31      0.88     1.19          0.19          0.51         0.70
1996....................       0.59      0.81     1.40          0.35          0.43         0.78
1997....................       0.70      1.16     1.86          0.34          0.58         0.92
1998....................       0.93      1.30     2.23          0.46          0.62         1.08

Transamerica

   Information in the Tables. In the table below, we provide you with summary historical consolidated financial data of Transamerica. We prepared this information using the consolidated financial statements of Transamerica as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998. The financial statements as of and for each of the fiscal years in the five-year period ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. All share, per share and common stock amounts have been restated to reflect a two-for-one stock split on January 15, 1999.

   Other Financial Information. You should read the historical financial statements and accompanying notes of Transamerica that are included in its Annual Report on Form 10-K for the year ended December 31, 1998. You can obtain this report by following the instructions we provide in this proxy statement-prospectus under "Where You Can Find More Information" on page 77.

   It is also important that you read the unaudited pro forma consolidated financial information and accompanying notes that we have included in this proxy statement-prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 40.

                      Transamerica Summary Financial Data

                                                 Year Ended December 31,
                                            ----------------------------------
                                             1994   1995   1996   1997   1998
                                            ------ ------ ------ ------ ------
                                            (Amounts in million U.S. Dollars,
                                                except per share amounts)
Income Statement Data
Total revenue..............................  4,664  5,170  5,312  5,726  6,429
Income from continuing operations..........    337    390    501    532    707
Basic earnings per share from continuing
 operations................................   2.10   2.71   3.64   4.06   5.65
Diluted earnings per share from continuing
 operations................................   2.07   2.66   3.55   3.93   5.44
Balance Sheet Data (at end of each period)
Total assets............................... 40,299 47,953 49,931 51,173 58,503
Total policy liabilities................... 24,732 27,893 28,543 30,142 30,336
Long-term debt.............................  7,489  9,342  9,087  5,237  6,273
Total shareholders' equity.................  2,736  4,300  4,141  4,881  5,706

   On June 17, 1999 the staff of the Commission advised Transamerica that the staff intends to issue a new Staff Accounting Bulletin ("SAB"). Transamerica believes that the SAB would modify the manner in which companies in the tax service industry account for revenue. The staff has advised us that the SAB will require deferral of revenue and subsequent amortization over the expected lives of the loans for which monitoring services are provided. Additionally, the staff has advised us that direct and incremental costs may be deferred and amortized similar to the amortization of revenue. Transamerica is evaluating the impact of the information provided by the staff.

           Summary Selected Unaudited Pro Forma Financial Information

   Information in the Tables. In the table below, we present consolidated balance sheet information for AEGON and Transamerica as of December 31, 1998, as if the merger had been completed as of such date. We present consolidated income statement data for AEGON and Transamerica for the fiscal year ended December 31, 1998 as if the merger had been completed on January 1, 1998. We have prepared the amounts presented in the table based on Dutch accounting principles.

   The following information does not necessarily reflect the financial position or operating results that would have occurred had we completed the merger on the date or at the beginning of the period shown in the table.

   Assuming completion of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected below because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the merger actually takes place. For purposes of preparing the AEGON consolidated financial statements, AEGON will establish a new basis for Transamerica's assets and liabilities based on their fair values and the AEGON purchase price, including the costs of the merger. AEGON has not yet made a final determination of the required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma consolidated financial information are preliminary and have been made solely for purposes of developing this pro forma information. AEGON will undertake a study to determine the fair value of Transamerica's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study.

   Other Financial Information. Please see "Unaudited Pro Forma Condensed Consolidated Financial Information" on page 40 of this proxy statement-prospectus for a more detailed explanation of this analysis. A reconciliation to U.S. GAAP for net income and shareholders' equity for AEGON can be found in the "Pro Forma Reconciliation of Dutch Accounting Principles to U.S. GAAP" on page 44 of this proxy statement-prospectus.

               Summary Unaudited Pro Forma Financial Information

                          Year Ended December 31, 1998
           (Amounts in millions, except share and per share amounts)

                                                                     Convenience
                                                            Amounts  Translation
                                                            in Dutch   to U.S.
                                                            Guilders   Dollars
                                                            -------- -----------
Earning Statement Data
Revenue....................................................  50,326     23,517
Net income.................................................   3,049      1,425
Net income per common share:
  Basic....................................................    4.78       2.23
  Diluted..................................................    4.69       2.19
Weighted average common shares outstanding.................   636.4      636.4
Balance Sheet Data (at December 31, 1998)
Total assets............................................... 377,859    176,570
Technical provisions....................................... 292,950    136,893
Long-term liabilities......................................  18,825      8,797
Shareholders' equity.......................................  23,860     11,149
Shareholders' equity per common share......................   37.30      17.43

                    Historical and Pro Forma per Share Data

   Information in the Tables. The table below compares historical and unaudited pro forma per share data for AEGON and Transamerica. We have assumed for this purpose that the average trading value for an AEGON common share is $95.20 and that AEGON would issue .57353 of an AEGON common share for each Transamerica share. The actual fraction of an AEGON share will be determined using the formula set forth in the merger agreement and described herein. The amounts presented in the table have been prepared based on U.S. GAAP accounting principles. The "Transamerica Pro Forma Equivalent" information is calculated by applying the fractional share percentage of .57353 to the "AEGON Pro Forma" U.S. GAAP net income and equity per common share.

   Other Financial Information. It is important that when you read this information, you read along with it the consolidated financial statements and accompanying notes of AEGON and Transamerica included in the documents described on page 77 of this proxy statement-prospectus under "Where You Can Find More Information." It is also important that you read the unaudited pro forma condensed consolidated financial information and accompanying discussion and notes that we have included in this proxy statement-prospectus on page 40 under "Unaudited Pro Forma Condensed Consolidated Financial Information."

                                                            AEGON Transamerica
                                      AEGON    Transamerica  Pro   Pro Forma
                                    Historical  Historical  Forma  Equivalent
                                    ---------- ------------ ----- ------------
                                            (Amounts in U.S. Dollars)
Year Ended December 31, 1998
Net income per common share:
  Basic............................    2.62        5.65      2.72     1.56
  Diluted..........................    2.57        5.44      2.68     1.53
As of December 31, 1998
Shareholders' equity per common
 share.............................   16.46       45.83     22.64    12.98

   Since the fractional AEGON share received per Transamerica share changes at various share prices, the following table presents the Transamerica pro forma equivalent net income per share and shareholders' equity per share at various price and fractional share combinations. You should compare the information below with the fourth column in the above chart to see what happens to the Transamerica pro forma equivalent per share data when the average trading value for an AEGON share changes.

                                        Transamerica Pro Forma Equivalent Per
                                       Share Data At Different Average Trading
                                              Values for an AEGON Share
                                       ---------------------------------------
Average Trading Value for
 an AEGON share.......................   61.88   76.16   95.20  114.24  128.52
Cash per share........................   23.40   23.40   23.40   23.40   23.40
Fractional share received............. 0.81618 0.71691 0.57353 0.47794 0.45670
Year ended December 31, 1998:
Net income per common share:
  Basic...............................    2.15    1.91    1.56    1.32    1.26
  Diluted.............................    2.11    1.88    1.53    1.30    1.24
Shareholders' equity December 31,
 1998:................................   17.09   15.86   12.98   11.46   10.92

                              THE PROPOSED MERGER

General

   Transamerica's Board is using this proxy statement-prospectus to solicit proxies from Transamerica stockholders. At the special meeting, Transamerica stockholders will be asked to consider and vote upon the merger agreement.

   If the merger is completed, each share of Transamerica common stock will be converted into a right to receive a combination of

     (1) $23.40 in cash, and

    (2) a number of AEGON common shares determined pursuant to an exchange ratio based on the trading value of AEGON common shares during a 20-trading day period ending one business day before the merger.

   For purposes of the merger agreement, the "exchange ratio" is equal to $54.60 divided by the trading value of an AEGON common share so long as the trading value of an AEGON common share is between $76.16 and $114.24. The trading value will be determined by taking the average of the closing prices for an AEGON common share on the Amsterdam Stock Exchange as published in the Financial Times converted into U.S. dollars over the 20 trading days immediately preceding the last business day before the closing date. Each of these daily closing prices will be converted into U.S. dollars at the "closing mid-point' exchange rate as published in the "Currency and Money' segment in the "Companies & Markets' section of the Financial Times.

   The exchange ratio is, however, subject to provisions by which if the average trading value for an AEGON share is between $76.16 and $114.24, the exchange ratio will deliver a number of AEGON common shares for each share of Transamerica common stock valued at $54.60. If the trading value of AEGON shares is below $76.16 but greater than or equal to $61.88 you will receive AEGON shares with less value than $54.60. If the trading value of AEGON shares is above $114.24 but less than or equal to $128.52 you will receive AEGON shares with more value than $54.60. For example, if the AEGON trading value falls to the bottom of this range ($61.88), the number of AEGON common shares you receive will have a value of $50.50. If the AEGON trading value rises to the top of the range ($128.52), the number of shares you will receive will have a value of $58.70. In all cases you will still receive $23.40 in cash.

   The following examples show the manner in which the exchange ratio will be computed at three hypothetical average trading values for an AEGON common share.

Example I -- The average trading value for an AEGON share is greater than $76.16 and equal to or less than $114.24

   Hypothetical Trading Value of an AEGON Share at Closing  $97.00
   Stock Value Amount =                                     $54.60
   Exchange Ratio =                                         $54.60 = 0.56289
                                                            ----------------
                                                            $97.00

   In this example, you will receive for each share of Transamerica common stock $23.40 in cash plus 0.56289 of an AEGON share. If you own 100 Transamerica shares you would receive 56 AEGON shares with a market value of $5,432.00. You will also receive $2,340.00 in cash and $29.03 in cash for the value of a fractional share. The aggregate value of this consideration is $7,800.03.

Example II--The average trading values for an AEGON share is greater than $114.24 and equal to or less than $128.52

   Hypothetical Trading
    Value of an AEGON Share
    at Closing                                   $123.76
   Percentage Price Change
    =                                     $123.76-$95.20 = 0.30
                                         ---------------
                                                  $95.20
   Excess Price Change =                       0.30-0.20 = 0.10
   Adjusted Stock Value
    Amount =                 $54.60 + 1/2 ($54.60 x 0.1) = $54.60 + $2.73 = $57.33
   Exchange Ratio                                 $57.33 = 0.46324
                                                 -------
                                                 $123.76

   In this example, stockholders will receive for each share of Transamerica common stock $23.40 in cash plus 0.46324 of an AEGON share. If you own 100 Transamerica shares you would receive 46 AEGON shares with a market value of $5,692.96. You will also receive $2,340.00 in cash and $40.10 in cash for the value of a fractional share. The aggregate value of this consideration is $8,073.06.

Example III--The average trading value for an AEGON share is greater than $61.88 and equal to or less than $76.16

   Hypothetical Trading
    Value of an AEGON Share
    at Closing                                      $66.64
   Percentage Price Change
    =                                        $66.64-$95.20 = (0.30)
                             -----------------------------
                                                    $95.20
   Excess Price Change =                     (0.30) + 0.20 = (0.10)
   Adjusted Stock Value
    Amount =                 $54.60 + 1/2 ($54.60 x (0.1)) = $54.60 + ($2.73) = $51.87
   Exchange Ratio                                   $51.87 = 0.77836
                             -----------------------------
                                                    $66.64

   In this example, stockholders will receive for each share of Transamerica common stock $23.40 in cash plus 0.77836 of an AEGON share. If you own 100 Transamerica shares you would receive 77 AEGON shares with a market value of $5,131.28. You will also receive $2,340.00 in cash and $55.71 in cash for the value of a fractional share. The aggregate value of this consideration is $7,526.99.

   The merger agreement may be terminated by Transamerica if the trading value for an AEGON share is less than $61.88, unless AEGON agrees that the exchange ratio shall equal $50.505 divided by the trading value for an AEGON share or the parties otherwise agree on a compromise exchange ratio. Likewise, the merger agreement may be terminated by AEGON if the trading value for an AEGON share is greater than $128.52, unless Transamerica agrees in such event that the exchange ratio shall be equal to $58.695 divided by the trading value for an AEGON share or the parties otherwise agree on a compromise exchange ratio. If the trading value is more than $128.52 or less than $61.88, we do not plan to solicit your consent if we decide to continue with the merger. In addition, the termination of the merger agreement or a decision to accept or pay a different fraction of an AEGON common share for each share of Transamerica common stock than the pricing formula would otherwise provide, even if it occurs after the meeting, does not require your consent, and we will not solicit your consent for these actions or in connection with any negotiations which we may have if these circumstances apply.

   Transamerica's decision whether to terminate the merger, decrease the exchange ratio or negotiate an exchange ratio which is a compromise outcome will be made by the Transamerica Board. AEGON's decision whether to terminate the merger, pay a greater number of AEGON shares, or negotiate an exchange ratio which is a compromise outcome, will be made by the AEGON Executive Board. It is impossible at this time to determine what the Transamerica Board or the AEGON Executive Board would decide because their decision would depend on the facts and circumstances existing at the time it is faced with such a decision. See "The Merger Agreement--Terms of the Merger." (Page 53)

Background of the Merger

   Over the past several years, the life insurance industry has undergone significant changes as a result of the following:

  . Slow Growth in Traditional Life Insurance Products. Life insurance premiums have grown slowly during the 1990s, especially premiums for traditional mortality-oriented products. This has resulted in increased price competition.

  . Need for Scale to Compete. In this slow growth environment, many insurance companies have acted to lower operating costs, expand product capabilities, and broaden distribution channels by engaging in mergers. As the industry continues to consolidate those participants that fail to consolidate risk becoming less competitive.

  . New Competitors. The regulatory framework for banking and insurance has been the subject of several congressional bills that would allow banks and other institutions to participate in various aspects of the insurance business. In advance of broad regulatory changes, some banks have begun insurance activities where regulations now permit them to do so. At least one major merger (Travelers/Citigroup) has been consummated in anticipation of these regulatory changes. If broader legislation is finally approved, it is probable that many other banks would elect to enter the life insurance business, further increasing competition.

   Transamerica's Board and AEGON's Executive Board have directed their respective managements to develop strategies to address these factors. In line with that directive, on October 25, 1998, Frank C. Herringer, Chairman and Chief Executive Officer of Transamerica, and Donald J. Shepard, President and Chief Executive Officer of AEGON USA, met to exchange views on the life insurance industry and to discuss in broad terms the strategy each firm has been following. No discussion of a merger took place at that meeting.

   On November 19, 1998, Mr. Shepard called Mr. Herringer. On that call, the two of them agreed that it would make sense to explore the possibility of combining all or part of Transamerica with AEGON. To this end they agreed to organize a meeting of senior executives of the two companies. Accordingly, on December 10, 1998, Mr. Richard H. Fearon, Senior Vice President--Corporate Development of Transamerica, and Mr. Patrick S. Baird, Executive Vice President and Chief Operating Officer of AEGON USA, met to discuss the companies' businesses, management philosophies, and goals, and made a preliminary review of the opportunities a merger would afford the combined companies and their respective customers and employees.

   Transamerica's Board was advised of the AEGON discussions along with other corporate development matters at its December 17, 1998 regularly scheduled board meeting. The Transamerica Board authorized management to pursue further discussions with AEGON.

   On December 21, 1998, Messrs. Shepard and Herringer met to discuss in broad terms the possible organizational structure following a merger of Transamerica and AEGON and to explore the roles that each company's personnel might play in the combined entity. They agreed at the meeting to begin a more detailed analysis of the economic benefits of a merger.

   On December 29, 1998, Transamerica and AEGON executed a mutual confidentiality agreement. On December 30, 1998 and again on January 5, 1999, Messrs. Fearon and Baird met to discuss the potential costs savings and revenue enhancement opportunities that could result from a merger. Over the course of the next week additional information was exchanged between the parties and Messrs. Herringer and Shepard had several telephone conversations where they discussed the progress being made. On January 14, 1999, Messrs. Fearon and Baird met to discuss AEGON's preliminary views as to the terms on which AEGON would be prepared to acquire Transamerica.

   On January 18 and 19, 1999, Mr. Herringer met with the AEGON Executive Board in The Hague to discuss the status of the talks between AEGON and Transamerica and to better understand AEGON's views as to the structure of a combined AEGON-Transamerica. Throughout the remainder of January, AEGON and their financial representatives reviewed financial, legal and operational information on Transamerica and continued discussions with Transamerica and its representatives on the possible financial terms of an acquisition.

   During the week of January 22-25, 1999, Mr. Herringer called each Transamerica Board member individually and briefed them on the status of the discussions with AEGON. On January 28, 1999, at a regularly scheduled meeting of the Transamerica Board of Directors, Transamerica's senior management and legal and financial advisors reviewed in detail the potential acquisition of Transamerica by AEGON. The Transamerica Board instructed management to continue to explore the possible transaction.

   On February 6, 1999, Messrs. Fearon and Baird met to continue discussions of the financial and other terms of the proposed transaction. Mr. Herringer, Mr. Fearon and other members of Transamerica's senior management conducted a due diligence review of AEGON in The Hague from February 8 through 10. Messrs. Shepard and Herringer spoke by phone on February 12, 1999, at which time both agreed on the financial terms that they were prepared to recommend to their respective Boards, assuming all other aspects of the transaction were to be negotiated on mutually acceptable terms.

   On February 12, 1999, Transamerica's senior management reported to the Transamerica Board in a special telephone meeting that progress continued to be made toward a possible transaction. The Transamerica Board instructed management to attempt to negotiate a definitive acquisition agreement with AEGON. On February 15, 1999, the AEGON Supervisory Board authorized certain officers of AEGON to enter into definitive agreements for the acquisition of Transamerica, within specified parameters. On February 15, 1999, the parties, together with their respective legal and financial advisors, began negotiating the terms of a definitive merger agreement.

   On February 17, 1999, at a special meeting of the Transamerica Board, with all directors present, senior executives of Transamerica discussed in detail the terms of the proposed transaction. After receiving presentations from its financial and legal advisors, the Transamerica Board received the fairness opinion of Goldman Sachs to the effect that the consideration to be received by the Transamerica stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. After discussion, the Transamerica Board approved the merger agreement and resolved to recommend that the Transamerica stockholders vote for the approval and adoption of the merger agreement at a meeting of Transamerica stockholders to be held for that purpose. Following this Board meeting, the merger agreement was executed by all parties. See "Recommendation of the Transamerica Board of Directors."

Reasons for the Merger

   We believe that the merger of Transamerica into a wholly owned subsidiary of AEGON will create a more competitive life insurance group than either the life insurance groups of Transamerica or AEGON currently offers on a stand-alone basis and will generate significant opportunities for improved financial performance to shareholders.

  . Growth From Complementary Product Offerings. Transamerica and AEGON have a wide array of products and distribution channels, many of which do not overlap. Offering additional products to existing distribution channels is expected to result in additional sales.

  . Growth From Expanded Distribution. The ability to offer distributors a wide array of products is expected to attract additional distributors to the combined company. These new distributors are expected to increase the growth rate of the combined company.

  . Growth From Greater Brand Recognition. AEGON currently markets under an array of brand names, none of which is as well known to consumers in the U.S. as is the Transamerica brand name. By using the Transamerica brand name, AEGON believes it can increase the productivity of its distributors.

  . Cost Efficiencies From Consolidation. We forecast that $150 million of annual cost savings before tax can be achieved within three years of the close of the merger. The $150 million forecast is based on an estimate of the savings of each business in which Transamerica and AEGON have overlapping operations, and AEGON's experience from its June 1997 acquisition of Providian Corporation. The principal areas with overlapping operations are corporate activities, individual life insurance and institutional asset management.

   Although AEGON believes that the merger will result in certain benefits, there can be no assurance that the operations of AEGON and Transamerica can be integrated effectively or in a timely manner. The integration is intended, in part, to realize cost savings. There can be no assurance of the extent to which such cost savings will be achieved, if any. The integration of the two organizations will require the dedication of management resources which may temporarily distract them from attention to the day-to-day business of the combined company. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations and integrating personnel. The process of combining the companies may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, the process of combining the companies or any delay in closing the merger could have a material adverse effect on employee morale of current Transamerica employees and of employees at divisions of AEGON to be consolidated with certain Transamerica operations and on the ability of the combined company to retain key management, sales and marketing personnel.

Recommendation of the Transamerica Board of Directors

   Transamerica. The Transamerica Board, in reaching its decision to approve the merger agreement, consulted with its legal counsel and financial advisors as well as with Transamerica's management and considered many factors, including the following material factors (the order does not reflect the relative significance):

     (1) The fact that the expected per share consideration to be received by Transamerica stockholders in the merger represented a premium of approximately 35% over the closing price of the Transamerica common stock on the last trading day prior to the approval of the merger agreement (based upon the Transamerica common stock price per share of $57 5/8 and the AEGON common share price of $95.20 on such date);

     (2) All of the reasons described above under "Background of the Merger" and "Reasons for the Merger" including the need to expand product offerings, broaden distribution channels and realize cost efficiencies;

     (3) Goldman Sachs' presentation and fairness opinion that, as of February 17, 1999, the consideration to be received by the Transamerica stockholders under the merger agreement was fair, from a financial point of view, to such stockholders. See "--Opinion of Financial Advisor." The Goldman Sachs fairness opinion is included as Appendix B to this proxy statement-prospectus and should be read in its entirety;

     (4) The opportunity for Transamerica stockholders to continue as stockholders of a combined organization with greater financial strength, global diversification and scale, than Transamerica currently has;

     (5) The complementary nature of the two companies' businesses and the belief of Transamerica senior management that Transamerica and AEGON share a similar culture, making it likely that integration of the two companies would proceed smoothly;

     (6) An assessment of Transamerica's strategic alternatives to the merger, including continuing to operate as an independent public company in a slow growth environment or merging with others;

     (7) The terms and conditions of the merger agreement, including in particular the "no solicitation" and fiduciary responsibility provisions of the merger agreement, the fees payable by Transamerica, in certain circumstances, to AEGON, the termination sections of the merger agreement, the provisions relating to Transamerica's ability to continue to operate its business during the period between the execution of the merger agreement and closing, the conditions to closing and the representations and warranties of each of the parties in the merger agreement; and

     (8) The fact that the merger is expected to be a partially tax-free transaction to Transamerica stockholders.

   The Transamerica Board also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks (the order does not reflect the relative significance):

     (1) The difficulty and management distraction inherent in integrating two large and geographically dispersed operations and the risk that the cost efficiencies and benefits sought in the merger might not be fully achieved;

     (2) The risk that the merger would not be consummated and the potential effects the failure to consummate might have on the business, employees and customers of Transamerica;

     (3) The expenses expected to be incurred by Transamerica in connection with the merger; and

     (4) The fact that AEGON is organized under Dutch law and has a controlling stockholder.

   The lists provided above contain all of the material factors considered by the Transamerica Board. In view of the wide variety of factors considered in connection with its evaluation of the merger, the Transamerica Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the factors listed above. Individual directors may have viewed different factors to be more significant than others. The Transamerica Board considered all these factors as a whole, and overall concluded that the merger was attractive to and in the interests of Transamerica's stockholders.

   For the reasons discussed above, the Transamerica Board has approved the merger agreement, and determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of, Transamerica and its stockholders. Accordingly, the Transamerica Board recommends that Transamerica stockholders vote FOR approval and adoption of the merger agreement and the transactions contemplated thereby.

Opinion of Financial Advisor

   On February 17, 1999, Goldman Sachs delivered its written opinion to Transamerica's Board that as of the date of such opinion, the merger consideration to be received by the holders of Transamerica common stock under the merger agreement was fair from a financial point of view to such holders.

   The full text of the written opinion of Goldman Sachs dated February 17, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B to this proxy statement-prospectus and is incorporated herein by reference. Stockholders of Transamerica are urged to read such opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

  .  the merger agreement;

  . the annual reports to stockholders and annual reports on Form 10-K of Transamerica for the five years ended December 31, 1997;

  . the annual reports to shareholders and annual reports on Form 20-F of AEGON for the five years ended December 31, 1997;

  . interim reports to stockholders and quarterly reports on Form 10-Q of Transamerica and an interim earnings release of AEGON for the nine months ended September 30, 1998;

  . elected statutory annual statements filed by Transamerica and AEGON with the insurance departments of the states under the laws of which their insurance subsidiaries organized;

  . internal financial analyses for Transamerica and AEGON prepared by their respective managements;

  . cost savings and operating synergies projected by the managements of Transamerica and AEGON to result from the transaction contemplated by the merger agreement; and

  . financial forecasts for Transamerica prepared by management of Transamerica.

   Goldman Sachs also held discussions with members of the senior managements of Transamerica and AEGON. They discussed the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement. In addition, they discussed the past and current business operations, financial condition and future prospects of their respective companies. Goldman Sachs requested but did not receive financial statements of AEGON for the year ended December 31, 1998 and financial forecasts for AEGON for periods thereafter. Goldman Sachs' review of such matters was limited to a discussion with AEGON management. In addition, Goldman Sachs reviewed the reported price and trading activity for the Transamerica common stock and AEGON common shares, compared certain financial and stock market information for Transamerica and AEGON with similar information for certain other financial services companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

   Goldman Sachs relied upon and assumed the accuracy and completeness of all of the financial and other information reviewed by it (including information related to reserves and related items) for purposes of rendering its opinion. In that regard, Goldman Sachs assumed with Transamerica's consent that the estimates of costs savings and operating synergies prepared by managements of Transamerica and AEGON have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Transamerica, and that such estimates will be realized in the amounts and time periods contemplated thereby. Goldman Sachs does not act as actuaries and its services did not include actuarial assumptions. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Transamerica or AEGON or any of their subsidiaries and was not furnished with any such evaluation or appraisal. For purposes of United States federal income tax imposed on corporations, Goldman Sachs assumed that the merger would be treated as a tax-free reorganization. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement would be obtained without any adverse effect on Transamerica or AEGON or on the contemplated benefits of the transaction contemplated by the merger agreement.

   Goldman Sachs' advisory services and the opinion expressed herein are provided for the information and assistance of the Transamerica Board in connection with its consideration of the transaction contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of Transamerica common stock should vote with respect to such transaction.

   The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its February 17, 1999 written opinion to the Transamerica Board. Some of the summaries of financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Goldman Sachs' financial analyses.

     (1) Analysis of Selected Transactions. This analysis was undertaken to provide information regarding the fairness of the merger consideration based upon a comparison of the financial terms of the merger with the financial terms of several other business combinations in the life insurance industry. Goldman Sachs analyzed certain information relating to selected acquisitions since 1994 in the life insurance industry, where the aggregate equity consideration was greater than $1 billion. Goldman Sachs analyzed the following acquisitions:

    . American International Group, Inc.'s acquisition of SunAmerica Inc. in August 1998;

    .  Swiss Reinsurance Company's acquisition of Life Re Corporation in
       July 1998;

    . Lincoln National Corporation's acquisition of Aetna's Inc.'s life business in May 1998;

    . American General Corporation's acquisition of Western National Corporation in September 1997;

    . Lincoln National Corporation's acquisition of Connecticut General Life Insurance Company in July 1997;

    .  ING Group N.V.'s acquisition of Equitable of Iowa Companies in July
       1997;

    . American General Corporation's acquisition of USLIFE Corporation in February 1997;

    .  AEGON N.V.'s acquisition of Providian Corporation in December 1996;

    . General Electric Capital Corporation's acquisition of First Colony Corporation in August 1996;

    . Metropolitan Life Insurance Company's acquisition of New England Mutual Life Insurance Co. in April 1996;

    . Massachusetts Mutual Life Insurance Company's acquisition of Connecticut Mutual Life Insurance Co. in June 1995;

    . General Electric Capital Corporation's acquisition of AMEX Life in June 1995;

    . Zurich Insurance Company's acquisition of Kemper Corporation in April 1995; and

    . American General Corporation's acquisition of Franklin Life Insurance Company in November 1994.

   The following table presents for the selected transactions the range, median and mean aggregate equity consideration multiples of tangible book value and forward earnings, each as compared to corresponding values as of February 12, 1999 for the merger. The table also presents the premium to market price (calculated based on the target company's ten day average share price five days prior to announcement of the transaction), as compared to the premium as of February 12, 1999 for Transamerica.

                                            Ranges for
                                            the Selected
                                            Transactions Median Mean  The Merger
                                           ------------- ------ ----- ----------
Multiple of Tangible Book Value...........   1.1x-5.1x    1.7x   2.2x    2.0x
Multiple of Forward Earnings..............  12.5x-25.8x  15.0x  17.6x   19.0x
Premium to Market Price...................  11.5%-26.0%  19.8%  19.3%   43.1%

     (2) Merger Market Valuation. Goldman Sachs calculated the implied premium to Transamerica's current market price based on Transamerica's management's 1999 net income estimates for each segment of Transamerica's business. The estimates provided to Goldman Sachs by Transamerica's management were generally in line with publicly available Institutional Broker's Estimate System estimates. Goldman Sachs' analysis excluded the impact of non-recurring items, tax effects and Transamerica's management's estimates of certain potential sources of additional value. Goldman Sachs applied net income multiples ranging from 12.0x to 19.0x to each segment to derive implied per share premiums over the Transamerica share price as of February 12, 1999. These premiums ranged from 22% to 36%, compared to the premium at a $78 transaction price to the February 12, 1999 Transamerica share price of 43.1%.

     (3) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis to determine the theoretical value per share of Transamerica common stock under the following scenarios:

    . On a standalone basis assuming certain earnings estimates provided to Goldman Sachs through the year 2001 and a 12% growth rate for net income thereafter, dividends based on income in excess of required equity (where equity is projected to grow at the same rate as income) and an initial required equity equal to current equity less an assumed dividendable amount;

    . On a pro forma basis assuming the standalone basis assumptions and after-tax synergies phased in 50% in 1999 and 100% in 2000, with a 5% growth rate beginning in 2000; and

    . The above scenario plus potential sources of additional value relating to a one time dividend, tax benefits and other annual potential sources of value.

   Goldman Sachs applied discount rates ranging from 11% to 13% and terminal value multiples of net income ranging from 12.0x to 18.0x, to derive theoretical values per share of the Transamerica common stock ranging from:

    .  $44 to $81 on a standalone basis;

    .  $54 to $95 on a pro forma basis; and

    .  $68 to $111 on a pro forma plus additional value basis.

     (4) Analysis of Selected Companies. Goldman Sachs performed this analysis to evaluate the fairness of the merger consideration based upon a comparison of specific financial information of Transamerica to corresponding financial information for selected annuity, life insurance and finance companies. Goldman Sachs selected the following companies for comparison because they are publicly traded companies with certain operations that for purposes of analysis may be considered similar to certain operations of Transamerica:

     The selected publicly traded annuity companies consisted of:

    .  Hartford Life Inc.,

    .  Nationwide Financial Services, and

    .  Liberty Financial Company.

     The selected publicly traded life insurance companies consisted of:

     .  American General Corp.,

    .  The Equitable Company Inc.,

    .  AFLAC Inc.,

    .  UNUM/Provident,

    .  Conseco Inc.,

    .  Lincoln National Corp.,

    .  Jefferson-Pilot Corp.,

    .  Torchmark Corp.,

    .  ReliaStar Financial Corp.,

    .  Allmerica Financial Corp., and

    .  Protective Life Corp.

    The selected publicly traded finance companies consisted of:

    .  Associates First Capital Corp.,

    .  Household Finance Corp.,

    .  CIT Group, Inc.,

    .  Newcourt Credit Group Inc.,

    .  The Finova Group Inc.,

    .  Heller Financial, Inc.,

    .  GATX Corp., and

    .  XTRA Corp.

       Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies based on financial data as of September 30, 1998 and latest median earnings estimates provided by Institutional Broker's Estimate System. The multiples for the selected companies were calculated using closing per share prices as of February 12, 1999 and the multiples for Transamerica were calculated using a per share price of $54.50, the closing market price of the Transamerica common stock on the NYSE on February 12, 1999. With respect to the selected companies, Goldman Sachs considered:

    . 1999 and 2000 estimated price/earnings ratios based on Institutional Broker's Estimate System estimates,

    . five year earnings growth rates based on Institutional Broker's Estimate System estimates,

    . the 1999 estimated price/earnings ratio as a multiple of the five year earnings growth rate,

    . price as a multiple of book value (after adjusting for certain accounting and foreign currency translation adjustments), and

    . latest twelve months return on average common equity and return on average assets for the selected annuity and life insurance companies and latest twelve months return on managed assets for the selected finance companies.

                         Price/Earnings Multiples                                           Latest Twelve Months
                         -------------------------                                          ---------------------
                                                   Institutional
                                                     Broker's          1999                  Return on
                                                  Estimate System Price/Earnings              Average   Return on
Selected                                          5 Year Earnings       to                    Common     Average
Companies                    1999        2000       Growth Rate    Growth Rate   Price/Book   Equity     Assets
---------                ------------ --------------------------- -------------- ---------- ----------- ---------
Annuity
Companies
 Median.................    15.5x        13.3x         15.0%           1.0x         2.7x       15.5%      0.7%
 Range..................  8.6x-18.4x  7.8x-16.1x    10.0%-16.0%     0.9x-1.2x    0.9x-3.3x  10.4%-18.0% 0.3%-1.5%
Life
Insurance
Companies
 Median.................    14.3x        12.7x         13.0%           1.0x         2.1x       13.2%      1.2%
 Range..................  6.6x-26.1x  6.6x-22.0x    12.0%-16.0%     0.4x-1.6x    1.2x-6.5x  8.1%-21.1%  0.4%-3.3%
                                                                                                        Return on
                                                                                                         Managed
                                                                                                         Assets
                                                                                                        ---------
Finance
Companies
 Median.................    11.6x        10.7x         15.3%          0.80x        2.20x       13.6%      1.5%
 Range.................. 10.2x-15.8x  9.1x-18.4x    12.0%-40.0%    0.32x-0.93x   1.5x-3.93  11.6%-18.0% 1.0%-3.8%
 Transamerica...........    13.5x        12.1x         11.0%           1.2x         2.0x       15.0%      1.0%

    For the selected finance companies, Goldman Sachs also calculated:

    .debt to equity ratios ranging from 2.0x to 8.16x with a median of 6.3x, and

    . premium as a percentage of managed receivables ranging from 8.1% to 32.8% with a median of 12.4%.

     For the selected annuity companies and the selected life insurance companies, Goldman Sachs also derived median dividends yields of 0.7% and 1.3%, respectively, compared to a dividend yield of 1.8% for Transamerica.

     (5) Transaction Price Analysis. Based on the transaction price per share of $78 for the Transamerica common stock and using estimates provided to Goldman Sachs, Goldman Sachs considered the aggregate share consideration as a multiple of Transamerica's estimated operating income in 1998, 1999 and 2000 and as a multiple of GAAP book value as of December 31, 1998. Goldman Sachs' calculations indicated estimated operating income multiples in 1998, 1999 and 2000 of 21.5x, 19.0x and 16.9x, respectively, and book value multiples as of December 31, 1998 ranging from 1.9x to 2.8x.

     Goldman Sachs also considered the 2000 estimated earnings per share and dividend impact of the transaction using AEGON's management's pro forma financial estimates. Based on the transaction price, Goldman Sachs' analysis indicated that in 2000 the transaction would be significantly accretive to AEGON's earnings per share and significantly dilutive to Transamerica's earnings per share and dividends (assuming AEGON maintains a 47% dividend payout ratio compared to Transamerica's dividend policy of $2.00 per share).

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Transamerica or AEGON or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to Transamerica's Board as to the fairness from a financial point of view of the merger consideration to the holders of Transamerica common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Transamerica, AEGON, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to Transamerica's Board was one of many factors taken into consideration by Transamerica's Board in making its determination to approve the merger agreement. This summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs contained in Appendix B to this document.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Transamerica, having provided certain investment banking services to Transamerica from time to time, including having acted as its financial advisor in the sale of Transamerica Financial Services Holding Company to Household International in 1997 and as dealer on several financings and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. For its financial advisory services to Transamerica during the course of the past two years, excluding any fees pursuant to this transaction, Goldman Sachs received fees of approximately $9.5 million. Goldman Sachs has also acted as a dealer in connection with the issuance of certain commercial paper by AEGON in 1996, and may provide investment banking services to AEGON and its affiliates in the future.

   Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Transamerica or AEGON for its own account and for the accounts of customers. As of June 15, 1999, Goldman Sachs accumulated a net long position of 6,106 shares of Transamerica common stock, a net long position of 4,084 AEGON common shares and a net long position of options to purchase 142,100 AEGON common shares.

   Pursuant to a letter agreement dated January 25, 1999, Transamerica engaged Goldman Sachs to act as its financial advisor in connection with a potential merger or business combination with AEGON. Pursuant to the terms of the letter agreement, Transamerica has agreed to pay Goldman Sachs upon consummation of the merger a transaction fee of 0.24% of the aggregate consideration (as described in the letter agreement). Transamerica has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Material Federal Income Tax Consequences

   The following is a summary description of the material U.S. federal income tax consequences of the merger applicable to Transamerica stockholders that are U.S. persons. A U.S. person is any one of the following:

  .  An individual who is a citizen or resident of the United States;

  . A corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States;

  . An estate the income of which is subject to United States federal income taxation regardless of its source; or

  . A trust if a court within the United States is able to exercise primary supervision of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   This summary is not a complete description of all of the tax consequences of the merger. It is based on the U.S. tax code, Treasury Regulations, Internal Revenue Service rulings and judicial opinions, all as in effect on the date of this proxy statement-prospectus. Your individual circumstances may affect the tax consequences of the merger to you, and your particular facts or circumstances are not considered in the discussion below. The summary is not intended to apply to Transamerica stockholders in special situations, such as:

  .  Dealers in securities;

  . Traders in securities who elect to apply a mark-to-market method of accounting;

  .  Financial institutions;

  .  Tax-exempt organizations;

  .  Insurance companies;

  . Persons holding shares of Transamerica common stock or AEGON common shares as part of a hedging, straddle, conversion or other integrated transaction;

  .  Non-U.S. persons;

  .  Persons whose functional currency is not the U.S. dollar;

  .  Persons subject to the U.S. alternative minimum tax;

  . Persons who acquired shares of Transamerica common stock pursuant to an employee stock option or otherwise as compensation; and

  . Transamerica stockholders that will own or will be deemed to own, five percent or more of either the total voting power or the total value of the stock of AEGON immediately after the merger.

   In addition, no information is provided in this document as to the tax consequences of the merger under state, local, or foreign laws or any federal laws other than those pertaining to the income tax. Consequently, you are advised to consult a tax advisor as to the specific tax consequences of the merger to you.

   General. Transamerica and AEGON have received opinions of Wachtell, Lipton, Rosen & Katz and LeBoeuf, Lamb, Greene & McRae, L.L.P., respectively, dated the date of this proxy statement-prospectus, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code. Based upon such opinions, the material federal income tax consequences of the merger will be as described below. Opinions of counsel are not equivalent to rulings from the IRS. We have not requested nor will we request an advance ruling from the IRS as to the tax consequences of the merger.

   None of AEGON, Transamerica or Tony Merger Corp. will recognize gain or loss as a result of the merger.

   If your surrendered Transamerica shares have an adjusted basis that is less than the sum of the fair market value, as of the date of the merger, of the AEGON common shares and the amount of cash you receive in the exchange, then you will recognize a gain. This recognized gain will equal the lesser of:

     (1) the excess, if any, of the sum of the fair market value, as of the date of the merger, of the AEGON common shares and amount of cash you receive over your adjusted basis of the shares of Transamerica common stock surrendered; and

     (2) the amount of cash you receive in the exchange.

   However, if your adjusted basis in the shares of Transamerica common stock surrendered in the transaction is more than the sum of the fair market value, as of the date of the merger, of the AEGON common shares and the amount of cash you receive, your loss will not be currently allowed or recognized for U.S. federal income tax purposes. This is because the reorganization provisions of the U.S. tax code do not permit a stockholder who receives both stock and cash in a reorganization to recognize the loss.

   Character of Gain as Capital Gain or Dividend Income. If you recognize all or part of your gain on the exchange you will recognize a capital gain if the exchange is not regarded as a dividend and you held your shares of Transamerica common stock as capital assets. If the exchange is so regarded, however, such gain will be taxable as a dividend to the extent of your ratable share of accumulated earnings and profits. Any such dividend would be taxable at ordinary income rates. The remainder, if any, of such recognized gain will be capital gain if the shares of Transamerica common stock you exchange were held as capital assets.

   The determination of whether the exchange is regarded as a dividend will be made in accordance with Section 302 of the U.S. tax code, taking into account the deemed stock ownership rules of Section 318 of the U.S. tax code. If your percentage interest in AEGON is "meaningfully reduced," you will be entitled to capital gains treatment on the exchange. This determination is based on your particular facts and circumstances. However, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small minority stockholder in a publicly held corporation will meaningfully reduce the stockholder's interest in the corporation. Accordingly, such a distribution will result in capital gains treatment for you if you hold your Transamerica shares as capital asset and exercise no control with respect to corporate affairs.

   Under the rules described above, if your exchange does not qualify for capital gains treatment, your exchange will be regarded as a dividend. If the exchange is so regarded as to a corporate stockholder of Transamerica common stock, such corporate stockholder will be eligible for a dividends received deduction, subject to applicable conditions and limitations. Such a corporate stockholder will also be subject to the "extraordinary dividend" provisions of the U.S. tax code. Under recently enacted legislation, any such cash that is treated as a dividend to a corporate stockholder will constitute an extraordinary dividend. Consequently, the nontaxed portion of any such dividend would reduce a corporate stockholder's adjusted tax basis in the AEGON common shares received in the merger, but not below zero, and would thereafter be taxable as capital gain.

   Because the determination of whether a payment will be regarded as a dividend will generally depend upon the facts and circumstances pertaining to you, you are strongly advised to consult your own tax advisor regarding the tax treatment of cash received in the merger, including the application of the deemed ownership rules of the U.S. tax code and the effect of any transactions in AEGON common shares by you.

   Basis and Holding Period. Your basis in the AEGON common shares received in the merger will equal your basis in your shares of Transamerica common stock reduced by the amount of cash received in the merger and increased by any gain recognized on the merger. Provided that you held the shares of Transamerica common stock surrendered as capital assets at the time of the merger, the holding period of the AEGON common shares you receive will include the holding period of the shares of Transamerica common stock surrendered.

   Cash Received in Lieu of Fractional Shares. If you receive cash in lieu of fractional AEGON common shares you will be treated as having first received such fraction of a AEGON Share and then as having received cash in exchange for the fractional share interest. Thus, you will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of fractional AEGON common shares and the portion of your basis in the shares of Transamerica common stock allocable to the fractional interest.

   Dissenting Stockholders. The transaction will be a taxable event for U.S. federal income tax purposes for you if you exercise dissenters' rights and receive solely cash in exchange for your shares of Transamerica common stock in connection with the exercise of dissenters' rights. In that case you generally will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash received and your tax basis in the shares of Transamerica common stock surrendered. Assuming that you hold the shares of Transamerica common stock as a capital asset, such gain or loss will generally be capital gain or loss. If you actually or constructively own AEGON common shares after the merger, the cash you receive may, in certain circumstances, be taxed as a dividend in accordance with the principles described above under "Character of Gain as Capital Gain or Dividend Income."

   U.S. Backup Withholding with Respect to Cash Payments. Unless you are a corporation or come within another exempt category, the exchange agent will be required to withhold, and will withhold, 31% of any payments to which you or your payee is entitled pursuant to the merger agreement unless you or your payee provides your or your payee's taxpayer identification number and you or your payee certifies that such number is correct. You and, if applicable, your other payee should complete and sign the Substitute Form W-9 that will be included as part of the transmittal letter to avoid backup withholding unless an applicable exemption exists and is proved in a manner satisfactory to AEGON and the exchange agent.

   Netherlands Dividend Withholding Tax. Under the income tax treaty currently in force between The Netherlands and the U.S., any cash dividend paid by AEGON to a resident of the U.S., as defined under that treaty, will be subject to a Dutch withholding tax that in most cases will equal 15% of the gross amount of the dividend. In most circumstances, an AEGON shareholder who is subject to such withholding tax should be allowed a credit or deduction for such withholding tax against his U.S. income tax liability. Generally, the withholding tax does not apply to stock dividends.

   U.S. Backup Withholding Tax in General. After the merger closes, you may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of a redemption, unless you (a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact or
(b) provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Any amount withheld under these rules would be credited against your federal income tax liability. AEGON may require you to establish an exemption from backup withholding or to make arrangements satisfactory to AEGON with respect to the payment of backup withholding. If you do not provide AEGON with your current taxpayer identification number, you may be subject to penalties imposed by the IRS.

You Have Appraisal Rights if You Do Not Wish to Receive the Consideration to be Delivered in the Merger

   You are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. This means that, instead of accepting the consideration to be issued in the merger for your Transamerica shares, you may demand the fair value of your Transamerica shares as determined by a Delaware court. However, to do so, you must comply with the conditions established by
Section 262, which are complex.

   The following discussion is only a summary of those conditions. If you are considering exercising appraisal rights, you should also read the copy of
Section 262 which we have provided at Appendix C. If you fail to comply with the conditions described below or in Section 262, you may lose your appraisal rights.

   Here are some of the requirements for preserving and exercising appraisal rights:

  . You must own the shares of Transamerica common stock for which you demand appraisal on the date you deliver the demand for appraisal described below.

  . You must continue to own those shares through the closing of the acquisition of Transamerica by AEGON.

  . Before the vote is taken at the special meeting, you must deliver a properly executed written demand for appraisal of your shares to Transamerica. The demand will be sufficient if you sign it, and it reasonably informs Transamerica of your identity and your intent to demand an appraisal of your shares. Any written demands should be sent to:

         Transamerica Corporation
         600 Montgomery Street
         San Francisco, California 94111
         Attention: Secretary

  . You must NOT have voted in favor of the proposed merger, either in person, by proxy or by written consent. You can meet this requirement by either not voting or by voting against the merger.

Important: You must separately comply with each of the last two requirements listed above. Under Delaware law, to not vote in favor of the proposed transaction, or to vote against it, is not considered a written demand for appraisal of your shares.

  . You must file a petition for appraisal of your shares in the Delaware Court of Chancery, as more fully described below, within 120 days after the closing of the merger.

  . Within 20 days after you file your petition with the Delaware Court of Chancery, you must send a copy of it to Transamerica. Send it to the same address to which your written demand is sent (see the third bullet point in this section).

  . You must satisfy the other conditions described more fully below and in Appendix C.

   Availability of Information About Other Dissenting Stockholders. Within 120 days after the closing of the proposed merger, if you have complied with the conditions for appraisal of your shares, you may request in writing, and Transamerica will send you, a statement of the number of Transamerica's shares not voted in favor of the transaction, the number of shares for which Transamerica has receive a written demand for appraisal and the number of stockholders who own those shares. Transamerica is required to mail this statement to you within 10 days after receiving your request or within 10 days after the special meeting, whichever is later. You should send any such request to the same address to which your written demand is sent (see the third bullet point in this section).

   What You Would Receive by Exercising Appraisal Rights. If you intend to demand an appraisal of your Transamerica shares, keep in mind that the fair value of your shares as determined under Delaware law could be more than, the same as or less than the value of the cash and AEGON common stock you would receive if you did not demand an appraisal of your shares. Section 262 requires the fair value of your Transamerica common shares to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger. A discussion of the other factors considered by the Delaware Court of Chancery in appraising your shares is beyond the scope of this summary.

   Expenses of the Appraisal Proceeding. The cost of the appraisal proceeding may be determined by the court and allocated among the parties to the proceeding as the court deems equitable. Also, on application by a dissenting stockholder, the court may order that all or a portion of the expenses incurred in the appraisal proceeding by all dissenting stockholders be charged pro rata against the value of all shares of stock entitled to appraisal.

   Termination of Rights as a Stockholder. If you properly demand appraisal of your shares, you will lose your right to vote those shares on any matter or to receive payment of dividends or other distributions on such shares.

   Withdrawal of a Demand for Appraisal. You may withdraw a demand for appraisal, and accept the consideration received by other stockholders of Transamerica, at any time within 60 days after the closing of the merger. After this 60-day period has passed, you may not withdraw your demand for appraisal unless Transamerica consents to the withdrawal. If you take all the other actions required to exercise your appraisal rights but fail to file a petition in the Delaware Court of Chancery within 120 days after the transaction closes, you will lose your appraisal rights. However, you will then be entitled to receive the consideration the other stockholders of Transamerica receive in the transaction.

   The failure to take any step required to preserve or exercise appraisal rights may result in the loss of those rights. In view of the complexity of exercising appraisal rights under Delaware law, stockholders who are considering exercising such rights should consult with their legal advisors.

Stock Exchange Listing

   It is a condition to the merger that the AEGON common shares to be issued pursuant to the merger agreement be authorized for listing on the NYSE, subject to official notice of issuance. Application has been made for listing on the NYSE of the AEGON common shares to be issued in the merger.

HSR Act, Insurance Regulatory Approvals and Other Regulatory Approvals

   U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules (the "HSR Act"), the merger may not be consummated unless specified waiting period requirements have been satisfied. AEGON and Transamerica applied to the U.S. Federal Trade Commission (the "FTC") and the U.S. Department of Justice (the "DOJ") for clearance under this requirement on March 19, 1999 and were granted early termination of the waiting period requirements on March 30, 1999. However, at any time before or after the closing of the merger, the FTC, the DOJ or any other person could take action under the antitrust laws, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets by

AEGON or Transamerica. Although AEGON and Transamerica do not believe that there are substantive grounds for such challenge, we cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

   European Union. Under Council Regulation No. 4064/89 of the European Commission and the related regulations, the merger is subject to review by the European Commission. We notified the European Commission of the merger on April 30, 1999 and expect the European Commission to issue a clearance decision on or before June 15, 1999.

   State Insurance Commissions. Transamerica is engaged in writing life and accident and health insurance. Generally, a person seeking to acquire voting securities, such as shares of Transamerica common stock, in an amount that would result in such person controlling, directly or indirectly, a U.S. insurer must, together with any person ultimately controlling such person, file with the relevant insurance commissioners an application seeking approval of the change of control. Transamerica owns insurance companies domiciled in Arizona, California, Missouri, New York and North Carolina. Accordingly, the obligations of Transamerica and AEGON to consummate the merger are conditioned upon the approval of the insurance commissioners of these states. The Arizona, California, Missouri, New York and North Carolina insurance statutes require a determination by the commissioner of insurance of each state as to certain factual matters with respect to the proposed acquisition. Public hearings concerning the merger may be required in each state. AEGON and Transamerica have filed applications for such approvals, but we cannot assure you as to when or if the required approvals will be obtained.

   Other Laws. Transamerica also has an insurance operation domiciled in Canada and the approval of the relevant Canadian insurance regulator will be required. In addition, because Transamerica has a subsidiary which is a national bank the approval of the Comptroller of the Currency will be required. AEGON and Transamerica conduct operations in a number of jurisdictions where other regulatory filings, notifications or approvals may be required or advisable in connection with the completion of the merger.

   General. The merger agreement provides that the parties to the merger agreement will use all reasonable efforts to take all actions and do all things required under applicable laws and regulations to complete the merger agreement, including using their best efforts to avoid the entry of, or to have vacated, any order or judgment that would prevent consummation of the merger.

AEGON Shareholder Approval

   On April 29, 1999, AEGON's shareholders approved use of general reserves in connection with the issuance of shares in the merger. Although shareholder approval is not always required for AEGON to issue shares in a merger, shareholder approval was required under Dutch law in this case because the paid-in capital on the newly issued shares had to be made from the general reserves of AEGON.

Accounting Treatment

   The merger will be accounted for by AEGON as a purchase for financial accounting purposes in accordance with Dutch accounting principles.

Interests of Certain Persons in the Transactions

   In considering the recommendation of the Transamerica Board to approve the merger, you should be aware that the senior executive officers of Transamerica and the members of the Transamerica Board have interests in the transaction that are different from, or in addition to, the interests of stockholders generally. The Transamerica Board recognized those interests and determined that they neither supported nor detracted from the advisability of the merger.

   Severance Agreements. Transamerica has change in control severance agreements with certain of our employees, including the following senior executive officers of Transamerica:

  .  Frank C. Herringer, chairman of the board and chief executive officer,

  .  Robert A. Watson, executive vice president,

  .  Richard N. Latzer, senior vice president and chief investment officer,

  .  Thomas J. Cusack, executive vice president, and

  .  Edgar H. Grubb, executive vice president and chief financial officer.

   Under the severance agreements with these executive officers, if within the three years of a change in control of Transamerica (such as the merger), the surviving corporation terminates the executive's employment other than for:

  .  cause,

  .  normal retirement,

  .  disability, or

  .  death,

or the executive terminates his employment after:

  .  a substantial change in duties or responsibilities,

  .  a reduction in annual base salary or benefits,

  .  the elimination (without replacement) of compensation plans,

  .  a required relocation,

  .  a substantial increase in required business travel, or

  .  the first anniversary of the closing of the merger (within 30 days),

the executive will be entitled to receive a lump-sum severance payment equal to the sum of the following amounts:

  . the executive's base salary through the date of termination (if not previously paid),

  . three times the executive's highest annual target cash compensation (based on annual base salary and target annual bonus) during the three years prior to the change in control,

  . any unpaid incentive compensation for the year preceding the date of termination (based on the greater of the executive's target annual bonus for such year or the actual annual bonus determined for such year) plus the pro-rata annual bonus (based on the executive's target annual bonus for the year in which the date of termination occurs), and

  . a payment having an actuarial present value equal to the additional pension benefits the executive would have received if the executive had continued to be employed for an additional three years.

Additionally, we would be required to continue welfare benefits coverage for the executive for three years following termination and from retirement until death (or his spouse's death, if later). Under the severance agreement we would pay the executive an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the U.S. tax code.

   At this time, we do not know whether any of these executive officers' employment with the surviving corporation will terminate under circumstances entitling the executive to severance payments. The factors that provide the basis for calculating the severance payments vary over time, and consequently we can only determine these amounts on the date they are payable. If cash severance payments are made to these executive officers at the closing of the merger, we estimate the pre-tax amounts would be approximately:

                                                                      Severance
      Executive                                                        Payment
      ---------                                                      -----------
      Frank C. Herringer............................................ $10,058,000
      Robert A. Watson..............................................   5,599,000
      Richard N. Latzer.............................................   3,380,000
      Thomas J. Cusack..............................................   4,322,000
      Edgar H. Grubb................................................   3,702,000
                                                                     -----------
        Total....................................................... $27,061,000
                                                                     ===========

   Incentive Compensation Plans. Under the terms of Transamerica's Value Added Incentive Plan, upon a change in control of Transamerica, we will pay each named executive officer the pro-rata amount of the officer's target award for the plan year. Assuming we close the merger on July 1, 1999, we estimate the pre-tax amounts of the pro-rata payments as follows:

                                                 Target Award
                                                 as a Percent   Pro-Rata Value
      Executive                                   of Salary   Added Plan Payment
      ---------                                  ------------ ------------------
      Frank C. Herringer........................     125%         $  604,000
      Robert A. Watson..........................      75%            298,000
      Richard N. Latzer.........................      65%            185,000
      Thomas J. Cusack..........................      75%            260,000
      Edgar H. Grubb............................      75%            195,000
                                                                  ----------
        Total...................................                  $1,542,000
                                                                  ==========

   Under the terms of the Transamerica 1998 Cash Long-Term Incentive Plan, upon a change in control of Transamerica occurring prior to December 31, 1999 (such as the merger), each participant will receive a payment equal to the greater of one-third of the participant's target award and the pro-rata amount of the participant's target award. Assuming we close the merger on July 1, 1999, we estimate the pre-tax amount of the pro-rata payments to these executive officers to be approximately:

                                                                        Pro-
                                                                     Rata 1998
      Executive                                                     LTIP Payment
      ---------                                                     ------------
      Frank C. Herringer...........................................  $2,559,000
      Robert A. Watson.............................................   1,439,000
      Richard N. Latzer............................................     640,000
      Thomas J. Cusack.............................................   1,439,000
      Edgar H. Grubb...............................................     800,000
                                                                     ----------
        Total......................................................  $6,877,000
                                                                     ==========

   Unvested Stock Options. At the closing of the merger, each outstanding and unexercised Transamerica stock option will become fully vested and immediately exercisable. Each holder of an option will receive for each share subject to an option cash equal to $78 minus the exercise price of the option (less any required income or employment tax withholding). At the closing of the merger, each holder of a Transamerica tandem limited stock appreciation right will be entitled to elect to receive cash equal to:

  . the greater of (1) the highest fair market value of a share of Transamerica common stock during the 60-day period ending on the merger closing and (2) the highest price paid in the merger for Transamerica common stock, less the exercise price of the right, times

  . the number of shares of Transamerica common stock subject to the right at the closing, less

  .  any required income or employment tax withholding.

   The aggregate number of shares of Transamerica common stock underlying awards of options held by nonemployee directors that will become exercisable as a result of the merger is 24,000, with an aggregate pre-tax value $576,000. The aggregate number of shares of Transamerica common stock underlying awards of options and tandem limited stock appreciation rights held by these executive officers that will vest as a result of the merger has the pre-tax value of approximately:

                                                          Number of
                                                          Underlying
      Executive                                             Shares      Value
      ---------                                           ---------- -----------
      Frank C. Herringer.................................   753,334  $25,540,400
      Robert A. Watson...................................   237,980    6,533,600
      Richard N. Latzer..................................   145,000    3,397,700
      Thomas J. Cusack...................................   279,647    8,737,500
      Edgar H. Grubb.....................................   237,051    7,630,000
                                                          ---------  -----------
        Total............................................ 1,653,012  $51,839,200
                                                          =========  ===========

   Phantom Restricted Stock. At the closing of the merger, each phantom restricted stock award and phantom restricted share will, generally, fully vest and become immediately payable at $78 (less any required income or employment tax withholding). The aggregate number of phantom restricted stock awards held by nonemployee directors that will vest or become free of restrictions is 17,590, and the aggregate pre-tax value of these awards is approximately $1,372,000. A pro-rata portion of the phantom restricted share award granted under Mr. Herringer's employment agreement will vest, with the remaining unvested portion of such award continuing to vest over the term of the employment agreement or, if earlier, upon his termination of employment for good reason or other than for cause during the two-year period following the closing of the merger. Assuming the closing of the merger is July 1, 1999, we estimate the pro-rata portion of the award to equal 85,771 phantom restricted shares and the pre-tax value to be approximately $6,690,100.

   Aggregate Payments. Transamerica had the compensation and benefit arrangements described above in place prior to the commencement of discussions with AEGON (with the exception of the Value Added Incentive Plan approved in 1999). We estimate that the aggregate value of the payments to each named officer and the directors excluding severance that may be paid if an executive is terminated and excluding amounts payable for shares of Transamerica common stock owned directly and shares underlying previously vested options, is approximately:

                                                                     Aggregate
      Executive                                                      Payments
      ---------                                                     -----------
      Frank C. Herringer........................................... $35,393,500
      Robert A. Watson.............................................   8,270,600
      Richard N. Latzer............................................   4,222,700
      Thomas J. Cusack.............................................  10,436,500
      Edgar H. Grubb...............................................   8,625,000
      All Nonemployee Directors....................................   1,948,000

   Vested Stock Options. As disclosed in Transamerica's annual proxy statements and in Transamerica's 1998 10-K, each of the named executive officers holds options granted in prior years under the Transamerica stock plans that are already vested, due to the officer's continued service with Transamerica and/or the achievement of performance objectives unrelated to the merger. Each share subject to a previously vested option will also be canceled in the merger for cash equal to the $78 minus the exercise price of the option (less any required income or employment tax withholding). This treatment differs from the way in which

Transamerica common stock will be treated in the merger, which will be converted into a combination of cash and AEGON common stock in the merger. See "--What Transamerica Stockholders Will Receive in the Merger"--page 14. We estimate the pre-tax value of the amounts relating to previously vested options payable to these named executive officers and the non-employee directors as follows:

                                                             Value of Previously
      Executive                                              Vested Options ($)
      ---------                                              -------------------
      Frank C. Herringer....................................    $145,862,300
      Robert A. Watson......................................      37,763,400
      Richard N. Latzer.....................................      33,737,200
      Thomas J. Cusack......................................      49,159,000
      Edgar H. Grubb........................................      41,708,400
                                                                ------------
        Total...............................................    $308,230,300
      All Nonemployee Directors.............................       3,969,100
                                                                ============

   Indemnification and Insurance. The merger agreement provides that AEGON USA and the surviving corporation will indemnify the present and former directors and officers of Transamerica to the fullest extent permitted by law against any liabilities or expenses incurred in connection with any claim or proceeding arising out of matters existing or occurring at or prior to the closing of the merger. The merger agreement further provides that, for a period of six years following the closing of the merger, AEGON and the surviving corporation will maintain a policy of officers' and directors' liability insurance for acts and omissions occurring on or prior to the closing of the merger on terms substantially no less advantageous as Transamerica's current policy, provided that after the third year following the closing of the merger, the surviving corporation will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Transamerica to procure such insurance.

   The merger agreement provides that Mr. Herringer will become a member of the Executive Board of AEGON and will remain chairman of the surviving corporation and will become chairman of AEGON USA following the closing of the merger.

Other Effects of the Merger

   The content and timing of reports and notices that AEGON files with the SEC differs in several respects from the reports and notices that Transamerica currently files. AEGON is, and will be subsequent to the merger, a foreign private issuer for the purposes of the reporting rules under the Exchange Act.

   As a U.S. reporting company Transamerica must file with the SEC, among other reports and notices,

     (1) an annual report on Form 10-K within 90 days after the end of each fiscal year,

     (2) quarterly reports on Form 10-Q within 45 days after the end of each fiscal quarter, and

      (3) reports on Form 8-K upon the occurrence of certain corporate events.

   As a foreign private issuer, pursuant to the requirements of the Exchange Act, AEGON is, and will be, required to

     (1) file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year and

     (2) furnish reports on Form 6-K upon the occurrence of significant corporate events.

AEGON is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter.

   In addition, the content and timing of reports and notices that holders of AEGON common shares will receive will differ from the reports and notices that are currently received by Transamerica stockholders. As a U.S. reporting company, Transamerica must mail to its stockholders in advance of each annual meeting of stockholders

     (1) an annual report containing audited financial statements, and

     (2) a proxy statement that complies with the requirements of the Exchange Act.

   As a foreign private issuer, AEGON is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. However, AEGON will furnish shareholders with an annual report which contains audited financial statements prepared in conformity with Dutch accounting principles, including U.S. GAAP reconciliations and a discussion of AEGON's financial results that is comparable to the management's discussion and analysis that is contained in Transamerica's annual reports on Form 10-K. AEGON will also furnish shareholders with semi-annual interim reports which include unaudited interim financial information prepared in conformity with Dutch accounting principles and notices of meetings of shareholders and related documents in accordance with the rules of the New York Stock Exchange. In addition, as a foreign private issuer, AEGON is exempt from the rules under the Exchange Act which requires officers, directors and 10% shareholders to

     (1) file reports with the SEC on transactions in AEGON's common shares;
  and

     (2) disgorge profits realized from any purchase and sale of AEGON common shares within six months.

Cautionary Statement Concerning Forward-looking Statements

   Transamerica and AEGON have made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on management's belief and assumptions, and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations of Transamerica and AEGON contained under "Summary," "The Proposed Merger--Background of the Merger," "-- Reasons for the Merger," "--Recommendation of the Transamerica Board of Directors," "--Opinion of Financial Advisor" and "Unaudited Pro Forma Condensed Consolidated Financial Information" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Forward-looking statements also include statements in which we use words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" or similar expressions.

   Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Transamerica's and AEGON's future results and shareholder values may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this document, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, Transamerica and AEGON claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future results of Transamerica and AEGON, and could cause those results to differ materially from those expressed in such forward-looking statements:

  .  the effect of economic conditions;

  .  the ability of AEGON to successfully integrate operations;

  .  the impact of competitive products and pricing;

  . changes in claims paying or debt ratings by one or more of the nationally recognized rating agencies;

  .  product development;

  . changes in laws and regulations, including changes in accounting standards;

  .  customer demand;

  .  effectiveness of advertising and marketing spending or programs;

  .  the effect of Year 2000 issues;

  .  consumer perception of insurance-related issues; and

  .  foreign economic conditions, including currency rate fluctuations.

Federal Securities Law Consequences

   The AEGON common shares you receive in the merger will be freely transferable unless you are deemed to be an "affiliate" of Transamerica under the Securities Act. Persons who may be affiliates of Transamerica for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, Transamerica, and would not include stockholders who are not officers, directors or principal stockholders of Transamerica. Common shares received by affiliates may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

   The merger agreement requires Transamerica to use its commercially reasonable efforts to cause each of its affiliates to deliver to AEGON a written agreement to the effect that the affiliate will not offer, sell or otherwise dispose of any of the AEGON common shares issued to them in the merger in violation of the Securities Act.

                           MARKETS AND MARKET PRICES

   The principal market for AEGON common shares is the Amsterdam Exchanges (the "Amsterdam Stock Exchange"). The AEGON common shares are also listed on the NYSE (under the symbol "AEG") and the Tokyo, London, Frankfurt and Swiss Stock Exchanges. Transamerica common stock is listed under the symbol "TA" on the NYSE. Transamerica common stock is also listed on the Pacific, Amsterdam, Frankfurt, London, Paris, and Swiss Stock Exchanges. Prices at which the AEGON common shares may trade cannot be predicted.

   On May 25, 1999, there were 38,609 holders of record of Transamerica common stock and 124,685,589 shares of Transamerica common stock outstanding. On May 31, 1999, there were 584,347,318 outstanding AEGON common shares.

   The following table presents trading information on the New York Stock Exchange Composite Tape for an AEGON common share and Transamerica common stock on February 17, 1999 and June 16, 1999. February 17, 1999 was the last full trading day prior to our announcement of the proposed merger. June 16, 1999 was the last practicable trading day for which information was available prior to the date of this proxy statement-prospectus.

                                 AEGON Common Share    Transamerica Common Stock
                               ----------------------- -------------------------
                                High     Low    Last    High     Low     Last
                               ------- ------- ------- ------- ------- ---------
February 17, 1999............. $96 1/4 $94     $94 3/4 $59 7/8 $56 1/2 $57 5/8
June 16, 1999.................  78      77 1/2  77 7/8  75 1/4  74 3/4  74 15/16

   On January 4, 1999, the Amsterdam Stock Exchange began quoting share prices in euros. The exchange rate at which the Dutch Guilder has been irrevocably fixed against the euro is NLG 2.20371=(Euro) 1.00.

   The following table sets forth for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31)

     (1) the range of high and low sale prices of AEGON common shares and Transamerica common stock as reported on the NYSE Composite Tape and the dividends per share declared on AEGON common shares and Transamerica common stock, and

     (2) the high and low closing prices of AEGON common shares on the Amsterdam Stock Exchange as reported by the "Officiele Prijscourant," the official daily newspaper of the Amsterdam Exchanges in The Netherlands.

                         AEGON Common
                           Shares on
                           Amsterdam   AEGON Common           Transamerica
                             Stock      Shares on             Common Stock
                           Exchange    the NYSE(1)             on the NYSE
                         ------------- ------------           -------------
                           (In Dutch     (In U.S.                (In U.S.
                           Guilders)     Dollars)                Dollars)
                          High   Low    High   Low  Dividends  High   Low   Dividends
                         ------ ------ ------ ----- --------- ------ ------ ---------
1996
 1st Qtr................  39.00  33.45  23.69 20.63    --      39.44  35.50   0.25
 2nd Qtr................  43.65  38.30  25.00 22.38   0.51     42.25  35.69   0.25
 3rd Qtr................  42.90  35.55  25.69 21.19    --      41.50  33.50   0.25
 4th Qtr................  55.05  42.55  31.63 24.94   0.35     41.19  35.00   0.25
1997
 1st Qtr................  70.15  54.40  36.69 30.69    --      45.94  38.57   0.25
 2nd Qtr................  73.40  60.15  38.19 32.32   0.43     48.00  39.32   0.25
 3rd Qtr................  80.50  69.25  39.85 34.22    --      50.82  45.88   0.25
 4th Qtr................  90.30  75.90  44.94 37.69   0.34     58.25  48.57   0.25
1998
 1st Qtr................ 128.25  90.25  62.37 44.56    --      63.25  49.38   0.25
 2nd Qtr................ 177.00 126.60  86.50 60.97   0.46     60.94  56.31   0.25
 3rd Qtr................ 223.40 133.00 110.19 71.06    --      63.13  49.50   0.25
 4th Qtr................ 234.10 132.00 125.75 72.25   0.46     58.56  45.75   0.25
1999
 1st Qtr................ 244.50 181.40 130.00 89.00    --      73.94  52.50   0.25
 2nd Qtr. (through
  6/16/99).............. 201.00 167.04  97.06 77.88   0.62     75.56  70.94   0.25

--------
(1) Based upon a U.S. dollar/Dutch Guilder exchange rate at the date of payment. AEGON pays an interim dividend during each year, in the third or fourth quarter, and a final dividend in the second quarter of the following year.

   We cannot assure you of the market price of AEGON common shares or Transamerica common stock at, or, in the case of AEGON common shares, after the completion of the merger. We urge you to obtain current market quotations for AEGON common shares and Transamerica common stock.

   AEGON common shares (583,180,340 outstanding at December 31, 1998) are held by shareholders worldwide in bearer and registered form. In The Netherlands 234,543,661 shares are in registered form (of which 208,298,161 shares are held by Vereniging AEGON, AEGON's largest shareholder). In the U.S., 32,766,240 shares are "Shares of New York Registry" ("New York Shares"). Based on information that has been collected from custodians and registrars, AEGON estimates that U.S. shareholders in total hold approximately 79 million AEGON common shares. After the merger the number of shares held by U.S. shareholders will increase to between 136 million and 180 million (between approximately 22% and 27% of the shares then outstanding) depending on the average trading value for an AEGON common share used in the closing of the merger. AEGON's bearer shares and registered shares may be exchanged on a one for one basis. On the Amsterdam Stock Exchange only bearer shares may be traded and on the New York Stock Exchange only New York Shares may be traded.

   Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro price of the AEGON common shares traded on the Amsterdam Stock Exchange and, as a result, are likely to affect the market price of the AEGON common shares in the U.S. Such fluctuations will also affect any U.S. dollar amounts received by holders of AEGON common shares on conversion of any cash dividends paid in Dutch Guilders on the AEGON common shares.

   The following table sets forth for the periods indicated the high, low, average and period-end noon buying rate in New York City for cable transfers in Dutch Guilders as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"), which are not materially different from the Midpoint Rate (the rate settled each working day at 2:15 p.m. hours by the Dutch Central Bank), used in computing AEGON's financial statements. The average rate means the average of the exchange rates on the last day of each month during a year.

                                                 High   Low   Average Period-End
                                                ------ ------ ------- ----------
                                                  (Dutch Guilder per one U.S.
                                                            Dollar)
   1994........................................ 1.9750 1.6727 1.8077    1.7360
   1995........................................ 1.7494 1.5192 1.5976    1.6035
   1996........................................ 1.7560 1.6075 1.6889    1.7271
   1997........................................ 2.1177 1.7300 1.9585    1.9990
   1998........................................ 2.0890 1.8142 1.9825    1.8770

   On January 1, 1999 the euro ("(Euro)") was introduced as a new currency in the following 11 European Union member states (the "Participating Member States"): Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. The respective currencies of the Participating Member States, including the Dutch Guilder, will be nondecimal subdivisions of the euro until January 1, 2002 and to up to six months thereafter. The exchange rate at which the Dutch Guilder has been irrevocably fixed against the euro is NLG2.20371 = (Euro)1.00.

   The Federal Reserve Bank no longer quotes Noon Buying Rate for currencies of any of the Participating Member States in the Euro, including The Netherlands. The following table sets forth for the period indicated the high, low, average and period-end Noon Buying Rate for the euro. The exchange rate at which the Dutch Guilder has been irrevocably fixed against the euro is NLG2.20371 =
(Euro)1.00.

                                                 High   Low   Average Period-End
                                                ------ ------ ------- ----------
                                                   (euro per one U.S. Dollar)
   1999 (through June 16, 1999)................ 0.9713 0.8466 0.9165    0.9711

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The unaudited pro forma information set forth below gives effect to the merger as if it had been consummated on December 31, 1998, for balance sheet presentation purposes and January 1, 1998, for income statement purposes subject to the assumptions and adjustments in the accompanying notes to the pro forma financial information.

   The pro forma adjustments reflecting the consummation of the merger are based on purchase accounting methods under Dutch accounting principles and upon the assumptions set forth in the notes hereto, including the exchange of all outstanding shares of Transamerica common stock for an aggregate cash payment of NLG 5,468 million and 71.4 million AEGON common shares. This pro forma financial information should be read in conjunction with the financial data appearing under "Summary--Summary Historical Financial Information" and the historical financial statements of AEGON and Transamerica which have been incorporated herein by reference. See "Where You Can Find More Information" on page 77.

   The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achievable with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical product sales volumes for any future price changes nor any adjustments to selling and marketing expenses for any future operating changes.

   The following information is not necessarily indicative of the financial position or operating results that would have occurred had the merger been consummated on the date, or at the beginning of the period, for which the consummation of the merger is being given effect. For purposes of preparing the AEGON consolidated financial statements, AEGON will establish a new basis for Transamerica's assets and liabilities based upon the fair values thereof and the AEGON purchase price, including the costs of the merger. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma consolidated financial information are preliminary and have been made solely for the purposes of developing such pro forma consolidated financial information. AEGON will undertake a study to determine the fair value of certain of Transamerica's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of that study. Although significant adjustments are not expected, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value and changes in operating results between the dates of the pro forma financial data and the date on which the merger takes places. If the actual financial position and results of operations differ from the information contained in the pro forma data, Transamerica is not required to resolicit stockholder approval of the merger and does not currently anticipate that it would do so.

   The Unaudited Pro Forma Condensed Consolidated Statements include the following columns:

     "Transamerica Corporation Historical" represents Transamerica as previously reported in the 1998 Form 10-K after translation to Dutch Guilders.

     "Dutch Adjustments and Reclassifications" disclose the balance sheet and income statement adjustments and reclassifications to conform with Dutch accounting principles. Financial statement note (A) includes descriptions explaining each adjustment and reclassification.

     "Transamerica Corporation on a DAP Basis" represents Transamerica Corporation Historical on a Dutch Accounting basis.

     "Pro Forma Adjustments Relating to the Merger" discloses the balance sheet and income statement purchase accounting adjustments related to the merger. The financial statement notes include descriptions explaining each adjustment.

     "Pro Forma Reclassifications relating to the Merger" represent the deconsolidation of the finance companies of Transamerica, Financial statement note (E) provides further disclosure.

     "AEGON NV Historical" represents AEGON as previously reported in its 1998 Annual Report on Form 20-F.

     "AEGON NV Pro Forma Combined" represents the combined financial statements as if the merger had been consummated on December 31, 1998, for balance sheet presentation purposes and January 1, 1998, for income statement purposes.

     "Convenience Translation to U.S. dollars AEGON NV Pro Forma Combined" is consistent with the prior column, except all amounts have been translated to U.S. dollars using the June 16, 1999, exchange rate of 2.14 NLG per U.S. dollar.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                    AEGON NV

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               December 31, 1998
                      (Amounts in million Dutch Guilders)
                                  (Unaudited)

                                                                                                                  Convenience
                                                                                                                  Translation
                                                                                                                     U.S.
                                                                                                                    Dollars
                                                                                                                  -----------
                                                                                  Pro forma
                                             Dutch                    Pro forma   Reclassi-
                                          Adjustments   Transamerica Adjustments  fications
                            Transamerica      and       Corporation   relating    relating              AEGON NV   AEGON NV
                             Corporation   Reclassi-      On a DAP     to the      to the     AEGON NV  Pro forma  Pro forma
                            Historical(1) fications(A)     Basis       Merger      Merger    Historical Combined  Combined(2)
                            ------------- -----------   ------------ -----------  ---------  ---------- --------- -----------
Assets:
Investments..............       63,172       (4,566)A1     59,249       4,566 B1     5,781 E  147,112    215,586    100,741
                                                 52 A2                    285 B2
                                                591 A3                    (42)B3
                                                                       (1,365)C
Investments for the
 account of
 policyholders...........       17,083                     17,083                             128,573    145,656     68,064
Other assets.............       29,553          456 A4     22,474       1,130 D    (23,797)E   13,433     16,617      7,765
                                              1,189 A5
                                               (591)A3                  3,531 E
                                             (5,119)A6
                                             (2,220)A7                   (154)F
                                               (794)A8
                               -------      -------        ------      ------      -------    -------    -------    -------
 Total assets............      109,808      (11,002)       98,806       7,951      (18,016)   289,118    377,859    176,570
                               =======      =======        ======      ======      =======    =======    =======    =======
Shareholders' equity.....       10,710       (2,182)A9      8,528      (8,528)G                17,485     23,860     11,149
                                                                       (4,221)H
                                                                       12,758 I
                                                                       (2,192)J
                                                                           30 K
Perpetual cumulative
 subordinated loans......                                                                       1,800      1,800        841
Subordinated
 (convertible) loans.....                                                                       1,508      1,508        705
Technical provisions.....       56,941       (5,119)A6     48,868       5,119 L                98,318    147,294     68,829
                                             (2,220)A7                 (6,894)M
                                               (734)A10                 1,883 N
Technical provisions with
 investments for the
 account of policyholders..     17,083                     17,083                             128,573    145,656     68,064
Long-term liabilities....       13,117                     13,117       7,912 O    (11,368)E    5,267     15,517      7,251
                                                                          208 C
                                                                          381 E
Other liabilities........       11,957         (747)A11    11,210      (1,573)C     (6,648)E   36,167     42,224     19,731
                                                                        1,824 C
                                                                        1,244 P
                               -------      -------        ------      ------      -------    -------    -------    -------
 Total liabilities and
  shareholder's equity...      109,808      (11,002)       98,806       7,951      (18,016)   289,118    377,859    176,570
                               =======      =======        ======      ======      =======    =======    =======    =======

-------
(1)Based upon the exchange rate at December 31, 1998 of 1 USD = 1.8770 Dutch Guilders.
(2)Based upon the exchange rate at June 16, 1999 of 1 USD = 2.14 Dutch
   Guilders.

                                    AEGON NV

               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1998
           (Amounts in million Dutch Guilders, except per share data)
                                  (Unaudited)

                                    Dutch                               Pro forma
                                 Adjustments  Transamerica  Pro forma   Reclassi-
                   Transamerica      and      Corporation  Adjustments  fications                   AEGON NV
                    Corporation   Reclassi-     On a DAP   relating to relating to  AEGON NV        Pro forma
                   Historical(1) fication(A)     Basis     the Merger  the Merger  Historical       Combined
                   ------------- -----------  ------------ ----------- ----------- ----------       ---------
Revenues
Gross premiums...      3,662        4,143 A12     7,805                              25,453          33,258
Investment
 income..........      5,225         (941)A13     4,742        (268)Q       196 E    11,024          15,688
                                      145 A14                    (6)C
                                      313 A15
Other income.....      3,858          (93)A16     3,765         (36)E    (3,226)E
                                                               (307)E      (196)E
Income from
 banking
 activities......                                                                     1,380           1,380
                      ------        -----        ------       -----      ------      ------          ------
 Total revenue...     12,745        3,567        16,312        (617)     (3,226)     37,857          50,326
Benefits and
 expenses
Premiums to
 reinsurers......                   3,493 A12     3,493                               1,156           4,649
Benefits paid and
 provided........      5,706          755 A12     6,522        (180)N                24,552          30,894
                                       61 A17
Profit sharing
 and rebates.....                                                                     1,257           1,257
Commissions and
 expenses for own
 account.........      4,082          (22)A18     3,912        (533)R    (2,224)E     5,476           7,277
                                      (32)A8                    690 R
                                     (105)A12                   (8) F
                                      (61)A17                  (36) D
                                       50 A14
Interest.........        850                        850         442 O      (736)E     1,627           2,161
                                                                (34)E
                                                                 12 C
Miscellaneous
 income and
 expenditure.....                     (93)A16         2                                 188             190
                                       95 A14
                      ------        -----        ------       -----      ------      ------          ------
 Total benefits
  and expenses...     10,638        4,141        14,779         353      (2,960)     34,256          46,428
                      ------        -----        ------       -----      ------      ------          ------
Income before
 tax.............      2,107         (574)        1,533        (970)       (266)      3,601           3,898
Corporation tax          706         (213)A11       493        (231)P      (266)E       853             849
                      ------        -----        ------       -----      ------      ------          ------
Net income.......      1,401        (361)         1,040        (739)          0       2,748           3,049
                      ======        =====        ======       =====      ======      ======          ======
Per share
 information
Net income per
 share: (S)
 Basic (3).......                                                                      4.75            4.78
 Diluted (4).....                                                                      4.66            4.69
Weighted average
 number of shares
 outstanding:
 Basic (3).......                                                                     577.3 million   636.4 million
 Diluted (4).....                                                                     590.1 million   649.2 million
                     Convenience
                     Translation
                   to U.S. Dollars
                   ---------------
                      AEGON NV
                      Pro forma
                     Combined(2)
                   ---------------
Revenues
Gross premiums...      15,541
Investment
 income..........       7,331
Other income.....
Income from
 banking
 activities......         645
                   ---------------
 Total revenue...      23,517
Benefits and
 expenses
Premiums to
 reinsurers......       2,172
Benefits paid and
 provided........      14,437
Profit sharing
 and rebates.....         587
Commissions and
 expenses for own
 account.........       3,400
Interest.........       1,010
Miscellaneous
 income and
 expenditure.....          89
                   ---------------
 Total benefits
  and expenses...      21,695
                   ---------------
Income before
 tax.............       1,822
Corporation tax           397
                   ---------------
Net income.......       1,425
                   ===============
Per share
 information
Net income per
 share: (S)
 Basic (3).......        2.23
 Diluted (4).....        2.19
Weighted average
 number of shares
 outstanding:
 Basic (3).......
 Diluted (4).....

-------
(1)U.S. Dollar amounts have been converted to Dutch Guilders at the average exchange rate for 1998 of 1.9825.
(2)Convenience translation is based on balance sheet rate at June 16, 1999 of 2.14.
(3)Basic shares have been increased to include an additional 59,126,299 shares issued as part of the transaction. In calculating the basic earnings per share the income is reduced by preferred stock dividends of NLG 5.8 million. (NLG 7.0 million on a pro forma basis.)
(4)Diluted shares have been increased to include an additional 59,126,999 shares issued as part of the transaction. In calculating diluted earnings per share an interest adjustment is added back of NLG 5.6 million.

                                    AEGON NV

                  PRO FORMA RECONCILIATION OF DUTCH ACCOUNTING
                            PRINCIPLES TO U.S. GAAP
           (Amounts in million Dutch Guilders, except per share data)
                                  (Unaudited)

                                                     Shareholders,  Net income
                                                        Equity      Year ended
                                                     December 31,  December 31,
                                                         1998          1998
                                                     ------------- ------------
Amounts in accordance with Dutch accounting
 principles(1).............................             23,860        3,049
Adjustments:
Real estate................................             (1,477)        (107)
The Netherlands: carried at original cost
 for first five years and appraisal
 increments recognized thereafter
U.S.: carried at depreciated cost
Group companies and participations.........                 --          331
The Netherlands: Included as an
 unconsolidated group company at fair value
 in invested assets. Dividends received
 reported as income.
The U.S.: Assets and liabilities recorded
 at market value with remaining cost
 recorded as goodwill. Actual earnings are
 reported.
Debt securities (FAS 115)..................                402           --
The Netherlands: debt securities are valued
 at amortized cost
The U.S.: debt securities are classified as
 available for sale and valued at market
 values. The impact is shown net of amount
 to satisfy policyholder commitments,
 adjustment of deferred policy acquisition
 costs and applicable taxes
  Unrealized gain on debt securities.......   3,579
  Amount required to satisfy
   policyholders...........................  (2,862)
  Adjustment of deferred policy acquisition
   costs...................................     (88)
  Deferred tax adjustment..................    (227)
Goodwill (arising from acquisitions).......              6,169         (395)
The Netherlands: directly charged to
 shareholders' equity in the year of
 acquisition
The U.S.: capitalized and amortized over
 various periods not exceeding 20 years.
 Goodwill related to Transamerica Life
 operations is amortized over 20 years and
 Finance companies over 15 years.
Technical provisions.......................              1,689         (118)
The Netherlands: calculated on recent
 assumptions
The U.S.: calculated on assumptions when
 the policy was issued or on recent
 assumptions
Realized gains and losses on debt
 securities................................                649          480
The Netherlands: interest related realized
 investment gains and losses on debt
 securities are deferred and released to
 income over the estimated average
 remaining maturity term
The U.S.: recognized as income when
 realized
Realized gains and losses on shares and
 real estate...............................                 --        2,010
The Netherlands: realized gains and losses
 on shares and real estate are added to the
 revaluation reserve. From this reserve
 amounts are released to income, so that
 together with the direct yield, a 30 year
 moving average total return is recognized
The U.S.: recognized as income when
 realized
Deferred taxation accounting difference....               (773)        (122)
The Netherlands: calculated using
discounted tax rates The U.S.: calculated
using nominal tax rates Deferred taxation
on U.S. GAAP adjustments...................               (259)        (473)

                                                     Shareholders,  Net income
                                                        Equity      Year ended
                                                     December 31,  December 31,
                                                         1998          1998
                                                     ------------- ------------
Cash settlements of convertible debt and stock
 options...........................................         --          (978)
The Netherlands: accounted for as conversion and
 charged to shareholders' equity
The U.S.: accounted for as an extinguishment of
 debt and cash settlement of stock options and
 charged to expense
Balance of other items.............................        679            46
                                                        ------        ------
Certain expenses are recorded in different periods
 on the two basis of accounting
Approximate net income in accordance with U.S.
 (GAAP)(1).........................................     30,939         3,723
Other comprehensive income, net of tax
Foreign currency translation adjustments                              (1,090)
Unrealized gains during period.....................                    2,273
Reclassification adjustment for gains included in
 net income........................................                   (2,262)
                                                                      ------
Approximate comprehensive net income in accordance
 with U.S. (GAAP)(1)...............................                    2,644
                                                                      ======
U.S. GAAP approximate net income per share (in NLG)
  Basic............................................                     5.83
  Diluted..........................................                     5.73

--------
(1) For Dutch accounting purposes the NLG 82.2 cost of the option to receive additional shares from Vereniging AEGON has been included in the purchase price and recorded as goodwill, which was subsequently written off to shareholders equity. See note N to Notes to Unaudited Pro Forma Condensed Financial Statements for a further description of the option. For U.S. GAAP accounting purposes the cost of the option is not considered part of the purchase price but is considered an equity instrument and pursuant to EITF 96-13 the cost is charged directly to shareholders' equity. Although the detail entries to record the cost of the option are different under Dutch and U.S. GAAP accounting, the impact on shareholders' equity is the same.

                                    AEGON NV

                    PRO FORMA COMBINED SUMMARY BALANCE SHEET

                               December 31, 1998
                      (Amounts in million Dutch Guilders)
                                  (Unaudited)

                                               Dutch                U.S. GAAP
                                             Accounting             Accounting
                                               Basis    Adjustments   Basis
                                             ---------- ----------- ----------
Investments.................................  215,586       (591)g   211,316
                                                           2,102 a
                                                          (5,781)h
Investments for the account of
 policyholders..............................  145,656i               145,656
Other assets................................   16,617        591 g    52,467
                                                           6,848 b
                                                           4,614 f
                                                          23,797 h
Deferred acquisition costs..................               9,733 e     9,733
                                              -------     ------     -------
  Total assets..............................  377,859     41,313     419,172
                                              =======     ======     =======
Technical provisions........................  147,294      9,733 e   162,902
                                                           4,614 f
                                                           1,261 c
Technical provisions with investment risk
 for the account of policyholders...........  145,656i               145,656
Long-term liabilities.......................   18,825     11,368 h    30,193
Other liabilities...........................   42,224        610 d    49,482
                                                           6,648 h
Shareholders' equity........................   23,860      7,079      30,939
                                              -------     ------     -------
  Total liabilities and shareholders'
   equity...................................  377,859     41,313     419,172
                                              =======     ======     =======

Notes:
a--Adjust real estate to depreciated cost from appraised value.........  (1,477)
--Adjust debt securities to market value from amortized cost (FAS
 115)..................................................................   3,579
                                                                         ------
                                                                          2,102
                                                                         ------
b--Restore goodwill charged off to equity for Dutch accounting.........   6,169
--Capitalize and amortize certain items expensed for Dutch accounting..     679
                                                                         ------
                                                                          6,848
                                                                         ------
c--Adjustment of technical provision for portion of market value adjustment of debt securities required to satisfy policyholder
    commitments (FAS 115)..............................................   2,862
--Adjustment of deferred acquisition cost related to market value
    adjustment of debt securities (FAS 115)............................      88
--Reduce reserve for differences in valuation assumptions..............  (1,689)
                                                                         ------
                                                                          1,261
                                                                         ------
d--Adjustment of deferred tax related to market value adjustment of
 debt securities (FAS 115).............................................     227
--Record deferred tax at undiscounted amount and reflect tax on other
 U.S. GAAP adjustments.................................................   1,032
--Recognize gains deferred under Dutch accounting......................    (649)
                                                                         ------
                                                                            610
                                                                         ------
e--Reclassify deferred acquisition costs from a reduction of technical provisions to an asset
f--Reclassify reinsurance recoverable from a reduction of technical provisions to other assets
g--Reclassify home office real estate from investments to other assets
h--Reclassify group companies and participations from a single line presentation (deconsolidation method) in investments to the appropriate asset and liability line (consolidation method).

i--Following an agreement dated April 20, 1993, AEGON and Scottish Equitable
    Life Assurance Society, a mutual insurance company in the United Kingdom, jointly established a new company called Scottish Equitable PLC and Scottish Equitable Life Assurance Society transferred all of its existing business, operations and staff to the newly formed company. All of the participating (with-profits) policies were transferred to the with-profits fund, to be maintained for the sole benefit of the participating policyholders, and the non-participating policies were transferred to a non-participating fund. AEGON, through payments to the participating fund, acquired an initial 40% interest in the non-participating fund which has been increased through additional payments to 100% as of December 31, 1998.

      The assets and liabilities of the with-profits fund of Scottish Equitable are included in AEGON's historical Dutch accounting basis balance sheet at market value in the line items, "Investments for the account of policyholders" and "Technical provisions with investment risk for the account of policyholders." The assets and liabilities are equal in amount since the with-profit fund is held for the sole benefit of the participating policyholders. The market value adjustment for investment assets is recorded through the income statement in investment income with an offsetting amount recorded in benefits paid and provided. The income statement activity of the with-profits fund is reported in each of the applicable line items in AEGON's historical Dutch accounting basis income statement with no net income effect.

      For U.S. GAAP purposes the with-profits fund is treated similar to a closed block of business. A closed block of business is established for the benefit of a class of policyholders and is designed to give them reasonable assurance after a reorganization that assets will be available to maintain the benefits under their policies. The with-profits fund was established as part of the regulatory requirement to allow AEGON to acquire an interest in the non-participating business of Scottish Equitable. The with-profits fund is treated as a closed block of business since at the time Scottish Equitable PLC was formed the participating policies were allocated specific assets and the business was segregated within Scottish Equitable PLC. The participating policyholders are entitled to receive 100% of the financial performance of this segregated with-profits fund. Under the terms of the agreement Scottish Equitable PLC remains obligated to the participating policyholders for the guaranteed benefits under their policies should there be a financial short-fall in the with-profits fund.

      Pursuant to U.S. GAAP the investment assets are classified as available for sale and accordingly are carried at fair value. Because the with-profits fund is maintained for the sole benefit of the participating policyholders, the market value adjustment is recorded directly to the policyholder liability account. In addition, for U.S. GAAP reporting rules, the income statement activity would be reported on a net basis as a single line item. Under this arrangement the policyholders receive all of the benefits from the with-profit fund and to the extent there is any excess earnings a policyholder dividend liability is established such that the net income result is zero.

                                     46--1

      Summarized financial information on a Dutch accounting basis for the with-profits fund included in the AEGON NV historical columns of the pro forma condensed consolidated financial information as of and for the year ended December 31, 1998, is as follows (amounts in NLG millions):

    Assets:
    Fixed maturities at fair value.................... 19,342
    Equity securities at fair value...................  8,246
    Other assets......................................    645
                                                       ------
      Total assets.................................... 28,233
                                                       ======
    Liabilities:
    Technical provisions.............................. 25,415
    Other liabilities.................................  2,818
                                                       ------
      Total Liabilities............................... 28,233
                                                       ======
    Revenues and expenses:
    Gross premiums....................................  2,058
    Investment income.................................  5,138
                                                       ------
      Revenue.........................................  7,196
                                                       ------
    Benefits paid and provided........................  2,078
    Change in Technical Provisions....................  5,102
    Commissions and expenses..........................     16
                                                       ------
      Benefits and expenses...........................  7,196
                                                       ------
      Net income......................................      0
                                                       ======


                                     46--2

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENT

   The unaudited pro forma condensed consolidated financial statements are presented in Dutch Guilders. The Transamerica balance sheet amounts have been converted to Dutch Guilders at the December 31, 1998 exchange rate of 1.8770 Dutch Guilders per U.S. dollar. The income statement has been converted using the average rate of 1.9825 for the year 1998. A convenience translation to U.S. dollars column has been provided on the balance sheet and income statement using the June 16, 1999 exchange rate of 2.14.

                             PRO FORMA ADJUSTMENTS

Transactions Relating to the Merger

   The merger will be accounted for under the purchase method of accounting, which requires the total acquisition costs to be allocated to the assets and liabilities acquired based on fair value. Any excess of purchase cost over the fair value of the acquired assets less the fair value of the acquired liabilities will be recorded as goodwill and charged to shareholders' equity. In the merger, holders of Transamerica common stock will receive in exchange for each share of Transamerica common stock $23.40 in cash plus a fractional AEGON share. If the AEGON average share price is between $76.16 and $114.24, the fractional AEGON share to be received is calculated by dividing $54.60 by the average AEGON share price. If the average AEGON share price is above $114.24 and less than or equal to $128.52 or below $76.16 and greater than or equal to $61.88, the $54.60 amount used in the calculation is adjusted such that the effect of the change in the AEGON share price within these ranges is shared equally between AEGON and Transamerica stockholders. AEGON has the right to terminate the merger agreement if the average AEGON share price is greater than $128.52, unless Transamerica agrees in such event that the fractional AEGON common share to be received by Transamerica stockholders for each Transamerica share is calculated by dividing $58.695 (or such other amount as the parties may agree) by the average AEGON share price at the time of the merger. Transamerica has the right to terminate the merger agreement if the average AEGON share price is less than $61.88, unless AEGON agrees in such event that the fractional AEGON common share to be received by Transamerica stockholders for each Transamerica share is calculated by dividing $50.505 (or such other amount as the parties may agree) by the average AEGON share price at the time of the merger. For purposes of these unaudited pro forma condensed financial statements, an assumed issuance of 71.4 million common shares with a value of NLG 12,758 million will be issued. This was calculated using an AEGON share price of $95.20 which was the price of AEGON stock converted to U.S. dollars on the last trading day prior to the public announcement of the proposed merger. Of these, an assumed 59.1 million shares will be newly issued shares while 12.273 million shares will be acquired from Vereniging AEGON and reissued to Transamerica stockholders in the merger.

   In connection with the merger, AEGON has entered into an agreement with Vereniging AEGON, its largest shareholder, which has voting control of AEGON, whereby Vereniging AEGON will provide a portion of the required common shares necessary to complete the transaction. The agreement is to purchase 12.273 million common shares from Vereniging AEGON at $95.20 per common share, which purchase price will be paid upon delivery of the common shares at the closing of the merger. No consideration has been paid for this forward purchase agreement since the funding costs during this period are offset by the receipt of dividends on the shares and other benefits. The agreement also provides that Vereniging AEGON will deliver between 2.045 million fewer shares and 3.068 million additional shares to AEGON as required to complete the merger. At the closing of the merger, Vereniging AEGON will be paid a fee of $43.8 million for this component of the agreement. AEGON will also issue to Vereniging AEGON preferred stock at a price of NLG 0.50 per share (the par value) in an amount to preserve its voting control in AEGON. See notes E, F, and N for a discussion of the pro forma adjustments related to these agreements.

   The cost to acquire Transamerica is comprised of the following (NLG in millions):

   Cash payment......................................................   5,468
   Assumed issuance of 71.4 million AEGON common shares..............  12,758
   Cost to settle outstanding employee stock options and stock
    appreciation rights of Transamerica..............................   1,824
   Professional fees and other direct transaction expenses...........     282
                                                                      -------
     Total cost to acquire Transamerica..............................  20,332

   As part of the merger, AEGON will assume on a consolidated basis
Transamerica's outstanding debt, which was NLG 2,091 million at December 31, 1998.

   The total cost has been allocated to tangible and intangible assets and liabilities as follows (NLG in millions):

   Investments.......................................................  62,655
   Investments for the account of policyholders......................  17,083
   Finance companies.................................................   5,819
   Other assets......................................................   3,184
   Goodwill..........................................................   4,221
   Technical provisions (net of acquired insurance in force of NLG
    6,894)........................................................... (48,976)
   Technical provisions with investments for the account of
    policyholders.................................................... (17,083)
   Long-term liabilities.............................................  (2,338)
   Other liabilities.................................................  (4,233)
                                                                      -------
     Total cost to acquire Transamerica..............................  20,332

   Adjustments to the unaudited pro forma consolidated balance sheet and income statement to give effect to the merger as of December 31, 1998 and January 1, 1998, respectively, are summarized below.

(A) Certain accounts have been reclassified in the balance sheet and income statement to conform to Dutch basis financial statement presentation. The following is a summary of classification differences between Dutch accounting principles and U.S. GAAP which have no effect on reported net income or shareholders' equity.

                                     US GAAP                            Dutch
                                     -------                            -----
Balance Sheet Items:
 Deferred acquisitions
  costs................. Deferred acquisition costs asset Reduction of technical provisions
 Acquired insurance in
  force................. Acquired insurance in force      Reduction of technical provisions
 Owned and occupied real
  estate................ Property and equipment           Investments
 Reinsurance
  recoverable........... Other assets                     Reduction of technical provisions
 Nonredeemable preferred
  stocks................ Equity securities                Fixed maturities
 Liquid assets.......... Maturities of 3 or less months   Maturities of less than 1 year
Income Statement Items:
 Earnings of
  affiliates............ Specific item, net of taxes      Investment income and other income
 Premiums collected on
  Universal Life type
  contracts............. Deposit in liabilities           Premium revenue
 Premium to reinsurers.. Reduction of revenue             Separate expense item
 Change in unearned
  premiums.............. Premium revenue                  Benefit expense
 Real estate rentals,
  owner occupied........ Transactions eliminated          Rental income and rental expense
 Cost of processing
  claims................ Expenses                         Benefit expenses
 Investment expenses.... Reduction in investment income   Expenses
 Other income........... Other income                     Miscellaneous income and
                                                          expenditure
 Premium tax............ Expenses                         Reduction of premium income

   The following adjustments and reclassifications are being made to convert the historical Transamerica U.S. GAAP financial statements to an historical Dutch accounting basis.

   (A1) Fixed maturity investments are adjusted from a FAS 115 market value basis to an amortized cost basis to represent historical Dutch accounting.
   (A2) Real estate is carried at appraised value, pursuant to Dutch accounting principles. The market value adjustment to investment real estate was NLG 52 million.
   (A3) Home office real estate of NLG 591 million was reclassified from "other assets" to "investments."
   (A4) Real estate is carried at appraised value, pursuant to Dutch accounting principles. The market value adjustment to home office real estate was NLG 456 million.
   (A5) The FAS 115 adjustment in Transamerica's U.S. GAAP basis policy acquisition cost are reversed to represent historical Dutch accounting.
   (A6) Reclassify deferred policy acquisition costs from "other assets" to a reduction of "technical provisions."
   (A7) Reclassify reinsurance recoverable from "other assets" to a reduction of "technical provisions."
   (A8) Eliminate Transamerica historical goodwill in the balance sheet and related amortization expense in the income statement.
   (A9) Adjust shareholder equity for the net effect of all Dutch accounting adjustments.
   (A10) The FAS 115 adjustment in Transamerica's U.S. GAAP basis technical provisions is reversed to represent historical Dutch accounting.
   (A11) The applicable pro forma balance sheet and income statement Dutch accounting adjustments have been tax effected at the statutory rate of 35%.
   (A12) Premium related reclasses to conform to the Dutch basis income statement presentation (NLG in millions):

         Increase "Benefits paid and provided" for universal life and variable life net deposits and the change in unearned
          premium.....................................................     755
         Separately state "Premiums paid to reinsurers"...............   3,493
         Decrease "Commissions and expenses for own account" for
         premium tax expense..........................................    (105)
                                                                         -----
         Total "Gross premium" adjustment.............................   4,143

   (A13) The GAAP basis realized investment gains and losses of Transamerica of NLG 1,126 million have been reversed in the income statement. Interest related gains and losses on fixed maturities have been deferred and are amortized into income over the estimated remaining maturity term of the assets sold. The amortized gain reported for fixed maturities is NLG 34 million. No balance sheet adjustment has been recorded since the fixed maturities are recorded at market value at the time of the merger.

     The unrealized gains and losses on equity securities of Transamerica of NLG 2,970 million have been recorded in the revaluation reserve account which is a separate component of shareholders' equity. Dutch accounting rules provide for realized gains and losses on equity securities and real estate to be recorded in a revaluation reserve account. This account also includes unrealized gains and losses due to changes in stock market quotations and reappraisal of real estate. In the income statement the structural total return on shares and real estate is recognized. This total return includes the realized direct income (rents and dividends) of the reporting period and an amount of indirect income. The total return is calculated by determining the average of the total return yield over the last 30 years and multiplying this average yield by the average value of these investments over the last 7 years, adjusted for investment purchases and sales. The indirect income from these investments is then calculated as the difference between the total return and the realized direct income. The indirect income reported is NLG 151 million. As a measure of conservatism the indirect yield is capped at a level of 7% after tax on the average investment portfolio. The indirect income is released from the revaluation account if and as far as the balance of this account is positive. Moreover, the minimum reserve as required by law should be maintained.

   (A14) Investment income related reclasses to conform to the Dutch basis income statement presentation (NLG in millions):

                                                                     Year ended
                                                                      12/31/98
                                                                     ----------
         Include investment management expenses in
         "Commissions and expenses for own account"...............       50
         Include asset default losses in "Miscellaneous income and
         expenditures"............................................       95
                                                                        ---
         Total "Investment income" adjustment.....................      145

   (A15) Reverse the U.S. GAAP write-off of deferred acquisition costs related to realized gains.
   (A16) Other income has been reclassified to "Miscellaneous income and expenditure" in the income statement.
   (A17) The cost of processing claims and litigation costs have been reclassified to "Benefits paid and provided" from "Commissions and expenses for own account" to conform to the Dutch basis income statement presentation.
   (A18) Depreciation on all real estate properties has been reversed consistent with Dutch accounting principles.

(B)Investments recorded at market pursuant to Dutch purchase accounting principles.

   (B1)  The market value adjustment to fixed maturity investments was NLG
         4,566 million.
   (B2)  The market value adjustment to mortgage loans was NLG 285 million.
   (B3)  The market value adjustment to policy loans was NLG (42) million.

(C) Outstanding employee stock options and stock appreciation rights of Transamerica will be settled in cash for approximately NLG 1,824 million. To fund the cash settlement these statements reflect the sale of NLG 1,365 million of equity securities and a borrowing of NLG 208 million of notes payable. A net tax benefit related to the cash settlement of options and sale of equity securities of NLG 251 million is included in adjustment (P). The investment income and interest expense have been adjusted to reflect the impact of the settlement.

(D) The pension asset has been adjusted to bring the book value of the qualified and non-qualified pension plans equal to the fair value of plan assets less the Projected Benefit Obligation and a NLG 94 million severance and enhanced pension benefit liability. The income statement has been adjusted to reflect the elimination of the amortization of the previously unrecognized pension gain and interest earned on the higher asset base.

(E) The assets and liabilities of the finance companies have been adjusted to fair value and reclassified to a single line presentation in "Group companies and participations" (included in investments). These operations are divergent to insurance activities and consolidation will disturb a clear presentation of the AEGON balance sheet and the income statement. It will eventually be considered how this business strategically fits into AEGON's existing operations. Consequently this business is reported on a deconsolidated basis with dividends received recognized as income to the extent required to cover funding cost from these companies.

(F) Write-down software in the balance sheet and reverse the related amortization expense in the income statement.

(G) Eliminate Transamerica historical equity.

(H) Goodwill associated with the merger has been charged to shareholders' equity.

(I) Issue an assumed 71.4 million common shares with a value of NLG 12,758 million for the merger.

(J) Purchase of 12.273 million common shares at $95.20 per share from Vereniging AEGON at a total cost of $1,168 million (NLG 2,192 million).

(K) Preferred stock valued at NLG 30.0 million will be issued and sold to AEGON's primary shareholder, Vereniging AEGON, to maintain its majority voting interests.

(L) The historical deferred policy acquisition costs of Transamerica is eliminated.

(M) Value of the acquired insurance in force

   Record the value of the acquired insurance in force purchased in the merger. Acquired insurance in force represents the fair value of Transamerica's business in force that has been estimated to represent discounted future after tax cash flows from the acquired policies at 9% adjusted to a pre-tax basis using applicable tax rates. The value assigned to the acquired insurance in force purchased is based on a preliminary estimate, which may be adjusted upon final determination of the projected discounted cash flows. The discount rate reflects the rate of return required by AEGON to invest in the business being acquired. Factors considered in determining the rate include risks associated with the actuarial assumptions in determining expected cash flows and the cost of capital available to fund the acquisition.

   Expected gross amortization of such value using current assumptions and accretion of interest based on an interest rate equal to the average liability rate of 6.25% for each of the years in the five-year period ending December 31, 2003, are as follows (NLG in millions):

      Year Ending      Beginning    Gross     Accretion of     Net      Ending
      December 31,      Balance  Amortization   Interest   Amortization Balance
      ------------     --------- ------------ ------------ ------------ -------
      1999............   6,894      1,087         397          690       6,204
      2000............   6,204        978         358          620       5,584
      2001............   5,584        880         321          559       5,025
      2002............   5,025        792         290          502       4,523
      2003............   4,523        713         260          453       4,070

(N) Technical provisions

   Pursuant to Dutch purchase accounting principles, increase the balance sheet technical provision to reflect current interest rate and mortality assumptions related to certain insurance liabilities. Reduce "Benefits paid and provided" in the income statement for the effect of this increase in technical provisions.

(O) Cash will be raised of NLG 7,912 million ($4,215 million) in the capital markets through a combination of approximately 75% short-term and 25% long-term financing. The financing proceeds will be used as shown below. Interest expense has been increased for the cost of the new financing by NLG 442 million for 1998. The interest expense was calculated using a blended interest rate of 5.3%. The blended interest rate is composed of a current interest rate for the short-term financing, based on 3 months commercial paper rates and current interest rates for long term financing based on swap rates for 3 to 7 year senior debt. For each 1/8% increment in the interest rate the interest expense would increase by NLG 9.9 million.

   AEGON intends to raise all the funding as short-term funds initially. AEGON will transform approximately 25% of this short term debt into a long term fixed interest rate by means of interest rate swaps. The maturity of the swaps will be similar to the anticipated long term senior debt. In the future, this 25% short term debt will be replaced with long term fixed rate senior debt with a maturity ranging from 3 to 7 years and terms similar to AEGON's currently outstanding senior debt.

     Uses of financing proceeds (NLG in millions):
     Cash payments to Transamerica stockholders......................... 5,468
     Purchase 12,273 million AEGON shares from Vereniging AEGON......... 2,192
     Purchase option from Vereniging AEGON to provide additional
      shares if needed for the acquisition..............................    82
     Taxes on new shares issued and foreign acquisitions................    90
     Professional fees..................................................   110
     Less proceeds from issue of preferred stock to Vereniging AEGON....   (30)
                                                                         -----
                                                                         7,912
                                                                         =====

     A capital tax of 1% is levied on all capital contributed, in shares or in surplus, in cash or in kind, to a company resident in The Netherlands. The capital tax is deductible for the Netherlands corporation tax.
     The agreement to purchase 12.273 million shares from Vereniging AEGON, AEGON's largest shareholder, includes an option which provides for the delivery of 2.045 million fewer shares and 3.068 million additional shares as required to complete the merger. The option reduces the amount of share dilution that would be created through the issuance of more shares, and is only effective for this merger. A binomial model, which includes historical volatility of the AEGON New York shares, was used in determining the option price. The cost of the option was calculated for the period February 22, 1999 through July 1, 1999 based upon a combination of puts and calls at the various AEGON share prices within the range of $61.88 and $128.52 per share.
 (P) The applicable pro forma balance sheet and income statement purchase adjustments have been tax effected at the statutory rate of 35%.
 (Q) Investment income of Transamerica has been adjusted to include the effect of amortization of market value adjustments, although the assets have already been stated at their estimated fair value.
 (R) Amortization of the deferred policy acquisition costs and acquired insurance in force prior to the merger, including the amount charged against realized gains and losses, has been replaced with the amortization of the acquired insurance in force purchased which represents amortization in relation to estimated premiums on traditional type products and in relation to gross profits for nontraditional type products with interest equal to the liability rate assumption of 6.25%.
 (S) The following table presents AEGON pro forma combined per share information at various AEGON share prices.

     AEGON share price (U.S. Dollars)......... 61.88 76.16  95.2 114.24 128.52
     Weighted average number of shares
      outstanding (millions):
       Basic.................................. 666.6 651.2 636.4  626.5  621.1
       Diluted................................ 679.4 664.0 649.2  639.4  633.9
     Earnings per share (Dutch Guilders):
       Basic..................................  4.56  4.67  4.78   4.86   4.90
       Diluted................................  4.49  4.63  4.69   4.77   4.81

                              THE MERGER AGREEMENT

   This section of the proxy statement-prospectus describes the principal provisions of the merger agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement-prospectus and is incorporated herein by reference. We urge you to read the merger agreement in its entirety.

Terms of the Merger

   General. At the time the merger becomes effective, AEGON, Transamerica and Tony Merger Corp., a wholly owned direct subsidiary of AEGON, will consummate the merger, in which Transamerica will merge into Tony Merger Corp. and the separate corporate existence of Transamerica will cease. Tony Merger Corp. will be the surviving corporation in the merger and will continue to be a wholly owned direct subsidiary of AEGON and will continue to be governed by the laws of the State of Delaware. Upon consummation of the merger, the name of the surviving corporation will be changed to "Transamerica Corporation."

   Certificate of Incorporation. The merger agreement provides that the certificate of incorporation of Tony Merger Corp. shall be amended to change the name of Tony Merger Corp. to "Transamerica Corporation", and as so amended, will be the certificate of incorporation of the surviving corporation.

   By-Laws. The merger agreement provides that the by-laws of Tony Merger Corp. in effect at the effective time of the merger will be the by-laws of the surviving corporation.

   Directors and Officers. The merger agreement provides that the directors and officers of Tony Merger Corp. at the effective time of the merger will be the directors and officers of the surviving corporation, until their respective successors are duly elected and qualified.

   Conversion of Transamerica Common Stock. Pursuant to the merger agreement, as of the effective time of the merger, each issued and outstanding share of Transamerica common stock, other than shares held by AEGON, Tony Merger Corp., Transamerica or any wholly owned subsidiary of AEGON or Transamerica, will be converted into the right to receive a combination of $23.40 in cash (the "Cash Payment") and a fraction of AEGON common shares equal to the exchange ratio.

   Exchange Ratio. The exchange ratio is equal to $54.60 divided by the "AEGON Share Price," which generally is defined as the average, during the 20 trading days immediately preceding the last business day before the closing date of the merger, of the average closing prices for each AEGON common share on the Amsterdam Stock Exchange converted from Euros into U.S. dollars. The exchange ratio is, however, subject to provisions by which if the AEGON Share Price is between $76.16 and $114.24, the exchange ratio will deliver a fraction of an AEGON common share for each share of Transamerica common stock valued at $54.60 (assuming each AEGON share is valued at the AEGON Share Price at the closing of the merger). If the AEGON Share Price is below $76.16 but greater than or equal to $61.88 you will receive AEGON shares with less value than $54.60. If the AEGON Share Price is above $114.24 but less than or equal to $128.52 you will receive AEGON shares with more value than $54.60. Please read the information beginning on pages 1 and 13 for more detailed information about what you will receive if the merger is completed.

   Fractional Shares. No fractional AEGON common shares will be issued in the merger. Instead, each holder of Transamerica common stock who would otherwise be entitled to receive fractional AEGON common shares will be entitled to receive in its place cash (without interest) in an amount equal to the fraction of a share to which such holder would otherwise have been entitled multiplied by the AEGON Share Price.

Effective Time; Closing

   The merger agreement provides that the merger will become effective upon the filing of a certificate of merger or other appropriate documents with the Secretary of State of the State of Delaware. The merger agreement provides that the closing of the merger will take place on the third business day after the conditions to the merger described in the merger agreement have been (or can be at closing) satisfied or waived. See "-- Conditions."

Exchange of Shares

   Pursuant to the merger agreement, as of the effective time of the merger, AEGON or Tony Merger Corp. will deposit with Citibank N.A. or such other financial institution chosen by AEGON and acceptable to Transamerica (the "Exchange Agent"), cash in respect of the Cash Payment, fractional shares and options, and other equity awards and certificates representing the AEGON common shares (together with any dividends or distributions payable with respect thereto, the "Exchange Fund") issuable pursuant to the merger agreement in exchange for certificates formerly representing outstanding shares of Transamerica common stock. As soon as reasonably practicable after the closing of the merger, but in no event more than two business days after the closing date of the merger, AEGON and the surviving corporation will cause the Exchange Agent to mail to each holder of record of certificates which immediately prior to the effective time of the merger represented outstanding shares of Transamerica common stock (the "Certificates") (and holders of options and other equity awards), a letter of transmittal (or in the case of holders of options and other equity awards appropriate documentation) and instructions which instructions are to be used in forwarding the Certificates for surrender and exchange for (a) the Cash Payment amount and certificates representing the number of whole AEGON common shares which such holder has the right to receive pursuant to the merger and (b) cash for any fractional AEGON common shares to which such holders otherwise would be entitled (or in the case of holders of options and other equity awards instructions to be used in receiving the appropriate cash payments in respect of options and other equity awards). Until surrendered as provided above, Certificates will be deemed to represent the right to receive the Cash Payment and certificates representing the number of AEGON common shares into which the shares of Transamerica common stock formerly represented by such Certificates were converted in the merger and a cash payment in lieu of any fractional shares, and the holders of Certificates will not be entitled to receive dividends or any other distributions from AEGON until such Certificates are so surrendered. Upon surrender of a Certificate, there will be paid to the person in whose name such AEGON common shares are issued any dividends or other distributions which have a record date after the effective time of the merger and which became payable prior to surrender with respect to such AEGON common shares. After such surrender, there will also be paid to the person in whose name the AEGON common shares are issued any dividends or other distributions on such shares which have a record date after the effective time of the merger and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

Principal Representations and Warranties

   The merger agreement contains a number of reciprocal representations and warranties of Transamerica, AEGON and Tony Merger Corp. relating to:

  .  corporate organization, good standing and power,

  .  capitalization,

  . ownership of the securities of significant subsidiaries free and clear of all liens, charges, pledges, security interests or other encumbrances,

  . the authorization, execution, delivery, performance and enforceability of the merger agreement,

  . noncontravention of laws and agreements and organizational documents and the absence of the need (except as specified) for governmental or third-party consents,

  . the accuracy of financial statements, and certain other matters in connection with filings with the Securities and Exchange Commission (the "SEC"),

  . the accuracy of the annual statements of certain subsidiaries engaged in the insurance business filed with state insurance regulatory authorities,

  . the conduct of business in the ordinary course and the absence of certain changes,

  . the accuracy and timely filing of tax returns, the payment of taxes and the absence of certain tax-related proceedings,

  .  pending or threatened litigation,

  .  notice of default under material contracts,

  . the accuracy of information to be supplied for inclusion in this proxy statement-prospectus and in certain other filings with the SEC,

  . certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employment and labor relations matters,

  .  brokers and finders,

  .  compliance with applicable laws regulating the insurance industry,

  . the taking of action that would jeopardize the qualification of the merger as a reorganization for tax purposes,

  .  ownership and use of computer software and intellectual property,

  .  certain matters relating to environmental liabilities, and

  .  insurance coverage.

   Representations and warranties made solely by Transamerica relate to:

  .  the status of certain tax examinations,

  .  the absence of liability for the taxes of other persons,

  .  compliance with tax law requirements relating to insurance products,

  .  the receipt of a fairness opinion from Goldman Sachs,

  .  the waiver of Delaware business combination restrictions,

  . the required vote to obtain approval of the transaction by Transamerica's stockholders,

  .  operation of the insurance business,

  . separate accounts maintained by the insurance subsidiaries of Transamerica, and

  . operating of mutual funds sponsored by Transamerica's insurance subsidiaries.

  Representations and warranties made solely by AEGON and Tony Merger Corp.
     relate to:

  .  the interim operations of Tony Merger Corp., and

  .  certain transactions with affiliates.

Business of Transamerica Pending the Merger

   The merger agreement provides that, during the period from the date of the merger agreement and continuing until the closing of the merger, except for the transactions contemplated by the merger agreement, as required by law, or to the extent that AEGON otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Transamerica and its subsidiaries will operate their business only in the ordinary course, except where the failure to so operate their businesses will not be material to Transamerica and its subsidiaries taken as a whole, and, consistent with such operation, Transamerica and its subsidiaries will use reasonable efforts consistent with past practices to preserve their business organizations intact and maintain the goodwill of their agents, third party administrators, policyholders, customers and others with whom business relationships exist so that their goodwill and ongoing businesses will not be impaired in any material respect. Subject to certain exceptions, the merger agreement also includes limitations, prohibitions and other provisions relating to Transamerica's conduct of business during this period with respect to:

  .  charter or bylaw amendments,

  .  the issuance of capital stock and payment of dividends,

  .  levels of indebtedness,

  .  mortgages and pledges of assets,

  .  amendments to employee benefit or retirement plans,

  .  contracts and agreements outside the ordinary course,

  . changes in underwriting standards, retention limits and administrative practices,

  .  collective bargaining agreements,

  .  changes in accounting principles, policies and procedures,

  .  payments, loans and advances to affiliates,

  .  acquisitions, joint ventures and partnerships,

  .  material tax elections, settlements and accounting methods,

  . the payment, discharge, settlement or satisfaction of material claims, liabilities and obligations,

  . material changes in the mix of Transamerica's investment assets or the profile of its insurance liabilities,

  .  the lease or disposal of assets, and

  .  new capital expenditures.

Business of AEGON Pending the Merger

   The merger agreement provides that, during the period from the date of the merger agreement and continuing until the closing of the merger, except as contemplated by the merger agreement, or to the extent Transamerica otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) AEGON will, and will cause its subsidiaries to, operate its business only in the ordinary course, except where the failure to do so will not individually or in the aggregate have a material adverse effect on AEGON and its subsidiaries taken as a whole. Subject to certain exceptions, the merger agreement also includes limitations, prohibitions and other provisions relating to AEGON's conduct of business during this period with respect to:

  .  charter or bylaw amendments,

  .  capital stock and payment of dividends,

  .  mergers or consolidations,

  .  acquisitions, joint ventures and partnerships,

  .  levels of indebtedness,

  .  mortgages and pledges of assets,

  .  contracts and agreements outside the ordinary course,

  .  payments, loans and advances to affiliates,

  .  the lease or disposal of assets, and

  .  new capital expenditures.

No Solicitation of Third Party Acquisition Proposals

   Pursuant to the merger agreement, Transamerica will not, nor knowingly permit any subsidiary, nor authorize or permit any officer, director, employee of, or any investment broker, attorney or other advisor or representative or agent of Transamerica or its subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage submission of any Acquisition Proposal or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate the making of any proposal that constitutes any Acquisition Proposal. An "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Transamerica and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Transamerica or any of its subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Transamerica or any of Transamerica's subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Transamerica or any of its subsidiary, other than the transactions contemplated by the merger agreement. The merger agreement provides, however, that Transamerica may furnish or cause to be furnished to persons making an unsolicited Acquisition Proposal for a Company Acquisition, information (pursuant to reasonably customary confidentiality arrangements) and may participate in such discussions and negotiations if the members of the Transamerica Board, after consultation with outside counsel, determine in good faith that it should take such action for the Board members to comply with their fiduciary duties to stockholders under applicable law.

   A "Company Acquisition" means:

  . a consolidation, exchange of shares or merger of Transamerica with any person, other AEGON, and, in the case of a merger, in which Transamerica would not be the continuing or surviving corporation,

  . a merger of Transamerica with a person, other than AEGON, in which Transamerica is the continuing or surviving corporation but in which the then outstanding shares of Transamerica common stock shall be changed into or exchanged for stock or other securities of Transamerica or any other person or cash or any other property or the shares of Transamerica common stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Transamerica outstanding immediately after the merger,

  . the acquisition of beneficial ownership of 50% or more of the voting stock of Transamerica by any person (as such term is used under Section 13(d) of the Exchange Act), or

  . a sale, lease or other transfer of 50% or more of the assets of Transamerica to any person, other than AEGON.

   Transamerica has agreed to promptly notify AEGON of any Acquisition Proposal for a Company Acquisition. In such case, Transamerica must give AEGON reasonable notice of the material terms and conditions of an Acquisition Proposal prior to entering into a definitive agreement with respect to such Acquisition Proposal and negotiate with AEGON to make adjustments necessary to enable AEGON and Transamerica to proceed with the merger. The merger agreement provides that the Transamerica Board may withdraw or materially modify in a manner adverse to AEGON its recommendation of the merger agreement, or approve, recommend or cause Transamerica to enter into an agreement with respect to an Acquisition Proposal, or terminate the merger agreement, if the Transamerica Board, following consultation with its outside counsel, determines in good faith that such action is necessary in order for the Transamerica Board to comply with its fiduciary duties to stockholders under applicable law. In such event, notwithstanding anything contained in the merger agreement to the contrary, any such withdrawal or modification of the merger or the recommendation of another offer or proposal, or the entering by Transamerica into an agreement with respect to another Acquisition Proposal, will not constitute a breach of the merger agreement by Transamerica. As a consequence of taking such actions, however, Transamerica will be required to pay to AEGON a termination fee. See "--Termination; Certain Fees."

Termination; Certain Fees

   The merger agreement may be terminated:

  .  by mutual written consent of AEGON and Transamerica;

  .  by Transamerica if:

       (1) the merger is not consummated on or before December 31, 1999, unless the failure of such occurrence is due to the failure of Transamerica to perform or observe the covenants and agreements in the merger agreement to be performed or observed by it at or before the effective time of the merger,

       (2) events occur which render impossible the satisfaction of the conditions to the obligations of Transamerica in the merger agreement, unless the failure of such occurrence shall be due to the failure of Transamerica to perform or observe the covenants and agreements to be performed or observed by it at or before the effective time of the merger,

       (3) Transamerica is permanently enjoined or restrained by any governmental authority or other regulatory body from consummating the merger agreement or any of the transactions contemplated thereby and such injunction or restraint shall have become final and nonappealable,

       (4) the Transamerica Board shall have determined in good faith, after consultation with counsel, that it must terminate the merger agreement in order to comply with its fiduciary duties to its stockholders under applicable law,

       (5) the stockholders of Transamerica do not approve the merger, or

       (6) on the date on which the closing would otherwise occur, the AEGON Share Price is less than $61.88; but only if (i) Transamerica has given AEGON at least three business days' prior written notice of Transamerica's intent to terminate the merger agreement pursuant to this occurrence and (ii) during such three business day period, AEGON does not elect to decrease the exchange ratio so that the exchange ratio multiplied by the AEGON Share Price shall equal $50.505 (or such other number as Transamerica and AEGON may agree); and

  .  by AEGON if:

       (1) the merger is not consummated on or before December 31, 1999, unless the failure of such occurrence is due to the failure of AEGON or Tony Merger Corp. to perform or observe the covenants and agreements in the merger agreement to be performed or observed by them at or before the effective time of the merger,

       (2) events occur which render impossible the satisfaction of the conditions to the obligations of AEGON or Tony Merger Corp. in the merger agreement, unless the failure of such occurrence shall be due to the failure of AEGON or Tony Merger Corp. to perform or observe the covenants and agreements to be performed or observed by them at or before the effective time of the merger,

       (3) AEGON is permanently enjoined or restrained by any governmental authority or other regulatory body from consummating the merger agreement or any of the transactions contemplated thereby and such injunction or restraint shall have become final and nonappealable,

       (4) the stockholders of Transamerica do not approve the merger,

       (5) the Transamerica Board shall have withdrawn or materially modified in a manner adverse to AEGON its recommendation of the merger agreement and the merger or the Transamerica Board shall have approved or recommended another Acquisition Proposal, or

       (6) on the date on which the closing of the merger would otherwise occur, the AEGON Share Price exceeds $128.52; but only if (i) AEGON has given Transamerica at least three business days' prior written notice of AEGON's intent to terminate the merger agreement pursuant to this occurrence and (ii) during such three business day period, Transamerica does not elect to decrease the exchange ratio so that the exchange ratio multiplied by the AEGON Share Price shall equal $58.695 (or such other number as Transamerica and AEGON may agree).

   If Transamerica enters into an agreement other than a confidentiality agreement with a third-party with respect to an Acquisition Proposal or the merger agreement is terminated because the Transamerica Board, following consultation with outside counsel, believes that it is necessary to do so in order to comply with its fiduciary duties as described in the merger agreement to its stockholders under applicable law, or AEGON terminates the merger agreement because the Transamerica Board approves or recommends an Acquisition Proposal or the Transamerica Board withdraws or materially modifies in a manner adverse to AEGON its approval or recommendation of the merger agreement and the merger, Transamerica shall pay to AEGON within 3 business days of demand $300 million as liquidated damages and not as a penalty. If Transamerica fails to promptly pay such fees, Transamerica shall pay the costs and expenses (including reasonable fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

Certain Other Covenants

   Indemnification of Officers and Directors; Insurance. From and after the closing of the merger, AEGON shall cause AEGON USA, Inc. and the surviving corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law (excluding personal conduct which is finally adjudicated by a court of competent jurisdiction to constitute the commission of a crime by the relevant individual) each person who is, or has been at any time prior to the closing of the merger, an officer or director of Transamerica (or any of its subsidiaries) and each person who served at the request of Transamerica as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the closing of the merger. In the event of any such claim, action, suit, proceeding or investigation (an "Action"),

  . AEGON shall cause AEGON USA and the surviving corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the surviving corporation, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and

  . AEGON shall cause AEGON USA and the surviving corporation to cooperate in the defense of any such matter; provided, however, the surviving corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that AEGON shall not be obligated to cause AEGON USA, Inc. and the surviving corporation to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for similarly situated group.

   The merger agreement also requires the surviving corporation to provide to each present and former director and officer of Transamerica and its subsidiaries the indemnification and exoneration rights which such parties had immediately prior to the merger. In addition, AEGON and the surviving corporation are required to maintain, for a period of six years after the closing of the merger, the current policies of directors' and officers' liability insurance maintained by Transamerica and its subsidiaries (or policies of at least the same coverage and amounts containing terms and conditions which are no less favorable) with respect to claims arising from facts or events which occurred on or prior to the closing of the merger. After the third year after the closing of the merger, the surviving corporation shall not be required to expend on an annual basis more than 250% of the last annual premium paid by Transamerica and its subsidiaries for such insurance.

   Tax Treatment. None of AEGON, Transamerica or any of their respective subsidiaries shall take any action that would be reasonably likely to jeopardize qualification of the merger as a reorganization under Section 368(a) of the Code.

   Employee Benefits. The merger agreement provides that for a period of one year from the closing of the merger, AEGON and the surviving corporation will honor all obligations and commitments under Transamerica's employee benefit plans, programs, arrangements, practices and contracts which provide benefits or compensation to or on behalf of employees. AEGON will, and will cause the surviving corporation to, waive any limitations regarding preexisting conditions under any welfare or other employee benefit plan maintained by either of them for the benefit of employees of Transamerica and its subsidiaries and will treat service by all of Transamerica's and its subsidiaries' employees with Transamerica and its subsidiaries as service with AEGON, except to the extent such treatment would result in a duplication of benefits.

   Stock Options. At the closing of the merger, each option will become fully vested and immediately exercisable. Each holder of an option outstanding as of the closing of the merger will be entitled to receive in full satisfaction of the option, a cash payment in an amount equal to the product of

  .  the excess of $78 over the exercise price of the option, and

  . the number of shares of Transamerica common stock subject to the option at the closing of the merger, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

   TLSARs. At or after the closing of the merger, each holder of a tandem limited stock appreciation right outstanding as of the closing of the merger will be entitled to elect to receive in full satisfaction of the right, a cash payment in an amount equal to the product of

  . the greater of (1) the highest fair market value of a share of Transamerica common stock during the 60-day period ending on the closing of the merger and (2) the highest price paid in the transaction for a share of Transamerica common stock, over the exercise price of the right, and

  . the number of shares of Transamerica common stock subject to the right at the closing of the merger, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law; provided, however that, to the extent an option with respect to which a related tandem limited stock appreciation right has been granted will terminate upon exercise of the related right.

   Other Equity-Based Awards. At the closing of the merger, each stock award will, generally, fully vest and become immediately payable or distributable. At the closing of the merger, each vested stock award will be canceled and terminated in accordance with its terms, and the holder will receive in full satisfaction of the stock award, a cash payment equal to the product of

  .  $78; and

  . the number of shares of Transamerica common stock subject to the stock award at the closing of the merger, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

   All restrictions on restricted Transamerica common stock will lapse no later than the closing of the merger and such shares will be treated as unrestricted shares of Transamerica common stock, provided that the holder will be subject to any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

   Governance Matters. Following the date of the merger agreement and prior to the closing of the merger, the AEGON Supervisory Board shall take such action as necessary so that immediately following the closing of the merger, Frank C. Herringer is elected or appointed as a member of the Executive Board of AEGON and as Chairman of AEGON USA, Inc. and the surviving corporation. Donald J. Shepard shall be elected or appointed as President and Chief Executive officer of the surviving corporation and shall continue to serve as President and Chief Executive Officer of AEGON USA, Inc. Following the closing of the merger, the headquarters of the surviving corporation and AEGON USA, Inc. shall be in San Francisco, California. At or prior to the closing of the merger, the AEGON Supervisory Board will take such action as may be necessary to invite, and if such invitation is accepted, cause the appointment of one, or in AEGON's discretion, two, current directors of Transamerica as ex officio members of the Supervisory Board immediately following the closing of the merger and at the next meeting of AEGON's stockholders use best efforts to cause the election or appointment of such person(s) as full members of the Supervisory Board.

   Stock Exchange Listing. The merger agreement provides that AEGON will use reasonable best efforts to cause the AEGON common shares to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing date of the merger.

Fees and Expenses

   Except as provided in the merger agreement with respect to termination of the merger agreement under circumstances, the merger agreement provides that AEGON and Transamerica will each pay its own respective expenses incident to preparing for, entering into and carrying out the merger agreement and to consummating the merger.

Conditions

   The respective obligations of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver on or prior to the closing date of the merger of a number of conditions, including the following:

  . approval and adoption of the merger agreement by the affirmative vote or consent of the holders of Transamerica common stock representing a majority of the shares entitled to vote;

  . the receipt by AEGON and Transamerica of all requisite approvals of, or satisfaction of all requisite filing requirements with, governmental entities in connection with the transactions contemplated by the merger agreement, which the failure to obtain would have a material adverse effect on Transamerica or AEGON, including all requisite approvals under, and the expiration of all waiting periods in respect of, the HSR Act;

  . the absence of any order, injunction or other legal restraint or prohibition preventing the consummation of the merger;

  . the effectiveness of the AEGON Registration Statement under the Securities Act and the absence of any stop order or pending proceedings by a governmental entity seeking a stop order with respect to the AEGON Registration Statement; and

  . the approval for listing on the NYSE, subject to official notice of issuance, of the AEGON common shares issuable to Transamerica's stockholders pursuant to the merger agreement.

   The obligation of Transamerica to effect the merger is further subject to the following conditions, unless waived in writing by Transamerica:

  . the truthfulness and correctness in all material respects of the representations and warranties of AEGON described in the merger agreement;

  . the performance by AEGON and Tony Merger Corp. in all material respects of all obligations required to be performed by AEGON and Tony Merger Corp. under the merger agreement at or prior to the closing date of the merger; and

  . the receipt by Transamerica of an opinion, dated the date of the closing of the merger, of Wachtell, Lipton, Rosen & Katz, counsel to Transamerica, concerning certain tax matters relating to the merger agreement and the transactions contemplated thereby. This opinion will be based upon customary assumptions and factual representations.

   The obligation of AEGON to effect the merger is further subject to the following conditions, unless waived in writing by AEGON:

  . the truthfulness and correctness in all material respects of the representations and warranties of Transamerica described in the merger agreement;

  . the performance by Transamerica in all material respects of all obligations required to be performed by Transamerica under the merger agreement at or prior to the closing date of the merger; and

  . the receipt by AEGON of an opinion, dated the date of the closing of the merger, of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to AEGON, concerning certain tax matters relating to the merger agreement and the transactions contemplated thereby. This opinion will be based upon customary assumptions and factual representations.

   All of these conditions are waivable with the consent of both Transamerica and AEGON, except that the approval by Transamerica stockholders and certain governmental approvals cannot legally be waived. It is not anticipated that the other governmental approvals would be waived if they would have a material impact on Transamerica or AEGON.

                              THE SPECIAL MEETING

   This document is furnished in connection with the solicitation of proxies from the holders of Transamerica common stock by Transamerica's board of directors for use at the Transamerica special meeting. This document and accompanying form of proxy are first being mailed to the Transamerica stockholders on or about June 9, 1999.

Time and Place; Purpose

   The special meeting will be held at Wattis Theater, San Francisco Museum of Modern Art, 151 Third Street, San Francisco, California, on July 20, 1999, starting at 10 a.m., local time. At the special meeting, the Transamerica stockholders will be asked to consider and vote upon the proposal to approve and adopt the merger agreement.

Voting Rights; Votes Required for Approval

   Transamerica's board of directors has fixed the close of business on May 25, 1999, as the record date for Transamerica stockholders entitled to notice of and to vote at the special meeting.

   The only outstanding voting securities of Transamerica are the Transamerica common stock. Only stockholders of record on the record date are entitled to notice of and to vote at the special meeting. Each holder of shares of record, as of the record date, of Transamerica common stock is entitled to cast one vote per share on the merger agreement proposal.

   On the record date, there were approximately 124,685,589 shares of Transamerica common stock outstanding and entitled to vote at the special meeting, held by approximately 38,609 Transamerica stockholders. The favorable vote of a majority of all outstanding shares on the record date entitled to vote at the Transamerica special meeting is required to approve the merger agreement proposal.

   On the record date, the directors and executive officers of Transamerica and their affiliates beneficially owned and were entitled to vote approximately 433,614 shares of Transamerica common stock.

Voting of Proxies

   All shares of Transamerica common stock represented by proxies properly received prior to or at the special meeting and not revoked, will be voted in accordance with the instructions indicated in such proxies. If stockholders do not indicate any instructions on a properly executed and returned proxy, that proxy will be voted FOR the merger agreement proposal. Stockholders may also vote by telephone by calling toll-free: 1-877-779-8683. The telephone voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Instructions for voting by telephone are provided on the proxy card.

   If a proposal to adjourn the Transamerica special meeting is properly presented, the persons named in the enclosed form of proxy will not have discretion to vote shares voted against the merger agreement proposal in favor of the adjournment proposal.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     1. filing with the Secretary of Transamerica before taking the vote at the stockholders' meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares;

     2. voting by telephone before taking the vote at the special meeting which will serve to revoke any prior proxy; or

     3. attending the stockholders' meeting and voting in person.

   In order to vote in person at the Transamerica special meeting, Transamerica stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for the stockholders' meeting. Attendance at a stockholders' meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the stockholders' meeting as follows:

            Transamerica Corporation
            600 Montgomery Street
            San Francisco, California 94111

            Attention: Shirley H. Buccieri

   Transamerica stockholders who require assistance in changing or revoking a proxy should contact Georgeson Shareholder Communications Inc. at

            Georgeson Shareholder Communications Inc.
            Wall Street Plaza
            New York, NY 10005
            Phone Number: (800) 223-2064 (toll-free)

   Abstentions may be specified on the merger agreement proposal. Since the favorable vote of holders of more than the majority of all of the outstanding shares of Transamerica's common stock is required to approve the merger agreement proposal, an abstention will have the same effect as a vote against the merger.

   Under New York Stock Exchange rules, brokers who hold shares in street name for customers do not have the authority to vote on the merger agreement proposal when they have not received instructions from beneficial owners and, thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of the merger agreement (i.e., "broker non-votes"). Since the affirmative vote described above is required for approval of the proposal, a "broker non-vote" with respect to the merger agreement proposal will have the same effect as a vote against the merger.

   It is Transamerica's policy to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

   The cost of solicitation of proxies will be paid by Transamerica. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Transamerica will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. Transamerica has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies and to verify records related to the solicitations. Georgeson Shareholder Communications Inc. will receive customary fees and expense reimbursement for such services. To the extent necessary in order to ensure sufficient representation at its meeting, Transamerica may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge stockholders to vote proxies without delay.

   Transamerica stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of certificates representing shares of common stock will be mailed by or on behalf of AEGON to former Transamerica stockholders as soon as practicable after the consummation of the merger.

                     DESCRIPTION OF CAPITAL STOCK OF AEGON

   The following is a summary of the terms of AEGON's capital stock, including brief descriptions of provisions contained in the Articles of Incorporation of AEGON, as amended on July 17, 1995 and May 15, 1998. These summaries and descriptions do not purport to be complete statements of these provisions.

Enforcement of Civil Liabilities

   AEGON is a Dutch company located in the Netherlands. After the merger, many of AEGON's directors and officers will be residents of the Netherlands or countries other than the United States. In addition, although AEGON has substantial assets in the U.S., a large portion of its assets and the assets of its directors and officers will be located outside of the U.S. As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws:

     (1) to effect service of process within the U.S. upon AEGON and the directors and officers of AEGON located outside the U.S.,

     (2) to enforce in U.S. courts or outside the U.S. judgments obtained against those persons in U.S. courts,

     (3) to enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S., and

     (4) to enforce against those persons in the Netherlands, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

   The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, except arbitration awards. Therefore, a final judgment for the payment of money rendered by any federal or State court in the U.S. based on civil liability, whether or not based solely upon the federal securities laws, would not be directly enforceable in the Netherlands. However, if the party in whose favor a final judgment is rendered brings a new suit in a competent court in the Netherlands, such party may submit to the Dutch court the final judgment that has been rendered in the U.S. If the Dutch court finds that the jurisdiction of the federal or State court in the U.S. has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the court in the Netherlands would, in principle, give binding effect to the final judgment that has been rendered in the U.S. unless such judgment contravenes Dutch public policy.

   A shareholder of a company incorporated under the laws of the Netherlands cannot sue individual members of the supervisory board or executive board derivatively; that is, in the name of and for the benefit of AEGON. Moreover, under Dutch law, the duties owed by members of the supervisory board and executive board are owed primarily to AEGON, not to its shareholders. This may limit the rights of the shareholders of a Dutch company to sue members of its supervisory or executive boards. Dutch law does not specifically provide for class action suits, such as a suit by one shareholder for his benefit and the benefit of others similarly situated against a company or its supervisory or executive directors.

Share Capital

   At December 31, 1998, the total authorized capital stock of AEGON consisted of 1,300,000,000 AEGON common shares, par value fifty Dutch Guilder cents per share and 700,000,000 preferred shares, par value fifty Dutch Guilder cents per share. At the same date, there were outstanding 583,180,340 AEGON common shares and 230,000,000 AEGON preferred shares. After giving effect to the merger (assuming an exchange ratio of .57353), there would be 642,279,401 AEGON common shares and 290,000,000 AEGON preferred shares.

General

   All of AEGON's issued Common Shares are fully paid and not subject to calls for additional payments of any kind. The Common Shares are held in bearer and registered form. Holders of shares of New York Registry hold their Common Shares in registered form.

Dividends

   Under Dutch law and AEGON's Articles of Incorporation, the holders of AEGON common shares are entitled to payment of dividends out of the profits remaining after the creation of a reserve account, if any. Preferred dividends are payable on the capital actually paid in on the preferred shares at a rate equal to 2% over the rate of discount for promissory notes applied by De Nederlandsche Bank (Central Bank of The Netherlands) plus any additional interest charged on current account debit balances by one of the banks in The Netherlands, all determined as of the first Amsterdam Stock Exchange working day of the financial year in which the dividend is distributed. The Executive Board of AEGON (the "AEGON Executive Board") may determine the dividend payment date for the AEGON common shares and preferred shares, which may vary for registered and bearer shares, the record date for payment applicable to holders of registered AEGON common shares and, with the approval of the AEGON Supervisory Board, the currency or currencies in which dividends will be paid. For dividends on New York Shares, therefore, AEGON is empowered to make payment in U.S. dollars.

Voting Rights and Appointment of Supervisory and Executive Boards

   General Meeting of Shareholders. All holders of AEGON common shares and preferred shares are entitled to attend personally or by proxy any general meeting of shareholders upon compliance with the procedures hereinafter mentioned. A holder of AEGON common shares and preferred shares is entitled to one vote for each share held by him and represented at the meeting. A general meeting of shareholders is required to be held not later than June 30 in each year. General meetings of shareholders are called by the AEGON Supervisory Board or the AEGON Executive Board and are required to be held in The Hague, The Netherlands or certain other cities in The Netherlands. In order to attend a general meeting of shareholders, holders of bearer shares must deposit their share certificates with one of the depositaries designated in the notice of the meeting. The holders of registered shares are required to notify AEGON in writing prior to the date specified in the notice of a general meeting of the shareholders of their desire to attend the meeting in person or by proxy and must specify the serial numbers of their share certificates, if any. Action is taken at such meetings by an absolute majority of the votes cast unless a larger majority is explicitly provided by law or by the Articles of Incorporation.

   Control of AEGON. As of December 31, 1998, Vereniging AEGON held approximately 36.37% of the common shares and 100% of the preferred shares of AEGON. These holdings give Vereniging AEGON approximately 54.51% of AEGON's voting shares and thus voting control of AEGON. Vereniging AEGON is a membership association under Dutch law. One of the principal characteristics of a membership association is that it has no share capital. The major objective of Vereniging AEGON is to promote the direct and indirect interests of companies subsidiary to or associated with AEGON, as well as insured parties, employees, shareholders and other relations of those companies to be achieved, among other things, by obtaining and executing voting control in AEGON.

   The majority of AEGON's common shares is in bearer form. The AEGON common shares held by Vereniging AEGON are (with the exception of 1,397,800 bearer shares as per December 31, 1998) registered and represent about 88.8% of all registered common shares in AEGON's shareholders' register (which excludes the registered New York Shares). The holding of 100% of the preferred stock is also registered. The table below shows the ownership percentage of Vereniging AEGON as of December 31, 1998.

      Title of Class                               Number Owned Percent of Class
      --------------                               ------------ ----------------
      Common Shares............................... 209,695,961       36.37%
      Preferred Shares............................ 230,000,000       100.0%

   Vereniging AEGON has two administrative bodies: the general membership and executive committee. The general membership currently consists of 20 individuals who were elected as members of Vereniging AEGON. Of these 20 individuals, 16 represent a broad cross-section of Dutch society, and are called elected members.

No employee (or former employee) of AEGON or its subsidiaries may be elected to the general membership. Of the other four members of the general membership, two are elected from the AEGON Supervisory Board and two are elected from the AEGON Executive Board.

   Appointment of the AEGON Supervisory Board and the AEGON Executive
Board. Large Dutch companies are required by Dutch law to have a two-tier management system consisting of an executive board and a supervisory board. Members of the AEGON Supervisory Board and the AEGON Executive Board are appointed by the AEGON Supervisory Board. The number of members of the AEGON Supervisory Board is determined from time to time by the AEGON Supervisory Board but may not consist of less than seven members. Reference is made to "Item 10. Directors and Officers of Registrant" of AEGON's 1998 Annual Report on Form 20-F.

   Shareholder Proposals. Proposals by shareholders are required to be placed on the agenda of a general meeting of shareholders, but only if such proposals have been signed by the holder or holders of at least 1% of the total capital issued and are submitted to AEGON at least 30 days prior to each general meeting of shareholders.

   Amendment of Articles. The Articles of Incorporation of AEGON may be amended at any general meeting of shareholders where at least 50% of the issued capital is represented, by an absolute majority of the votes cast. If the required quorum is not represented at the shareholder meeting, the amendment may be approved at a subsequent meeting to be called and held within four weeks with the same required vote, but without such quorum requirement. Any such amendment must have been proposed by the AEGON Executive Board which proposal must have been approved by the AEGON Supervisory Board.

   Annual Accounts and Dividends. The AEGON Supervisory Board adopts annually AEGON's annual accounts with respect to the previous calendar year, accompanied by a certificate of an independent accountant certifying such annual accounts. The annual accounts are submitted for approval to the annual general meeting of shareholders by the AEGON Executive Board, and the AEGON Executive Board is also required to present to the annual general meeting of shareholders a report of management with respect to the previous calendar year.

Liquidation Rights

   In the event of the liquidation of AEGON, the general meeting of shareholders determines the remuneration of the liquidators and of the members of the AEGON Supervisory Board. The assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed first to the holders of preferred shares in the amount of their paid-in capital. The amount left after such payment will be distributed to the holders of AEGON common shares.

Issuance of Additional Shares

   Shares of AEGON's authorized but unissued capital stock may be issued at such times and on such conditions as may be determined at a general meeting of shareholders or by the AEGON Executive Board if authorized by the shareholders. At the general meeting of shareholders of AEGON held on May 14, 1998, the AEGON Executive Board was designated, for a period of three years effective January 1, 1999, by a resolution approved by the shareholders, as the Company Body which shall, subject to the approval of the AEGON Supervisory Board, be authorized: (a) to decide upon the issue of shares and to grant rights to acquire shares up to the authorized capital; and (b) to limit or exclude the preemption rights of the shareholders with regard to the issuance of shares and the granting of rights to acquire shares. In respect of the issuance of Common Shares without preemption rights, the authority given under (a) shall be limited to (1) 10% of the capital, plus; (2) 20% of the capital, but only if the issuance happens to occur in connection with the acquisition of an enterprise or a corporation. For the purposes of the designation by the shareholders, the term capital means the par value amount of the Common Share capital issued at the moment this authority is used for the first time in a certain year. The designation described above may only be withdrawn by a resolution of the general meeting of shareholders following a proposal by the AEGON Executive Board which has been approved by the AEGON Supervisory Board.

Preemptive Rights

   Except in certain instances prescribed by law, the holders of AEGON common shares have preemptive rights on a pro rata basis to purchase the number of AEGON common shares to be issued. Holders of AEGON preferred shares, as such, have no preemptive rights in respect of any AEGON common shares.

   Preemptive rights in respect of AEGON common shares may be limited or precluded by a resolution passed by the general meeting of shareholders. In the notice of the meeting, the reasons for the proposal to limit or preclude the preemptive rights in respect of AEGON common shares and the intended issue price must be explained in writing. Preemptive rights may also be limited or precluded by the AEGON Executive Board if a resolution is passed by the general meeting of shareholders which confers such power on the AEGON Executive Board for a maximum of five years. This power may from time to time be extended, but never for a period longer than five years. A resolution passed at the general meeting of shareholders or taken by the AEGON Executive Board to limit or preclude the preemptive rights in respect of AEGON common shares requires the approval of the AEGON Supervisory Board. If AEGON makes a rights offering to the holders of AEGON common shares, the rights of holders of AEGON's New York Shares to exercise the rights so offered is subject to a restriction which permits AEGON to sell such rights in a manner to be determined by the AEGON Executive Board and to remit the cash proceeds of such sale to such holders if the additional AEGON common shares are not registered under the Securities Act. AEGON common shares to be issued in connection with the merger will be issued without preemptive rights.

Repurchase by AEGON of its Own Shares

   Subject to certain restrictions contained in the Laws of The Netherlands and AEGON's Articles of Incorporation, the AEGON Executive Board may cause AEGON to purchase its own fully-paid shares, provided that the total number of AEGON shares so repurchased may not exceed, in the aggregate, 10% of the issued capital. Such purchase may be made only upon authorization by the general meeting of shareholders, which authorization is valid for a maximum of eighteen months and must include the number of shares to be acquired, the way in which they may be acquired and the minimum and maximum purchase price.

Certificates for Common Shares and their Transfer

   Certificates evidencing AEGON common shares are issuable, subject to the restrictions described below, in bearer or registered form, as the holder may elect. Certificates issued by the New York registrar are in registered form and are printed in the English language. Bearer shares are evidenced by certificates printed only in the Dutch language. AEGON common shares in bearer form and New York Shares may be held by residents as well as non-residents of The Netherlands. Only AEGON common shares in bearer form may be traded on the Amsterdam, London, Frankfurt, Tokyo and Zurich Stock Exchanges. Only New York Shares may be traded on a stock exchange in the U.S. Upon presentation of a bearer certificate to AEGON's Dutch transfer agent, accompanied by a request that the shares evidenced by such certificate be transferred to New York Shares, the Dutch transfer agent will cancel such bearer share and will instruct AEGON's New York transfer agent to issue a New York Share certificate evidencing such shares. Similarly, upon presentation to the New York transfer agent of New York Shares accompanied by an appropriate request, the New York transfer agent will cancel such New York Shares and will instruct the Dutch transfer agent to issue a bearer share certificate evidencing such shares. Transfers of AEGON common shares in bearer form are accomplished by delivery of the share certificates. New York Shares may be transferred on the books of AEGON at the office of the New York transfer agent by surrendering the New York Shares with the deed of transfer on the New York Shares or in a separate instrument completed in full and signed by the transferor. Upon surrender, AEGON, acting through its New York transfer agent, will either note the transfer on the surrendered New York Shares or issue replacement New York Shares registered in the name of the new owner. In addition, a shareholder is entitled, upon written request to AEGON and the surrender for cancellation of any share certificate previously issued, to have his name entered in the register of shareholders with respect to the share or shares owned by him and to receive, in lieu of a certificate, a non-negotiable declaration of registration of such share or shares.

     COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF TRANSAMERICA AND AEGON

   As a result of the merger, stockholders of Transamerica will become shareholders of AEGON, and their rights will be governed by the Articles of Incorporation of AEGON which differs in material respects from the Restated Certificate of Incorporation of Transamerica (the "Transamerica Certificate") and the Transamerica by-laws (the "Transamerica By-laws"). The following is a summary of the material differences between the rights of holders of Transamerica common stock and holders of AEGON common shares. These differences arise from differences between the Delaware General Corporation Law (the "DGCL") and the Dutch Civil Code as well as from differences between the governing documents. This summary is not, and does not purport to be, complete. This summary is qualified in its entirety by reference to the corporate laws of Delaware and The Netherlands and the governing instruments of Transamerica and AEGON. This summary should be read in conjunction with "Description of Capital Stock of AEGON."

Voting Rights

   Under the DGCL, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Either the certificate of incorporation or the by-laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

   The Transamerica Certificate provides for one vote per share of Transamerica common stock, but does not provide for cumulative voting. In general, except as otherwise provided by law, holders of each series of Transamerica preferred stock have no voting rights. Under the Transamerica By-laws, the presence in person, or by properly executed proxy, of holders of a majority of the outstanding shares of stock entitled to vote at the meeting is required to constitute a quorum at stockholder meetings of Transamerica.

   Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of incorporation of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles or the law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles stipulate otherwise.

   The Articles of Incorporation of AEGON provide for one vote per AEGON common/preferred share. Generally, all resolutions may be adopted by an absolute majority of the total votes cast, and there are no quorum requirements. A quorum of at least half of the issued capital is required for amendments to the Articles of Incorporation or dissolution of AEGON.

Amendment of Charter Documents

   Under the DGCL, amendments to a corporation's certificate of incorporation require a resolution of the board of directors, followed by a majority vote of the holders of the outstanding stock entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the certificate of incorporation or by other provisions of the DGCL. The Transamerica Certificate reserves the right of amendment in the manner prescribed by the statute.

   The Transamerica Certificate requires the approval of 80% of the voting power of the shares entitled to vote generally in the election of directors, to alter, amend, adopt any provision inconsistent with or to repeal provisions of the Transamerica By-laws and certain provisions of the Transamerica Certificate relating to stockholder meetings and to the board of directors.

   Under Dutch law, shareholders of a Dutch company may resolve to amend the company's articles of incorporation, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

   Under AEGON's Articles of Incorporation, the general meeting of shareholders may pass a resolution for an amendment to the Articles of Incorporation only upon a proposal of the AEGON Executive Board which proposal requires the approval of the AEGON Supervisory Board, and it must be approved by an absolute majority of the votes cast at a meeting at which at least 50% of the issued capital is represented. If the required quorum is not represented, then the amendment may be approved at a subsequent meeting to be called and held within four weeks with the same required vote but without such quorum requirement.

Appraisal Rights

   The DGCL provides for appraisal rights in connection with certain mergers and consolidations. Appraisal rights are not available for any shares of stock of the constituent corporation surviving the merger if the merger did not require for its approval the vote of the holders of the surviving corporation. In addition, unless otherwise provided in the charter, no appraisal rights are available to holders of shares of any class of stock which, as of the record date, is either: (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (1) shares of stock of the surviving corporation; (2) shares of stock of another corporation which are or will be so listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares of such stock; or (4) any combination of the above. The Transamerica Certificate has no provision relating to appraisal rights. Transamerica stockholders who object to the merger and do not vote in favor of the merger have certain rights to dissent and demand "fair value" of the Transamerica Stock. See "The Proposed Merger--Appraisal Rights" and Appendix C.

   Dutch law does not recognize the concept of appraisal or dissenters' rights and, accordingly, holders of stock in a Dutch company have no appraisal rights.

Preemptive Rights

   Under the DGCL, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. The Transamerica Certificate does not provide for preemptive rights.

   Under Dutch law, holders of common shares in a Dutch company have preemptive rights with respect to newly issued common shares in proportion to the aggregate nominal value of their shareholdings (with the exception of shares to be issued to employees). Such preemptive rights in respect of newly issued common shares may be excluded by approval of the shareholders at the General Meeting of Shareholders. Unless the articles of incorporation state otherwise, holders of preferred shares have no preemptive rights. The Articles of Incorporation of AEGON conform to Dutch law and authorize the general meeting of shareholders or the AEGON Executive Board, if so designated by the general meeting of shareholders, to limit or eliminate preemptive rights for holders of AEGON common shares, subject to the approval of the AEGON Supervisory Board.

Action by Written Consent of Shareholders

   The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing. However, the Transamerica Certificate provides that any action required or permitted to be taken by Transamerica stockholders must be effected at a duly called annual or special meeting of the stockholders of Transamerica and may not be effected by any consent in writing by such stockholders.

   Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of incorporation expressly so allow and provided no bearer shares are issued. As AEGON's Articles of Incorporation do not contain such express provision and AEGON has issued bearer shares, shareholders of AEGON may not adopt resolutions outside a meeting of shareholders.

Shareholders' Meetings

   Under the DGCL, an annual meeting of stockholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. Any other proper business may be transacted at the annual meeting. The Transamerica By-laws provide that the Board shall fix the date, time and place of the meeting.

   Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to the Articles of Incorporation of AEGON, general meetings may also be held as often as the AEGON Executive Board or the AEGON Supervisory Board deems necessary. In addition, under Dutch law, shareholders representing at least one-tenth of the issued share capital may request the AEGON Executive Board or the AEGON Supervisory Board to convene a general meeting of shareholders. If the AEGON Executive Board or the AEGON Supervisory Board has not convened a meeting within a certain period, the persons who have made the request are authorized to convene such a meeting under the specific requirements of Dutch law. The Articles of Incorporation of AEGON specify the places where general meetings of shareholders may be held, all of which are located in The Netherlands.

Election of Directors

   Under the DGCL, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed by, or in the manner provided in, the by-laws, unless the certificate of incorporation fixes the number of directors. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of stockholders. The directors may be divided into one, two or three classes. The Transamerica Certificate provides that the number of directors which will constitute the board of directors of Transamerica will be fixed, and may be altered from time to time, as provided in the Transamerica By-laws. The Transamerica By-laws provide that the board of directors of Transamerica will consist of not less than seven nor more than 22 directors, as determined by the board of directors of Transamerica. The board of directors of Transamerica currently consists of nine directors. As provided by the Transamerica By-laws, the board of directors of Transamerica is divided into three classes of three directors each. The directors of each class serve for a three-year term, with the term of office of one class expiring at each annual meeting of stockholders.

   Under Dutch law, the executive board of a company must consist of at least one member. Under Dutch law, members of the executive board are appointed for an indefinite period of time and their appointment is not staggered. Members of the supervisory board are appointed for a period of four years and may be re-elected. A Dutch company may provide in its articles of association that the appointment and resignation of members of the executive board and the supervisory board will be staggered.

   The Articles of Incorporation of AEGON provide that the AEGON Supervisory Board will consist of at least seven members and do not specify the number of members of the AEGON Executive Board which shall be determined by the AEGON Supervisory Board. Under AEGON's Articles of Incorporation, the AEGON Supervisory Board appoints the members of the AEGON Executive Board and determines the terms of employment of such members. The executive board of a Dutch company is in charge of the management of the company. The supervisory board members are in charge of supervising the management as conducted by the executive board. The supervisory board members also are appointed by the AEGON Supervisory Board, unless objected to on certain grounds by the general meeting of shareholders or the workers' council. AEGON's supervisory directors are elected for renewable periods of four years.

Removal of Directors

   Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) if the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. The Transamerica board is classified.

   Under Dutch law and AEGON's Articles of Incorporation, the AEGON Supervisory Board has the authority to remove members of the AEGON Executive Board. A member of the AEGON Executive Board can be removed by the AEGON Supervisory Board only after having consulted with the general meeting of shareholders on the intended dismissal. Removal without cause is possible but may be contrary to the principles of reasonableness and fairness which are imposed under Dutch law. Any removal without cause therefore could be declared null and void. Members of the AEGON Supervisory Board may be removed by the court upon petition by the general meeting of shareholders or the workers' council.

Filling of Vacancies

   The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the certificate of incorporation or by-laws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, shall fill such vacancy. The Transamerica Certificate provides that board vacancies that result from an increase in the number of directors may be filled by a majority of the directors then in office (provided that a quorum is present), and any other vacancy occurring in the board of directors of Transamerica may be filled by a majority of the directors then in office (even if no quorum is present) or by a sole remaining director.

   Under Dutch law, a decision to appoint a new member of the executive board must be taken by the supervisory board. The supervisory board must notify the general meeting and the works council of an intended appointment. Vacancies on the supervisory board are filled by the supervisory board. The general meeting, the executive board and the works council have the right to make recommendations. Both the general meeting and the works council can object to an intended appointment.

Shareholder Nominations and Proposals

   The Transamerica By-laws provide that stockholders may nominate individuals for election to the board of directors or propose other business at an annual meeting of Transamerica stockholders. In order to nominate an individual, a stockholder must deliver written notice to the Secretary of Transamerica not less than 70 days nor more than 90 days prior to the first anniversary of the prior year's annual meeting; provided, however, that in the event the annual meeting is either more than 20 days before or more than 70 days after the anniversary date, notice by the stockholder to be timely must be received not earlier than 90 days prior to the annual meeting and not later than the later of 70 days prior to the annual meeting and 10 days following the day on which public announcement of the date of the annual meeting was made by Transamerica. The written notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, any material interest of the stockholder in such business and the beneficial owner, if any, on whose behalf the proposal is made, and in the event that the business includes a proposal to amend the by-laws, the language of the proposed amendment and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the stockholder's name and address as it appears on Transamerica's books and the name of the beneficial owner, if any, (2) the class and number of shares of Transamerica that are owned, of record and beneficially, by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of Transamerica stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose the nomination or other business, and (4) a representation whether the stockholder or beneficial owner, if any, intends to, among other things, solicit proxies in support of such nomination or other business. If the chairman of the meeting determines that a nomination was not made in accordance with the prescribed procedures, the chairman must so declare to the meeting and the defective nomination will be disregarded.

   The Articles of Incorporation of AEGON provide that the general meeting of shareholders, the AEGON Executive Board and the workers' council may recommend individuals to the AEGON Supervisory Board for appointment as members. The recommendation must state the nominee's age, occupation, the value of the shares he holds in AEGON's share capital and the positions he occupies or has occupied, insofar as the latter are of importance to the performance of duties as a member of the AEGON Supervisory Board. The recommendation must also list the companies for which the nominee serves as a member of a supervisory board and must state the grounds for the recommendation. The members of the AEGON Executive Board are individually appointed by the AEGON Supervisory Board.

   The Articles of Incorporation of AEGON provide that in order to be dealt with at a general meeting of shareholders, shareholder proposals must be signed by one or more shareholders who together represent at least 1% of the total issued capital and be received in writing at the office of AEGON at least 30 days before the date on which the meeting will be held.

Dividends

   Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. The Transamerica By-laws also provide that dividends on Transamerica stock may be paid in cash, property or shares of Transamerica's capital stock. In addition, the Transamerica By-laws provide that, before the payment of dividends, the board of directors of Transamerica may set aside sums from those available for dividends to serve as a reserve fund for contingencies, to equalize dividends, or to repair and maintain property of Transamerica, or for any other purpose the board of directors of Transamerica deems conducive to the interests of Transamerica.

   Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the supervisory board and approval of the company's annual accounts by its shareholders. Moreover, dividends may be distributed only to the extent that net assets exceed the sum of the amount of issued and paid-up capital and reserves which must be maintained under the law or the articles of incorporation. Interim dividends may be declared as provided for in the articles of incorporation and may be distributed to the extent that net assets exceed the amount of the issued and paid-up capital plus required legal reserves. Under Dutch law, the articles of incorporation may prescribe that the executive board and/or the supervisory board decide what portion of the profits are to be held as reserves.

Rights of Purchase

   Under the DGCL, a corporation may redeem or repurchase its own shares, except that a corporation cannot generally make such a purchase or redemption if it would cause impairment of its capital.

   Under Dutch law, a company may not subscribe for newly issued shares in its own capital. A Dutch company may, subject to certain restrictions, purchase shares in its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital.

Limitation of Directors' Liability/Indemnification of Officers and Directors

   The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. However, the DGCL expressly provides that the liability of a director may not be eliminated or limited for (1) breaches of his or her duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the unlawful purchase or redemption of stock or unlawful payment of dividends or (4) any transaction from which the director derived an improper personal benefit. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Transamerica Certificate contains a provision eliminating director liability to the extent permitted by the DGCL.

   The Transamerica By-laws provide for indemnification of directors and executive officers to the fullest extent permitted by the DGCL. Generally, the DGCL permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

   The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands and sometimes is provided for in a company's articles of incorporation. Although neither the laws of The Netherlands nor the Articles of Incorporation of AEGON contain any provisions in this respect, AEGON has contractually agreed to indemnify members of the AEGON Executive and Supervisory Boards and officers of AEGON.

Special Meetings

   Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The DGCL does not provide stockholders with an automatic right to call special meetings of stockholders. The Transamerica Certificate and the Transamerica By-laws provide that a special meeting of stockholders may be called only by the board of directors or a committee of the board.

   Under Dutch law, special general meetings of shareholders may be convened by the executive board or the supervisory board, but the articles of incorporation may also vest this power in other persons. In addition, one or more shareholders, who own together at least 10%--or such lesser amount as is provided by the articles of incorporation--of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call a special general meeting of shareholders.

   Pursuant to the Articles of Incorporation of AEGON, special general meetings of shareholders may be held whenever the AEGON Executive Board or the AEGON Supervisory Board calls such meetings, subject to the specific requirements under Dutch law.

Shareholder Votes on Certain Reorganizations

   Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. The Transamerica Certificate requires the vote of a majority of the holders of Transamerica Common Shares who are not interested parties for certain business combinations with a 20% stockholder.

   Under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common shares outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation.

   Under Dutch law, the general meeting of shareholders must approve any merger in which the company would not be the surviving entity.

   AEGON's Articles of Incorporation do not expressly require the approval of the general meeting of shareholders or reorganizations or mergers in which AEGON would not be the surviving entity, but by virtue of the application of Dutch statutory law, a merger or reorganization involving AEGON and in which AEGON would not be the surviving entity is subject to the approval of the general meeting of shareholders by a majority of the votes cast at such meeting.

Certain Provisions Relating to Business Combinations

   The DGCL generally prevents a corporation from entering into certain business combinations with an "interested stockholder" (defined generally to include any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or certain of its affiliates within a three year period immediately prior to the time that such stockholder became an "interested stockholder"), unless (1) the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder" is approved by the board of directors of the corporation, prior to such time as the stockholder became an "interested stockholder", (2) the interested stockholder acquired at least 85% of the corporation's voting stock in the same transaction in which it became an "interested stockholder" or (3) at or subsequent to such time in which the stockholder became an "interested stockholder", the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by a vote of 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

   Neither Dutch law nor AEGON's Articles of Incorporation specifically prevent business combinations with interested shareholders.

Rights of Inspection

   Under the DGCL, any stockholder may inspect for any proper purpose the corporation's stock ledger, a list of its stockholders and its other books and records during the corporation's usual hours for business.

   Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their approval. Under Dutch law, the shareholders' register is available for inspection by the shareholder. The register for holders of New York Shares is available for inspection at the office of AEGON's New York registrar. Members of the supervisory board of a Dutch company are authorized to inspect the books and records of the company, and they are permitted access to the buildings and premises of the company during normal business hours.

Shareholder Suits

   Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

   Dutch law does not provide for derivative suits or class actions.

Conflict-of-Interest Transactions

   The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if (a) the material facts as to his relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to his relationship or interest and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the stockholders.

   Under Dutch law, unless the articles of incorporation of a company provide otherwise, the corporation will be represented by the supervisory board in case of a conflict of interest between the corporation and one or more of its executive board members. The Articles of Incorporation of AEGON have no specific provision on conflicts of interest.

Financial Information Available to Shareholders

   AEGON and Transamerica are each required to file periodic reports with the SEC containing certain financial information. Transamerica files Annual Reports on Form 10-K which contain audited financial statements prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") and quarterly reports on Form 10-Q which contain quarterly financial statements prepared in accordance with U.S. GAAP. AEGON files Annual Reports on Form 20-F which contain annual financial statements prepared in accordance with Dutch accounting principles together with a reconciliation to U.S. GAAP and periodic reports on Form 6-K which contain financial statements for the six-months ended June 30 prepared in accordance with Dutch accounting principles together with a reconciliation to U.S. GAAP. In addition, AEGON also produces nine-month financial reports; however, such reports are not published in the U.S. or reconciled to U.S. GAAP.

                                    EXPERTS

   The consolidated financial statements of Transamerica incorporated by reference in Transamerica's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP ("Ernst & Young"), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of AEGON and its subsidiaries included in AEGON's 1998 Annual Report on Form 20-F incorporated by reference herein have been audited by Ernst & Young Accountants, independent auditors, to the extent and for the periods indicated in their reports thereon and have been incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   Representatives of Ernst & Young are expected to be present at the Meeting. These representatives will have an opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of the AEGON common shares to be issued pursuant to the merger will be passed upon for AEGON by N.W. van Vliet, AEGON's General Counsel. As of June 16, 1999, Mr. van Vliet owned an amount of AEGON common shares equal to less than one one-hundredth of one percent of the total number outstanding of AEGON common shares.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov".

   AEGON filed the AEGON Registration Statement on Form F-4 to register with the SEC the AEGON common shares to be issued to Transamerica stockholders in the merger. This proxy statement-prospectus is a part of that Registration Statement and constitutes a prospectus of AEGON, as well as being a proxy statement of Transamerica for the Meeting.

   As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in the AEGON Registration Statement or the exhibits to that Registration Statement.

   The SEC allows us to "incorporate by reference" information into this proxy statement-prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information contained directly in the proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

 AEGON SEC Filings (File No. 0-
 14071)                             Period
 ------------------------------     ------
 Annual Report on Form 20-F
  (including Amendment No. 1).....  Year ended December 31, 1998
 Reports on Form 6-K..............  Filed on January 25, 1999, February 22,
                                    1999, March 8, 1999 and May 6, 1999
 Form 8-A.........................  Filed on October 4, 1991
 Transamerica SEC Filings (File No.
 1-2964)                            Period
 ---------------------------------- ------
 Annual Report on Form 10-K.......  Year ended December 31, 1998
 Quarterly Report on Form 10-Q....  Three months ended March 31, 1999
 Current Reports on Form 8-K......  Filed on February 23, 1999

   We incorporate by reference additional documents Transamerica and AEGON may file with the SEC from the date of this proxy statement-prospectus to the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements and any Annual Report on Form 20-F and, to the extent specifically designated therein, certain Reports on Form 6-K filed by AEGON with the SEC from the date of this proxy statement-prospectus to the date of the Meeting.

   AEGON has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to AEGON, and Transamerica has supplied all such information relating to Transamerica.

   If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement-prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            AEGON N.V.
            Attention: Group Communications
            Mariahoeveplein 50
            P.O. Box 202, 2501 CE The Hague
            The Netherlands
            Tel: 011/(31-70) 344 83 44

            Transamerica Corporation
            Attention: Secretary
            600 Montgomery Street
            San Francisco, California 94111
            Tel: (415) 983-4000

   If you would like to request documents from us, please do so by July 9, 1999 to receive them before the Meeting. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

   You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated June 17, 1999. You should not assume that the information contained in the proxy statement-prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement-prospectus to stockholders nor the issuance of AEGON common shares in the merger shall create any implication to the contrary.

                                                                      Appendix A

                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION

                                     among

                                  AEGON N.V.,

                               TONY MERGER CORP.

                                      and

                            TRANSAMERICA CORPORATION

                               February 17, 1999

                               TABLE OF CONTENTS

                               ----------------

                                   ARTICLE 1

                                 Plan of Merger

                                                                            Page
                                                                            ----
   Section 1.01. The Merger...............................................  A-2
   Section 1.02. Conversion of Shares.....................................  A-2
   Section 1.03. Exchange of Certificates.................................  A-4
   Section 1.04. Dividends................................................  A-5
   Section 1.05. Escheat Laws.............................................  A-5
   Section 1.06. Closing of Company Transfer Books........................  A-5
   Section 1.07. Withholding Rights.......................................  A-5
   Section 1.08. Dissenting Shares........................................  A-6
   Section 1.09. Governance Matters.......................................  A-6

                                   ARTICLE 2

                                    Closing

   Section 2.01. Time and Place of Closing................................  A-6

                                   ARTICLE 3

                   Representations and Warranties of Company

   Section 3.01. Organization, Good Standing and Power....................  A-6
   Section 3.02. Capitalization...........................................  A-7
   Section 3.03. Significant Subsidiaries.................................  A-7
   Section 3.04. Authority; Enforceability................................  A-8
   Section 3.05. Non-Contravention; Consents..............................  A-8
   Section 3.06. SEC Reports; Company Financial Statements................  A-9
   Section 3.07. Statutory Statements.....................................  A-9
   Section 3.08. Absence of Certain Changes or Events.....................  A-9
   Section 3.09. Taxes and Tax Returns....................................  A-10
   Section 3.10. Litigation...............................................  A-11
   Section 3.11. Contracts and Commitments................................  A-11
   Section 3.12. Registration Statement, Etc..............................  A-11
   Section 3.13. Employee Benefit Plans...................................  A-12
   Section 3.14. Labor Matters............................................  A-13
   Section 3.15. Brokers and Finders......................................  A-14
   Section 3.16. No Violation of Law......................................  A-14
   Section 3.17. Environmental Matters....................................  A-15
   Section 3.18. Fairness Opinion.........................................  A-15
   Section 3.19. Certain Approvals........................................  A-15
   Section 3.20. Merger...................................................  A-15
   Section 3.21. Voting Requirements......................................  A-15
   Section 3.22. Computer Software/Year 2000..............................  A-15
   Section 3.23. Intellectual Property....................................  A-16
   Section 3.24. Separate Accounts........................................  A-16
   Section 3.25. Funds....................................................  A-16
   Section 3.26. Insurance................................................  A-16

                                   ARTICLE 4

            Representations and Warranties of Merger Partner and Sub

                                                                            Page
                                                                            ----
   Section 4.01. Organization, Good Standing and Power....................  A-17
   Section 4.02. Capitalization...........................................  A-17
   Section 4.03. Merger Partner Significant Subsidiary....................  A-18
   Section 4.04. Authority; Enforceability................................  A-18
   Section 4.05. Non-Contravention; Consents..............................  A-18
   Section 4.06. SEC Reports; Merger Partner Financial ...................  A-19
   Section 4.07. Statutory Statements.....................................  A-20
   Section 4.08. Absence of Certain Changes or Events.....................  A-20
   Section 4.09. Taxes and Tax Returns....................................  A-20
   Section 4.10. Litigation...............................................  A-21
   Section 4.11. Contracts and Commitments................................  A-21
   Section 4.12. Registration Statement, Etc..............................  A-21
   Section 4.13. Employee Benefit Plans...................................  A-21
   Section 4.14. Labor Matters............................................  A-23
   Section 4.15. Brokers and Finders......................................  A-23
   Section 4.16. No Violation of Law......................................  A-23
   Section 4.17. Environmental Matters....................................  A-24
   Section 4.18. Interim Operations of Sub................................  A-24
   Section 4.19. Merger...................................................  A-24
   Section 4.20. Computer Software/Year 2000..............................  A-25
   Section 4.21. Intellectual Property....................................  A-25
   Section 4.22. Insurance................................................  A-25
   Section 4.23. Affiliate Transactions...................................  A-25

                                   ARTICLE 5

      Conduct and Transactions Prior to Effective Time; Certain Covenants

   Section 5.01. Access and Information...................................  A-25
   Section 5.02. Conduct of Business Pending Merger.......................  A-26
   Section 5.03. Fiduciary Duties.........................................  A-31
   Section 5.04. Certain Fees.............................................  A-31
   Section 5.05. Takeover Statutes........................................  A-32
   Section 5.06. Consents.................................................  A-32
   Section 5.07. Further Assurances.......................................  A-32
   Section 5.08. NYSE Listing.............................................  A-32
   Section 5.09. Notice; Efforts to Remedy................................  A-32
   Section 5.10. Registration Statement; Stockholder Approvals............  A-33
   Section 5.11. Expenses.................................................  A-33
   Section 5.12. Press Releases; Filings..................................  A-33
   Section 5.13. Indemnification of Officers and Directors................  A-34
   Section 5.14. Tax Treatment............................................  A-35
   Section 5.15. Employee Benefits........................................  A-35
   Section 5.16. Equity-based Awards......................................  A-36
   Section 5.17. Rule 145.................................................  A-36
   Section 5.18. Comfort Letters..........................................  A-37
   Section 5.19. Y2K Plans................................................  A-37
   Section 5.20. Compliance with 1940 Act.................................  A-37

                                   ARTICLE 6

                         Conditions Precedent to Merger

                                                                            Page
                                                                            ----
   Section 6.01. Conditions to Each Party's Obligations...................  A-38
   Section 6.02. Conditions to Obligations of Company.....................  A-38
   Section 6.03. Conditions to Obligations of Merger Partner..............  A-39

                                   ARTICLE 7

                   Termination and Abandonment of the Merger

   Section 7.01. Termination..............................................  A-39
   Section 7.02. Effect of Termination and Abandonment....................  A-41

                                   ARTICLE 8

                                 Miscellaneous

   Section 8.01. Waiver and Amendment...................................  A-41
                         Non-Survival of Representations, Warranties and
   Section 8.02. Agreements.............................................  A-41
   Section 8.03. Notices................................................  A-41
   Section 8.04. Descriptive Headings; Interpretation...................  A-42
   Section 8.05. Counterparts...........................................  A-43
   Section 8.06. Entire Agreement.......................................  A-43
   Section 8.07. GOVERNING LAW..........................................  A-43
   Section 8.08. Severability...........................................  A-43
   Section 8.09. Enforcement of Agreement...............................  A-43
   Section 8.10. Assignment.............................................  A-43
   Section 8.11. Obligation of Merger Partner...........................  A-43
   Section 8.12. CONSENT TO JURISDICTION; SERVICE OF PROCESS............  A-44

                                   ARTICLE 9

                                  Definitions

   Section 9.01. Definitions..............................................  A-45
   Section 9.02. Certain Defined Terms Index..............................  A-46

  ANNEX A--EXCHANGE RATIO COMPUTATION EXAMPLES

                             AGREEMENT AND PLAN OF
                           MERGER AND REORGANIZATION

   AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") dated as of February 17, 1999, by and among AEGON N.V., a company formed under the laws of The Netherlands ("Merger Partner"), Tony Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Merger Partner ("Sub"), and Transamerica Corporation, a Delaware corporation ("Company").

   WHEREAS, Merger Partner has formed Sub as a direct wholly owned subsidiary corporation under the Delaware General Corporation Law (the "DGCL") for the purpose of Company merging with and into Sub pursuant to the applicable provisions of the DGCL (the "Merger") so that Sub will continue as the surviving corporation of the Merger and will remain a direct wholly owned subsidiary of Merger Partner;

   WHEREAS, the Boards of Directors of each of Company and Sub, and the Supervisory and Executive Boards of Merger Partner have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

   WHEREAS, the Boards of Directors of each of Company and Sub, and the Supervisory and Executive Boards of Merger Partner have determined that the Merger is fair to and in the best interests of their respective stockholders;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization; and

   WHEREAS, the Merger described herein is subject to the approval of the stockholders of Company and applicable state, federal and foreign authorities, and satisfaction of certain other conditions described in this Agreement.

   NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                 Plan of Merger

   Section 1.01. The Merger.

   (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the DGCL, Company shall be merged with and into Sub, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Company shall cease. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 2.01) a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub, on behalf of the Surviving Corporation, and immediately thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

   (b) From and after the Effective Time, the Merger shall have all the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the DGCL, all of the properties, rights, privileges, powers and franchises of Company and Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   (c) The Certificate of Incorporation of Sub shall be amended to change the name of Sub to the name of Company and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the DGCL.

   (d) The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided therein or in the Certificate of Incorporation of the Surviving Corporation and the DGCL.

   (e) The officers and directors of Sub immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

   Section 1.02. Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

   (a) Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation.

   (b) All shares of common stock, par value $1 per share, of Company ("Company Common Stock") (or other capital stock of Company), that are owned by Company as treasury stock or by any wholly owned Subsidiary of Company and any shares of Company Common Stock owned by Merger Partner, Sub or any other wholly owned Subsidiary of Merger Partner shall be canceled and retired and shall cease to exist and no stock of Merger Partner or other consideration shall be delivered in exchange therefor.

   (c) Subject to Section 1.03(c), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.02(b) and Dissenting Shares) shall be converted into a right to receive (i) $23.40 in cash (the "Cash Payment") plus (ii) the number of shares, or fraction thereof, of voting common stock, par value of fifty cents (0.50) Dutch Guilder per share, of Merger Partner ("Merger Partner Common Stock") equal to the Exchange Ratio (as defined below). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares (a "Certificate") shall thereafter represent the right to receive that amount of Cash Payment and that number of shares of Merger Partner Common Stock into which such shares of Company Common Stock have been converted. Certificates previously representing shares of Company Common Stock shall be exchanged for the Cash Payment and certificates representing whole shares of Merger Partner Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 1.03, without interest. For purposes of this Agreement:

     (i) "Initial Price" shall mean $95.20;

     (ii) "Stock Consideration Amount" shall mean $54.60;

     (iii) "Share Price" shall equal the average during the 20 trading days immediately preceding the last business day before the date of the Effective Time of the closing price per share of Merger Partner Common Stock in Euros on the Amsterdam Stock Exchange ("ASE") as so reported in the Financial Times or, if not reported therein, another authoritative source (converting each of such daily closing prices per share to U.S. Dollars based upon the "closing mid-point" exchange rate published in respect of each such trading day in the "Currency and Money" segment in the "Companies & Markets" section of the Financial Times);

     (iv) "Percentage Price Change" shall mean the quotient (whether a positive or negative amount) obtained by dividing (A) the difference obtained by subtracting (x) the Initial Price from (y) the Share Price, by
  (B) the Initial Price;

     (v) "Excess Change Amount" shall mean the difference (whether a positive or negative amount) obtained by (A) subtracting 0.2 (in case of a Share Price greater than the Initial Price) from, or (B) adding 0.2 (in case of a Share Price less than the Initial Price) to, the Percentage Price Change;

     (vi) "Adjusted Stock Consideration Amount" shall mean the sum of the Stock Consideration Amount and 1/2 of the product obtained by multiplying the Stock Consideration Amount by the Excess Change Amount;

     (vii) "Exchange Ratio" shall equal that number of shares, or fraction thereof, determined as follows (rounded to the nearest hundred thousandth of a share):

       (A) if the Share Price is greater than or equal to $76.16 but less than or equal to $114.24, the quotient obtained by dividing (x) the Stock Consideration Amount by (y) the Share Price,

       (B) if the Share Price is less than or equal to $128.52 but greater than $114.24, the quotient obtained by dividing (x) the Adjusted Stock Consideration Amount by (y) the Share Price,

       (C) if the Share Price is greater than $128.52, 0.45670 or the number, if any, determined pursuant to Section 7.01(c)(vi),

       (D) if the Share Price is greater than or equal to $61.88 but less than $76.16, the quotient obtained by dividing (x) the Adjusted Stock Consideration Amount, by (y) the Share Price, and

       (E) if the Share Price is less than $61.88, 0.81618 or the number, if any, determined pursuant to Section 7.01(b)(vi).

   Annex A hereto sets forth examples of the calculation of the Exchange Ratio.

   (d) If after the date hereof and prior to the Effective Time, Merger Partner shall have declared a stock split (including a reverse split) of Merger Partner Common Stock or a dividend payable in Merger Partner Common Stock or any other similar transaction, then the Cash Payment and the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or similar transaction.

   (e) Each Option (as defined in Section 5.16), TLSAR (as defined in Section 5.16) and Stock Award (as defined in Section 5.16) shall be converted into the right to receive cash in accordance with Section 5.16.

   Section 1.03. Exchange of Certificates.

   (a) Immediately prior to the Effective Time, Merger Partner or Sub shall deposit with Citibank N.A., or such other bank or trust company designated by Merger Partner and reasonably acceptable to Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, Options, TLSARs and Stock Awards, for exchange in accordance with this Article 1 through the Exchange Agent, in the aggregate, (i) cash in respect of the Cash Payment for each share of Company Common Stock payable pursuant to Section 1.02, (ii) certificates representing the shares of Merger Partner Common Stock issuable pursuant to Section 1.02, (iii) any additional cash to be paid in lieu of fractional shares, and (iv) except to the extent that Company and Merger Partner otherwise agree, cash payable pursuant to Section 5.16 in respect of Options, TLSARs and Stock Awards (such shares of Merger Partner Common Stock, together with any dividends or distributions with respect thereto and cash deposited by Merger Partner in accordance with this Section 1.03, being hereinafter referred to as the "Exchange Fund"). The aggregate number of shares of Merger Partner Common Stock which shall be issuable shall be a number of such shares equal to the Exchange Ratio multiplied by the total number of outstanding shares of Company Common Stock as of the Effective Time (including shares of Restricted Stock), subject to adjustments for nonissuance of fractional shares as provided herein.

   (b) As soon as practicable after the Effective Time but in no event more than two business days following the Closing Date, Merger Partner and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (and appropriate documentation for holders of Options, TLSARs and Stock Awards) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent accompanied by a properly executed letter of transmittal and shall be in such form and have such other provisions as Merger Partner and Company may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Merger Partner Common Stock. Upon the surrender to the Exchange Agent of one or more Certificates for cancellation, together with such letter of transmittal, duly executed, the holder will be entitled to receive
(i) an amount in cash determined by multiplying (x) the Cash Payment amount by
(y) the aggregate number of such shares of Company Common Stock previously represented by the stock certificates surrendered, (ii) certificates representing that number of whole shares of Merger Partner Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the stock certificates surrendered based upon the Exchange Ratio and (iii) an additional amount of cash in lieu of any fractional share, as contemplated by Section 1.02(c). Upon the delivery to the Exchange Agent of the appropriate documentation in respect of Options, TLSARs or Stock Awards, the holder of such Options, TLSARs or Stock Awards will be entitled to receive an amount in cash determined pursuant to Section 5.16.

   (c) No certificate or scrip representing fractional shares of Merger Partner Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Merger Partner. All fractional shares of Merger Partner Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the Share Price at the Effective Time of one share of Merger Partner Common Stock by (ii) the fraction of a share of Merger Partner Common Stock to which such holder would otherwise have been entitled. Merger Partner shall timely make available to the Exchange Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. No such cash in lieu of fractional shares of Merger Partner Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.03(a).

   (d) If a certificate for Merger Partner Common Stock is to be sent to a person other than the person in whose name the Certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such Certificate to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

   (e) The Cash Payments made and the shares of Merger Partner Common Stock issued upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

   (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Payments and shares of Merger Partner Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Merger Partner Common Stock as provided in this Section 1.03, deliverable in respect thereof pursuant to this Agreement.

   Section 1.04. Dividends. No dividends or other distributions that are declared or made after the Effective Time with respect to Merger Partner Common Stock and payable to holders of record thereof after the Effective Time shall be paid to a Company stockholder entitled to receive certificates representing Merger Partner Common Stock until such stockholder has properly surrendered such stockholder's Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Merger Partner Common Stock shall be issued any dividends or other distributions with a record date after the Effective Time payable with respect to such Merger Partner Common Stock and not paid, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Merger Partner Common Stock shall be issued any dividend or other distributions on such Merger Partner Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments or other distributions shall be made on such payment dates. In no event shall the stockholders entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for one year after the Effective Time pursuant to this Section 1.04 shall be returned by the Exchange Agent to Merger Partner which shall thereafter act as Exchange Agent, subject to the rights of holders of unsurrendered Certificates under this Article 1.

   Section 1.05. Escheat Laws. Notwithstanding any other provision of this
Article 1, none of Merger Partner, Sub, Company, the Surviving Corporation, the Exchange Agent or any other party hereto shall be liable to any holder of Company Common Stock for any amount of Cash Payment or Merger Partner Common Stock, or dividends or distributions thereon, or cash in lieu of fractional shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

   Section 1.06. Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall, when accompanied by proper documentation, be exchanged for the Cash Payment and Merger Partner Common Stock in the manner provided in this Article 1.

   Section 1.07. Withholding Rights. The Surviving Corporation or the Merger Partner, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state or local tax law. To the extent that amounts are so withheld by the Surviving Corporation or Merger Partner, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Surviving Corporation or Merger Partner as the case may be.

   Section 1.08. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder (if any) who shall be entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the consideration to which such holder would otherwise have been entitled pursuant to Section 1.02, unless and until such holder shall have failed to perfect or withdrawn or lost such holder's rights under Section 262 of the DGCL, and shall be entitled to receive only such payment provided for by Section 262 of the DGCL.

   Section 1.09. Governance Matters. Following the date hereof and prior to the Effective Time, the Supervisory Board of Merger Partner shall take such action as necessary so that immediately following the Effective Time, Frank C. Herringer is elected or appointed as a member of the Executive Board of Merger Partner and as Chairman of AEGON USA, Inc. ("AEGON USA") and the Surviving Corporation. Donald Shepard shall be elected or appointed as President and Chief Executive Officer of the Surviving Corporation and shall continue to serve as President and Chief Executive Officer of AEGON USA. Following the Effective Time, the headquarters of the Surviving Corporation and AEGON USA shall be in San Francisco. At or prior to the Effective Time, the Supervisory Board of Merger Partner will take such action as may be necessary to invite, and if such invitation is accepted, cause the appointment of one, or in Merger Partner's discretion, two, current directors of Company as ex officio members of the Supervisory Board immediately following the Effective Time and at the next meeting of Merger Partner's stockholders use best efforts to cause the election or appointment of such person(s) as full members of the Supervisory Board.

                                   ARTICLE 2

                                    Closing

   Section 2.01. Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Merger Partner and Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the third business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019, or at such other place as may be agreed between Merger Partner and Company.

                                   ARTICLE 3

                   Representations and Warranties of Company

   Except as set forth in the disclosure letter delivered to Merger Partner concurrent with the execution hereof (the "Company Disclosure Letter") or the Company Supplemental Disclosure Letter (as defined below) or as disclosed in the Company Reports (as defined below) filed prior to the date hereof, Company hereby represents and warrants to Merger Partner as follows:

   Section 3.01. Organization, Good Standing and Power.

   (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company has made available to Merger Partner complete and correct copies of its Restated Certificate of Incorporation as in effect as of the date hereof and its Bylaws as amended to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Company" means a material adverse effect on (a) on a consolidated basis, the financial condition, business or the annual earnings capacity of Company and the Subsidiaries of Company (the "Company Subsidiaries"), except to the extent that such adverse effect results from general economic conditions or changes therein, financial market fluctuations or conditions, adverse changes or effects in or affecting the financial services or insurance industries generally, or as a consequence of the transactions contemplated herein (including, without limitation, the announcement thereof), or (b) the ability of Company to consummate the transactions contemplated by this Agreement.

   (b) Each Company Subsidiary is an entity duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of organization, and has the corporate (or, if not a corporation, other) power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing (where such concept exists) or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Company. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

   Section 3.02. Capitalization. The authorized capital stock of Company as of the date hereof consists of (i) 300 million shares of Common Stock, par value $1 per share, of which as of February 12, 1999, 124,549,157 shares were issued and outstanding and 29,260,350 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Options (as defined below), (ii) 5 million shares of preference stock, without par value, of which as of the date hereof no shares are issued and outstanding, and (iii) 1,200,000 shares of Preferred Stock, par value $100 per share, of which as of the date hereof no shares are issued and outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above, as of February 12, 1999, there were no shares of capital stock of Company outstanding, and, except as set forth in
Schedule 3.2 of the Company Disclosure Letter, as of February 12, 1999 there are no outstanding options, warrants or rights to purchase or acquire from Company any capital stock of Company, there are no existing registration covenants with Company with respect to outstanding shares of Company Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Company is bound to issue any additional shares of its capital stock.

   Section 3.03. Significant Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Except as would not have a Material Adverse Effect on Company or as disclosed in the Company Disclosure Letter, (i) Company owns, directly or indirectly, the securities of each Significant Subsidiary held by Company, free and clear of all liens, charges, pledges, security interests or other encumbrances, and (ii) all of the outstanding capital stock of each Significant Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock of any Significant Subsidiary to which Company or any Significant Subsidiary is a party. There are no voting trusts or other agreements with respect to the voting of capital stock of Company or any Significant Subsidiary to which Company or any Significant Subsidiary is a party. Schedule 3.3 to the Company Disclosure Letter sets forth for each Significant Subsidiary of Company, its name and jurisdiction of incorporation or organization.

   Section 3.04. Authority; Enforceability. Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company other than the approval and adoption of this Agreement by the Company's stockholders, and this Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

   Section 3.05. Non-Contravention; Consents.

   (a) Except as would not have a Material Adverse Effect on Company, neither the execution, delivery and performance by Company of this Agreement, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will:

     (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company, under any of the terms, conditions or provisions of, (x) its Certificate of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of the Company Subsidiaries is a party, or by which Company or any of the Company Subsidiaries may be bound, or to which Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject (any of the foregoing being referred to herein as a "Violation"); or

     (ii) subject to compliance with the statutes and regulations referred to in Section 3.05(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Company or any of the Company Subsidiaries or any of their respective properties or assets.

   (b) Except for (i) the filing of applications and notices, as applicable, with federal and state regulatory authorities governing banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the states in which Company and the Company Subsidiaries operate their respective business and the approval of such applications or the grant of required licenses by such authorities, (ii) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Company Subsidiaries operate their businesses, and the approval of such applications or the grant of required licenses by such authorities, (iii) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any applicable waiting period thereunder, (iv) the filing of applications and notices, as applicable, with foreign governmental authorities under the Foreign Competition Laws, and the approval of such applications by such authorities, if required, (v) the filing with the SEC of a proxy statement in definitive form relating to the meeting of Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form F-4 relating to the shares of Merger Partner Common Stock to be issued in the Merger, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vii) the approval of the listing of the Merger Partner Common Stock to be issued in the Merger on the New York Stock Exchange (the "NYSE"), (viii) such notices, consents, approvals, filings or registrations appearing on the supplement to the Company Disclosure Letter to be delivered by Company to Merger Partner as promptly as reasonably practicable following the date hereof (the "Supplemental Disclosure Letter"), and (ix) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, no notices to, consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") or with any self-regulatory authority are necessary in connection with the execution and delivery by Company of this Agreement and the consummation by Company of the transactions contemplated hereby.

   Section 3.06. SEC Reports; Company Financial Statements.

   (a) Since January 1, 1997, Company has in all material respects timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Company Reports"). Company has heretofore made available to Merger Partner true copies of all the Company Reports, together with all exhibits thereto, that Merger Partner has requested.

   (b) All of the financial statements included in the Company Reports (which are collectively referred to herein as the "Company Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Company and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis (subject to any exceptions specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal audit adjustments). As at the respective dates of the consolidated balance sheets of Company and its Subsidiaries included in such Company Reports, the Company Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Company Reports, as at the respective dates of the respective consolidated balance sheets contained therein, neither Company nor any Company Subsidiary had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Company and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Company.

   Section 3.07. Statutory Statements. Company has previously made available to Merger Partner the annual statements of each Company Significant Subsidiary that is engaged in the business of insurance (a "Company Insurance Subsidiary") for the years ended December 31, 1996 and December 31, 1997, which have been filed with the insurance regulatory authority of the jurisdiction of organization of such Company Insurance Subsidiary, and statutory statements, where required, for each such company for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998 and Company shall promptly furnish to Merger Partner all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. Such statutory statements present or will present fairly in all material respects the financial position of each respective Company Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended, in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of such Company Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements. For purposes of this Section 3.07, materiality shall be determined by reference to Company and its Subsidiaries taken as a whole.

   Section 3.08. Absence of Certain Changes or Events. Since December 31, 1997 (with respect to clauses (i), (ii), (iii), (v) and (vi)) and September 30, 1998 (with respect to clause (iv)), there has not been (i) any change on a consolidated basis in the business, financial condition or the annual earnings capacity of Company and the Company Subsidiaries which constituted a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Company's outstanding capital stock (other than the regular quarterly dividend and the stock dividend referred to in clause (iii) hereof), (iii) any split (other than the stock dividend declared December 17, 1998), combination or reclassification of any of Company's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company's outstanding capital stock, (iv) (x) any granting by Company or any Company Subsidiary to any executive officer of Company or any Company Subsidiary of any increase in compensation, except for increases in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of September 30, 1998, or in connection with a promotion, (y) any granting by Company or any Company Subsidiary to any such executive officer of any increase in severance or termination pay, except (A) for obligations which have been satisfied prior to the date hereof, (B) for increases in the ordinary course of business consistent with past practice in any one case not in excess of $100,000, or (C) as was required under any employment, severance or termination agreements in effect as of September 30, 1998, or (D) in connection with a promotion, (z) any entry by Company or any Company Subsidiary into any new severance or termination agreement with any such executive officer (other than (A) for obligations which have been satisfied prior to the date hereof, (B) new severance or termination obligations in the ordinary course of business in any one case not in excess of $100,000, and (C) in connection with a promotion),
(v) any significant change in accounting methods, principles or practices by either Company's life insurance business or non-life insurance business materially affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles and except as would not have a Material Adverse Effect on Company's life insurance business or non-life insurance business, as applicable or (vi) except for changes in a manner consistent with past practice or consistent with industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of either Company's life insurance business or non-life insurance business, except as would not have a Material Adverse Effect on the life insurance business or non-life insurance business, respectively.

   Section 3.09. Taxes and Tax Returns.

   (a) Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all Tax Returns required to be filed by them, on or prior to the date hereof, and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis (taking into account any extension of time within which to file) except to the extent that any failure to file or failure to be true, complete and correct would not, individually or in the aggregate, have a Material Adverse Effect on Company, and (ii) duly paid in full within the time and in the manner prescribed by law or made provisions in accordance with generally accepted accounting principles with respect to Taxes not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Company.

   (b) No federal, state, local or foreign Tax audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of Company or the Company Subsidiaries, and no issues have been raised in writing by any Tax authority and not fully settled in connection with any Tax or Tax Return, in either case, which individually or in the aggregate would have a Material Adverse Effect on Company.

   (c) The federal income Tax Returns of Company and the Company Subsidiaries have been examined by the Internal Revenue Service ("IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995. Deficiencies for all periods 1995 and prior have been assessed by the IRS and have either been paid or are being contested in good faith. Unpaid Taxes related to those issues being contested are provided for in the financial statements and to the extent that such Taxes are not provided for, the ultimate payment would not individually or in the aggregate have a Material Adverse Effect on Company.

   (d) Neither Company nor any Company Subsidiary is party to any agreement relating to the allocation or sharing of Taxes, other than agreements among Company and the Company Subsidiaries. Neither Company nor any Company Subsidiary (i) since January 1, 1994 has been a member of an affiliated group filing a U.S. consolidated federal income tax return (other than a group the common parent of which was Company) or an affiliated, consolidated, combined or unitary group for state income tax return purposes (other than a group the common parent of which was Company or a Company Subsidiary) or (ii) has any liability for Taxes of any Person (other than Company and the Company Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. Except as set forth in the Company Disclosure Letter, neither Company nor any Company Subsidiary is currently under (i) any obligation to pay any amounts as a result of being party, or having been party, to any Tax sharing agreement, other than agreements among Company and the Company Subsidiaries or (ii) any express or implied obligation to indemnify any other person for Taxes.

   (e) There are no Tax liens upon any asset of Company or any Company Subsidiary except liens for Taxes not yet due or Taxes that are being contested in good faith by appropriate proceedings.

   (f) (i) All insurance or investment policies, plans, or contracts, financial products, employee benefit plans, individual retirement accounts, or any similar or related policy, contract, plan or product, whether individual, group or otherwise including annuity contracts, life insurance contracts and variable contracts (including any supplements, endorsements, riders and ancillary agreements in connection therewith), (the "Insurance Product(s)") issued, assumed, modified, exchanged or sold by a Company Insurance Subsidiary complies (and has complied since the time of issuance, assumption, modification, exchange or sale) with all requirements of the Code, and the rules and regulations thereunder, relating to the qualifications and/or tax treatment for which the Insurance Products were intended to qualify or for which a Company Insurance Subsidiary represented any or all of the Insurance Products qualified, except for failures to comply or qualify that would not, individually, or in the aggregate, have a Material Adverse Effect on Company.

     (ii) In providing recordkeeping and administrative services in the ordinary course with respect to customers' Insurance Products whether individual or group retirement or deferred compensation plans or arrangements, and with respect to any life insurance or annuity contracts issued, assumed, modified, exchanged or sold by a Company Insurance Subsidiary as of the Closing Date, each Company Insurance Subsidiary is in compliance with the applicable administrative requirements of the Code and the rules and regulations thereunder, and, to the extent applicable, the requirements of Parts 2, 3 and 4 of Title I of ERISA, except for failures to comply that would not individually, or in the aggregate, have a Material Adverse Effect on Company.

   Section 3.10. Litigation. Neither Company nor any Company Subsidiary is a party to any pending or, to the knowledge of Company, threatened claim, action, suit, investigation or proceeding which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Company or any Company Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Company.

   Section 3.11. Contracts and Commitments. To the knowledge of Company, neither Company nor any Company Subsidiary has received notice from any person alleging that Company or any Company Subsidiary is in default under any contracts, agreements, leases, commitments, or assignments in other interests which are material to Company and the Company Subsidiaries as a whole which would result, individually or in the aggregate, in a Material Adverse Effect on Company.

   Section 3.12. Registration Statement, Etc. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (a) the Registration Statement to be filed by Merger Partner with the SEC in connection with the Merger Partner Common Stock to be issued in the Merger (the "Registration Statement"), (b) the Proxy Statement (the "Proxy Statement") to be mailed to Company's stockholders in connection with the meeting (the "Stockholders' Meeting") to be called to consider the Merger, and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading; or, in the case of the Proxy Statement, when first mailed to the stockholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, will cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Company with respect to statements made therein based on information supplied by Merger Partner or with respect to information concerning Merger Partner or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

   Section 3.13. Employee Benefit Plan.

   (a) Schedule 3.13 of the Supplemental Company Disclosure Letter shall contain a list of each material plan, program or contract which is maintained by Company or any Company Subsidiary or to which Company or any Company Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of persons employed or formerly employed in the United States, including but not limited to material executive arrangements (for example, any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plans, programs, contracts or arrangements) and "employee benefit plans" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." Company shall make available to Merger Partner the plan documents or other writing constituting each Company Employee Plan and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such plan. Schedule 3.13 of the Supplemental Company Disclosure Letter shall identify those Company Employee Plans which Company intends to satisfy the requirements of Section 401 of the Code and Company shall make available to Merger Partner accurate copies of the most recent favorable determination letters for such plans. For purposes of this Agreement, the term "Company Foreign Plan" shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Employee Plan had it been a United States plan, program or contract. Company shall use its reasonable best efforts to make available to Merger Partner within thirty (30) days following the date of this Agreement a list and copies of the Company Foreign Plans.

   (b) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have a Material Adverse Effect on Company: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or
Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred before the date of this Agreement, nor will any such event occur solely as a result of the consummation of the transactions contemplated by this Agreement; and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. Except as would not have a Material Adverse Effect on Company, there does not now exist, nor do any circumstances exist that could result in, any Company Controlled Group

Liability (as defined below) that would be a liability of Company or any Company Subsidiary following the Effective Time. "Company Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii)
Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

   (c) Neither Company nor any Company Subsidiary is a participant in a multi-employer plan (within the meaning of ERISA Section 3(37)). Except as disclosed in the Supplemental Company Disclosure Schedule, neither Company nor any Company Subsidiary maintains a Company Employee Plan which is subject to Title IV of ERISA and neither Company nor any Company Subsidiary is obligated to provide post employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person who is no longer an employee of Company or any Company Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

   (d) Each Company Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Company Employee Plans which are intended to be qualified under Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, in each case except where a failure to be so maintained would not have a Material Adverse Effect on Company. As of December 31, 1997, neither Company nor any of the Company Subsidiaries had any liability under any Company Employee Plan that was not reflected in the Company audited consolidated balance sheet at December 31, 1997 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Company.

   (e) No prohibited transaction has occurred with respect to any Company Employee Plan maintained by Company or any of the Company Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Material Adverse Effect on Company.

   (f) Except as previously disclosed to Merger Partner, the execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Company Employee Plans which would have a Material Adverse Effect on Company.

   (g) Except as would not have a Material Adverse Effect on Company, with respect to each Company Foreign Plan: (i) all amounts required to be reserved on account of each Company Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Company Foreign Plan is established; (ii) each Company Foreign Plan required to be registered with a governmental entity has been registered, has been maintained in good standing with the appropriate governmental entities, and has been maintained and operated in accordance with its terms and applicable law; and (iii) the fair market value of the assets of each funded Company Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Company Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Company Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of Company and any Company Subsidiary that participates in such Company Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Company Foreign Plans.

   Section 3.14. Labor Matters. Neither Company nor any of its Subsidiaries has any collective bargaining agreement with respect to its U.S. employees. Neither Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have a Material Adverse Effect on Company. To Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Company or any of its Subsidiaries, except for those the formation of which would not have a Material Adverse Effect on Company.

   Section 3.15. Brokers and Finders. Neither Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Company or any of the Company Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Company has retained Goldman, Sachs & Co. ("Goldman Sachs") as its financial advisor, whose fees and expenses will be paid by Company.

   Section 3.16. No Violation of Law.

   (a) The business and operations of the Company Insurance Subsidiaries have been conducted in compliance with all applicable statutes and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations would not individually or in the aggregate have a Material Adverse Effect on Company. Notwithstanding the generality of the foregoing, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Company, each Company Insurance Subsidiary has marketed, sold and issued insurance products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable requirements relating to insurance product projections. In addition (i) there is no pending or, to the knowledge of Company, threatened, charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of Company, threatened, investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would have individually or in the aggregate a Material Adverse Effect on Company; (ii) none of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which would have individually or in the aggregate a Material Adverse Effect on Company; and (iii) the Company Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would have individually or in the aggregate a Material Adverse Effect on Company.

   (b) In addition to Insurance Laws, the business and operations of Company and the Company Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to commercial lending, commercial leasing, real estate servicing, and the safety and health of employees), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Company. In addition, (i) neither Company nor any Company Subsidiary has been charged with or, to the knowledge of Company, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, which would have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) neither Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body relating specifically to such entity which will have, individually or in the aggregate, a Material Adverse Effect on Company; and (iii) Company and the Company Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body (including self regulatory organizations) on or before the date hereof as to which the failure to file such reports would result, individually or in the aggregate, in a Material Adverse Effect on Company. Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on Company and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

   Section 3.17. Environmental Matters. Except as would not have a Material Adverse Effect on Company:

     (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Company and each of the Company Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

     (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of Company or any Company Subsidiary, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

     (c) neither Company nor any Company Subsidiary has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

   Section 3.18. Fairness Opinion. The Board of Directors of Company has received an opinion dated as of the date hereof from Goldman Sachs to the effect that as of such date the consideration to be received by the stockholders of Company pursuant to the Merger is fair to such stockholders from a financial point of view.

   Section 3.19. Certain Approvals. Prior to the date hereof Company has taken all appropriate actions so that the provisions of DGCL Section 203 will not apply with respect to or as a result of this Agreement or the Merger.

   Section 3.20. Merger. Neither Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action would cause the Merger not to qualify as a reorganization within the meaning of
Section 368(a) of the Code.

   Section 3.21. Voting Requirements. The affirmative vote of the holders of a majority of the shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

   Section 3.22. Computer Software/Year 2000.

   (a) Company or Company Subsidiaries own, or possess adequate rights to use, all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries taken as a whole, except as would not have a Material Adverse Effect on Company. There are no infringement suits, actions or proceedings pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary with respect to any software owned or licensed by Company or any Company Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Company.

   (b) Company has and is implementing a Year 2000 remediation plan (the "Company Y2K Plan") which contains inventory, assessment, remediation, testing and implementation phases, and contingency plans, and Merger Partner has been provided with information regarding such plan and access to employees of Company responsible for such plan.

   Section 3.23. Intellectual Property. Company owns, or possesses adequate rights to use, all Intellectual Property that is used in the conduct of the business of Company and the Company Subsidiaries taken as a whole, except as would not have a Material Adverse Effect on Company. To the knowledge of Company, Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other person with respect to any Intellectual Property owned or licensed by Company or any Company Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Company. The conduct of Company's and the Company Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in any way likely to have, individually or in the aggregate, a Material Adverse Effect on Company. There is no material infringement of any proprietary right owned by or licensed by or to Company or any Company Subsidiary which is likely to have, individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the phrase "Intellectual Property" means all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, mask works, technical information (whether confidential or otherwise), and all documentation thereof.

   Section 3.24. Separate Accounts. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, each separate account maintained by a Company Insurance Subsidiary (collectively, the "Company Separate Accounts") is duly and validly established and maintained under the laws of its state of formation and is either excluded from the definition of an investment company pursuant to Section 3(c) (11) of the Investment Company Act of 1940 (the "1940 Act") or is duly registered as an investment company under the 1940 Act. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, each such Company Separate Account, if registered, is operated in compliance with the 1940 Act, has filed all reports and amendments of its registration statement required to be filed, and has been granted all exemptive relief necessary for its operations as presently conducted. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on Company, the Company Insurance Contracts under which Company Separate Account assets are held are duly and validly issued and are either exempt from registration under the Securities Act pursuant to Section 3(a)(2) of the Securities Act or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to allow the appropriate Company Insurance Subsidiary to receive contributions under such policies.

   Section 3.25. Funds.

   (a) Except as otherwise would not have a Material Adverse Effect on Company,
(i) each mutual fund sponsored by Company or a Company Subsidiary sponsored by a Company Subsidiary (the "Funds") is duly registered with the SEC as an open-end management investment company under the 1940 Act or, in the case of one bond fund, is so registered as a closed-end fund, (ii) each Fund is in material compliance with the 1940 Act and the SEC regulations promulgated thereunder, including the requirements to file semiannual or annual reports on NSAR with the SEC, (iii) all shares of the Funds are duly registered under the Securities Act and any applicable state securities laws, and (iv) each of the Funds is duly incorporated and in good standing under the laws of the state of its incorporation or is a validly existing business trust under the laws of the jurisdiction in which it was formed.

   (b) Except as otherwise would not have a Material Adverse Effect on Company, Transamerica Investment Services is duly registered under the Investment Advisers Act of 1940.

   Section 3.26. Insurance. Company and the Company Subsidiaries maintain insurance coverage reasonably customary or adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

                                   ARTICLE 4

            Representations and Warranties of Merger Partner and Sub

   Except as set forth in the disclosure letter delivered to Company concurrent with the execution hereof (the "Merger Partner Disclosure Letter") or the Merger Partner Supplemental Disclosure Letter (as defined below) or as disclosed in the Merger Partner Reports (as defined below) filed prior to the date hereof, each of Merger Partner and Sub hereby represents and warrants to Company as follows:

   Section 4.01. Organization, Good Standing and Power.

   (a) Merger Partner and Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Partner is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. Merger Partner has delivered to Company complete and correct copies of its and Sub's articles or certificate of incorporation, bylaws or other organizational documents and all amendments thereto to the date hereof. As used in this Agreement, the phrase "Material Adverse Effect on Merger Partner" means a material adverse effect on (a) on a consolidated basis, the financial condition, business or the annual earnings capacity of Merger Partner and the Subsidiaries of Merger Partner (the "Merger Partner Subsidiaries"), except to the extent that such adverse effect results from general economic conditions or changes therein, financial market fluctuations, conditions or adverse changes in or affecting the insurance industry generally, or as a consequence of the transactions contemplated herein (including, without limitation, the announcement thereof) or (b) the ability of Merger Partner or Sub to consummate the transactions contemplated by this Agreement.

   (b) Each Merger Partner Subsidiary is a corporation duly organized, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation, and has the corporate (or, if not a corporation, other) power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing (where such concept exists) or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner. Each Merger Partner Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner.

   Section 4.02. Capitalization. The authorized capital stock of Merger Partner consists of 1,300,000,000 shares of Common Stock, par value of fifty cents (0.50) Dutch Guilder per share, of which as of January 31, 1999, 583,180,340 shares were issued and outstanding, 700,000,000 shares of Preferred Stock, par value fifty cents (0.50) Dutch Guilder per share ("Merger Partner Preferred Stock"), of which as of the date hereof 230,000,000 shares are issued and outstanding. All outstanding shares of Merger Partner Common Stock are, and all shares which may be issued prior to the Effective Date pursuant to any outstanding stock options issued by Merger Partner will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the shares of Merger Partner Common Stock to be issued at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, as of January 31, 1999, there were no shares of capital stock or other equity securities of Merger Partner outstanding, and, except as set forth in Schedule 4.2 of the Merger Partner Disclosure Letter, as of January 31, 1999 there are no outstanding options, warrants or rights to purchase or acquire from Merger Partner any capital stock of Merger Partner, there are no existing registration covenants with Merger Partner with respect to outstanding shares of Merger Partner

Common Stock, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Merger Partner is bound to issue any additional shares of its capital stock or other securities.

   Section 4.03. Merger Partner Significant Subsidiaries. Except as would not have a Material Adverse Effect on Merger Partner, and except as disclosed in
Schedule 4.3 of the Merger Partner Disclosure Letter, Merger Partner owns, directly or indirectly, the securities of each Merger Partner Significant Subsidiary held by Merger Partner, free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock of each Merger Partner Significant Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. Except as disclosed in Schedule
4.3 of the Merger Partner Disclosure Letter, there are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the capital stock of any Merger Partner Significant Subsidiary to which Merger Partner or any Merger Partner Significant Subsidiary is a party. Except as disclosed in Schedule 4.3 of the Merger Partner Disclosure Letter, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of Merger Partner or any Merger Partner Significant Subsidiary to which Merger Partner or any Merger Partner Significant Subsidiary is a party. Schedule 4.3 to the Merger Partner Disclosure Letter sets forth for each Significant Subsidiary of Merger Partner, its name and jurisdiction of incorporation or organization.

   Section 4.04. Authority; Enforceability. Each of Merger Partner and Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require the approval, authorization or consent of any work council, and have been duly authorized by all necessary corporate action on the part of each of Merger Partner and Sub other than the approval of the Issuance by Merger Partner's stockholders (including all necessary approvals on the part of Vereniging AEGON (the "Association")), and this Agreement has been duly executed and delivered by Merger Partner and Sub and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

   Section 4.05. Non-Contravention; Consents.

   (a) Except as would not have a Material Adverse Effect on Merger Partner, neither the execution, delivery and performance by Merger Partner or Sub of this Agreement, nor the consummation by Merger Partner or Sub of the transactions contemplated hereby, nor compliance by Merger Partner or Sub with any of the provisions hereof, will:

     (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Merger Partner or Sub, under any of the terms, conditions or provisions of, (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Merger Partner or any of the Merger Partner Subsidiaries is a party, or by which Merger Partner or any of the Merger Partner Subsidiaries may be bound, or to which Merger Partner or any of the Merger Partner Subsidiaries or the properties or assets of any of them may be subject; or

     (ii) subject to compliance with the statutes and regulations referred to in Section 4.05, violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Merger Partner or any of the Merger Partner Subsidiaries or any of their respective properties or assets.

   (b) Except for (i) the filing of applications and notices, as applicable, with federal and state regulatory authorities governing banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the states in which Merger Partner and the Merger Partner Subsidiaries operate their respective business and the approval of such applications or the grant of required licenses by such authorities,
(ii) the filing of applications and notices, as applicable, with the foreign governmental authorities regulating banking, insurance premium finance, commercial collections, broker-dealers, investment advisors and investment companies, leasing, consumer finance, commercial finance, mortgage lending and insurance in the foreign jurisdictions in which the Merger Partner Subsidiaries operate their businesses, and the approval of such applications or the grant of required licenses by such authorities, (iii) the filing of notification and report forms under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iv) the filing of applications and notices, as applicable, with foreign governmental authorities under the Foreign Competition Laws, and the approval of such applications by such authorities, if required, (v) the filing with the SEC of a proxy statement in definitive form relating to the meetings of Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement on Form F-4 relating to the shares of Merger Partner Common Stock to be issued in the Merger, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vii) the approval of the listing of the Merger Partner Common Stock to be issued in the Merger on the NYSE, no notices to, consents or approvals of, or filings or registrations with, any Governmental Entity or with any self-regulatory authority or with any third party are necessary in connection with the execution and delivery by Merger Partner of this Agreement and the consummation by Merger Partner of the transactions contemplated hereby, (viii) such notices, consents, approvals, filings or registrations appearing on the supplement to the Merger Partner Disclosure Letter to be delivered by Merger Partner to Company as promptly as reasonably practicable following the date hereof (the "Merger Partner Supplemental Disclosure Letter"), and (ix) such other notices, consents, approvals, filings or registrations, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Partner, no notices to, consents or approvals of, or filings or registrations with, any Governmental Entity or with any self-regulatory authority are necessary in connection with the execution and delivery by Merger Partner of this Agreement and the consummation by Merger Partner of the transactions contemplated hereby.

   Section 4.06. SEC Reports; Merger Partner Financial.

   (a) Since January 1, 1997, Merger Partner has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Exchange Act (collectively, the "Merger Partner Reports"). Merger Partner has heretofore made available to Company true copies of all the Merger Partner Reports, together with all exhibits thereto, that Company has requested.

   (b) All of the financial statements included in the Merger Partner Reports (which are collectively referred to herein as the "Merger Partner Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of Merger Partner and its subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with Dutch generally accepted accounting principles with a reconciliation on an annual basis to United States generally accepted accounting principles applied on a consistent basis (subject to any exceptions specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 6-K of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As at the respective dates of the consolidated balance sheets of Merger Partner and its Subsidiaries included in such Merger Partner Reports, the Merger Partner Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Merger Partner Reports, as at the respective dates of the respective consolidated balance sheets contained therein, neither Merger Partner nor any Merger Partner Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by Dutch generally accepted accounting principles to be set forth on a consolidated balance sheet of Merger Partner and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Merger Partner.

   Section 4.07. Statutory Statements. Merger Partner has made available to Company the annual statements (or equivalent statements) of each Merger Partner Significant Subsidiary that is engaged in the business of insurance in the United States, the United Kingdom and The Netherlands (a "Merger Partner Insurance Subsidiary") for the years ended December 31, 1996 and December 31, 1997, which have been filed with the insurance regulatory authority of the jurisdiction of organization of such Merger Partner Insurance Subsidiary, and statutory statements, where required, for each such Merger Partner Insurance Subsidiary for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998, and Merger Partner shall promptly furnish to Company all statutory statements for any calendar years or quarters ending thereafter but prior to the Effective Time. Such statutory statements (or equivalent statements) present or will present fairly in all material respects the financial position and surplus of each Merger Partner Insurance Subsidiary at the end of each of the periods then ended, and the results of its operations and changes in its surplus for each of the periods then ended, in conformity with accounting practices prescribed or permitted by the insurance regulatory authority of the jurisdiction of organization of such Merger Partner Insurance Subsidiary, applied on a consistent basis as and to the extent described in such statutory statements (or equivalent statements). For the purposes of this Section 4.07, materiality shall be determined by reference to Merger Partner and its Subsidiaries taken as a whole.

   Section 4.08. Absence of Certain Changes or Events. Since December 31, 1997, Merger Partner and the Merger Partner Subsidiaries have conducted their business in all material respects only in the ordinary course, and there has not been (i) any change on a consolidated basis in the business, financial condition or the annual earnings capacity of Merger Partner and the Merger Partner Subsidiaries which constituted a Material Adverse Effect on Merger Partner, (ii) any declaration, setting aside or payment of any dividend or other distribution (other than regular dividends consistent with past practice) (whether in cash, stock or property) with respect to any of Merger Partner's outstanding capital stock, (iii) any split, combination or reclassification of any of Merger Partner's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Merger Partner's outstanding capital stock,
(iv) any significant change in accounting methods, principles or practices by Merger Partner or any Merger Partner Subsidiary materially affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles, or (v) except for changes in a manner consistent with past practice or consistent with industry standards, any material change in the underwriting, pricing, actuarial or investment practices or policies of Merger Partner and its Subsidiaries taken as a whole.

   Section 4.09. Taxes and Tax Returns.

   (a) Merger Partner and the Merger Partner Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all Tax Returns required to be filed by them, on or prior to the date hereof, and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis (taking into account any extension of time within which to file) except to the extent that any failure to file would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner, and (ii) duly paid in full within the time and in the manner prescribed by law or made provisions in accordance with generally accepted accounting principles with respect to Taxes not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Merger Partner.

   (b) No federal, state, local or foreign audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of Merger Partner or the Merger Partner Subsidiaries and no issues have been raised in writing by any Tax authority and not fully settled in connection with any Tax or Tax Return wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Material Adverse Effect on Merger Partner.

   Section 4.10. Litigation. Neither Merger Partner nor any Merger Partner Subsidiary is a party to any pending or, to the knowledge of Merger Partner, threatened, claim, action, suit, investigation or proceeding which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against Merger Partner or any Merger Partner Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Merger Partner.

   Section 4.11. Contracts and Commitments. To the knowledge of Merger Partner neither Merger Partner nor any Merger Partner Subsidiary has received notice from any person alleging that Merger Partner or any Merger Partner Subsidiary is in default under any contracts, agreements, leases, commitments, or assignments in other interests which are material to Merger Partner and the Merger Partner Subsidiaries as a whole as to which it is reasonably foreseeable that an adverse determination would result, individually or in the aggregate, in a Material Adverse Effect on Merger Partner.

   Section 4.12. Registration Statement, Etc. None of the information supplied or to be supplied by Merger Partner for inclusion or incorporation by reference in (a) the Registration Statement, (b) the Proxy Statement and (c) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading; and, in the case of the Registration Statement, when it becomes or at the time any amendment or supplement thereto becomes effective, will cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or which is necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the stockholders of Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, will cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Merger Partner is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder, except that no representation is made by Merger Partner with respect to statements made therein based on information supplied by Company or with respect to information concerning Company or Sub which is incorporated by reference in the Registration Statement or the Proxy Statement.

   Section 4.13. Employee Benefit Plans.

   (a) Schedule 4.13 of the Merger Partner Supplemental Disclosure Letter contains a list of each material plan, program, arrangement, practice or contract which is maintained by Merger Partner or any Merger Partner Subsidiary or to which Merger Partner or any Merger Partner Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of persons employed or formerly employed in the United States, including but not limited to executive arrangements (for example, any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plans, programs, contracts or agreements) and "employee benefit plans" as defined in Section 3(1) of ERISA. All such plans, programs, arrangements, practices or contracts are referred to herein as

"Merger Partner Employee Plans." Merger Partner has made available to Company the plan documents or other writing constituting each Merger Partner Employee Plan and, if applicable, the trust, insurance contract or other funding arrangement, the ERISA summary plan description and the most recent Forms 5500 and annual reports for each such plan. Merger Partner has identified those Merger Partner Employee Plans which Merger Partner intends to satisfy the requirements of Section 401 of the Code and has made available to Company accurate copies of the most recent favorable determination letters for such plans. For purposes of this Agreement, the term "Foreign Plan" shall refer to each material plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Merger Partner Employee Plan had it been a United States plan, program or contract. Merger Partner shall use its reasonable best efforts to make available, promptly upon request to Company a list and/or copies of the Foreign Plans.

   (b) With respect to each Merger Partner Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA with respect to which the 30-day notice period has not been waived has occurred, nor will any such event occur solely as a result of the consummation of the transactions contemplated by this Agreement and (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation have been timely paid in full. There does not now exist, nor do any circumstances exist that could result in, any Merger Partner Controlled Group Liability (as defined below) that would be a liability of Merger Partner or any Merger Partner Subsidiary following the Effective Time. "Merger Partner Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate to, the Merger Partner Employee Plans.

   (c) Neither Merger Partner nor any Merger Partner Subsidiary is, or has been, a participant in a multi-employer plan (within the meaning of ERISA
Section 3(37)). Neither Merger Partner nor any Merger Partner Subsidiary maintains or has at any time maintained a Merger Partner Employee Plan which is subject to Title IV of ERISA. Neither Merger Partner nor any Merger Partner Subsidiary is obligated to provide post employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person who is no longer an employee of Merger Partner or any Merger Partner Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

   (d) Each Merger Partner Employee Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and each of those Merger Partner Employee Plans which are intended to be qualified under
Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, except where a failure to be so maintained would not have a Material Adverse Effect on Merger Partner. As of December 31, 1997, neither Merger Partner nor any of the Merger Partner Subsidiaries had any liability under any Merger Partner Employee Plan that was not reflected in the Merger Partner audited consolidated balance sheet at December 31, 1997 or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Merger Partner.

   (e) No prohibited transaction has occurred with respect to any Merger Partner Employee Plan maintained by Merger Partner or any of the Merger Partner Subsidiaries that would result, directly or indirectly, in the imposition of an excise tax or other liability under the Code or ERISA, except for such a tax or other liability that would not have a Material Adverse Effect on Merger Partner.

   (f) All contributions or premium payments with respect to the Merger Partner Employee Plans due for any period ending on or before the Effective Time have been or will be timely paid by Merger Partner. The execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Merger Partner Employee Plans which would have a Material Adverse Effect on Merger Partner.

   (g) Except as would not have a Material Adverse Effect on Merger Partner, with respect to each Foreign Plan: (i) all amounts required to be reserved under each book reserved Foreign Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Foreign Plan is established; (ii) each Foreign Plan required to be registered with a governmental entity has been registered, has been maintained in good standing with the appropriate governmental entities, and has been maintained and operated in accordance with its terms and applicable law; and (iii) the fair market value of the assets of each funded Foreign Plan that is a defined benefit pension plan (or termination indemnity plan), and the liability of each insurer for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) and is funded through insurance or the book reserve established for each Foreign Plan that is a defined benefit pension plan (or termination indemnity plan) that utilizes book reserves, together with any accrued contributions, is sufficient to procure or provide for the liability for accrued benefits with respect to those current and former employees of Merger Partner and any Merger Partner Subsidiary that participate in such Foreign Plan according to the reasonable actuarial or other applicable assumptions and valuations most recently used to determine employer contributions to or the funded status or book reserve of such Foreign Plans.

   Section 4.14. Labor Matters. Neither Merger Partner nor any of its Subsidiaries has any collective bargaining agreement with respect to its U.S. employees. Neither Merger Partner nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have a Material Adverse Effect on Merger Partner. To Merger Partner's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Merger Partner or any of its Subsidiaries, except for those the formation of which would not have a Material Adverse Effect on Merger Partner.

   Section 4.15. Brokers and Finders. Neither Merger Partner nor any of the Merger Partner Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Merger Partner or any of the Merger Partner Subsidiaries, in connection with this Agreement or any of the transactions contemplated hereby, except that Merger Partner has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor, whose fees and expenses will be paid by Merger Partner.

   Section 4.16. No Violation of Law.

   (a) The business and operations of the Merger Partner Insurance Subsidiaries have been conducted in compliance with all applicable Insurance Laws, except where the failure to so conduct such business and operations would not individually or in the aggregate have a Material Adverse Effect on Merger Partner. Notwithstanding the generality of the foregoing, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner and each Merger Partner Insurance Subsidiary have marketed, sold and issued insurance products in compliance, in all material respects, with all statutes, laws, ordinances, rules, orders and regulations applicable to the business of such Merger Partner Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (ii) all applicable requirements relating to insurance product projections. In addition (i) there is no pending or, to the knowledge of Merger Partner, threatened, charge by any insurance regulatory authority that any of the Merger Partner Insurance Subsidiaries has violated, nor any pending or, to the knowledge of Merger Partner, threatened, investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would have individually or in the aggregate a Material Adverse Effect on Merger Partner;
(ii) none of the Merger Partner Insurance Subsidiaries is subject to any order or decree of any Merger Partner Insurance Subsidiary regulatory authority relating specifically to such Merger Partner Insurance Subsidiary (as opposed to insurance companies generally) which would have individually or in the aggregate a Material Adverse Effect on Merger Partner; and

(iii) the Merger Partner Insurance Subsidiaries have filed all reports required to be filed with any insurance regulatory authority on or before the date hereof as to which the failure to file such reports would have individually or in the aggregate a Material Adverse Effect on Merger Partner.

   (b) In addition to Insurance Laws, the business and operations of Merger Partner and the Merger Partner Subsidiaries have been conducted in compliance with all other applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to the safety and health of employees), except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Merger Partner. In addition, (i) neither Merger Partner nor any Merger Partner Subsidiary has been charged with or, to the knowledge of Merger Partner, is now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a governmental entity or other regulatory body, which violations or penalties would have, individually or in the aggregate, a Material Adverse Effect on Merger Partner; (ii) neither Merger Partner nor any Merger Partner Subsidiary is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body relating specifically to such entity which will have, individually or in the aggregate, a Material Adverse Effect on Merger Partner; and (iii) Merger Partner and the Merger Partner Subsidiaries have filed all reports required to be filed with any governmental entity or other regulatory body (including self-regulatory organizations) on or before the date hereof as to which the failure to file such reports would result, individually or in the aggregate, in a Material Adverse Effect on Merger Partner. Merger Partner and the Merger Partner Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of Merger Partner and the Merger Partner Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not have, individually or in the aggregate, a Material Adverse Effect on Merger Partner and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

   Section 4.17. Environmental Matters. Except as would not have a Material Adverse Effect on Merger Partner:

     (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Merger Partner and each of the Merger Partner Subsidiaries in the manner now conducted or which interfere with compliance with any order or any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

     (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former business, assets or properties of Merger Partner or any Merger Partner Subsidiary, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

     (c) neither Merger Partner nor any Merger Partner Subsidiary has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

   Section 4.18. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   Section 4.19. Merger. Neither Merger Partner nor any Merger Partner Subsidiary has taken any action or failed to take any action which action or failure to take action would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

   Section 4.20. Computer Software/Year 2000.

   (a) Merger Partner or Merger Partner Subsidiaries own, or possess valid license rights to, all computer software programs that are material to the conduct of the business of Merger Partner and the Merger Partner Subsidiaries taken as a whole except as would not have a Material Adverse Effect on Merger Partner. There are no infringement suits, actions or proceedings pending or, to the knowledge of Merger Partner, threatened against Merger Partner or any Merger Partner Subsidiary with respect to any software owned or licensed by Merger Partner or any Merger Partner Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner.

   (b) Merger Partner has and is implementing a Year 2000 remediation plan (the "Merger Partner Y2K Plan") which contains inventory, assessment, remediation, testing and implementation phases, and contingency plans, and Company has been provided with information regarding such plan and access to employees of Merger Partner responsible for such plan.

   Section 4.21. Intellectual Property. Merger Partner owns, or possesses adequate rights to, all Intellectual Property that is used in the conduct of the business of Merger Partner and the Merger Partner Subsidiaries taken as a whole except as would not have a Material Adverse Effect on Merger Partner. To the knowledge of Merger Partner, Merger Partner has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other person with respect to any Intellectual Property owned or licensed by Merger Partner or any Merger Partner Subsidiary, which would have, either individually or in the aggregate, a Material Adverse Effect on Merger Partner. The conduct of Merger Partner's and the Merger Partner Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in any way likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Partner. There is no material infringement of any proprietary right owned by or licensed by or to Merger Partner or any Merger Partner Subsidiary which is likely to have, individually or in the aggregate, a Material Adverse Effect on Merger Partner.

   Section 4.22. Insurance. Merger Partner and the Merger Partner Subsidiaries maintain insurance coverage reasonably customary or adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

   Section 4.23. Affiliate Transactions. Except as set forth in Section 4.23 of the Merger Partner Disclosure Letter, none of Merger Partner nor any of its Subsidiaries has any outstanding contract, agreement or other arrangement with any of its affiliates (including the Association) or has engaged in any transaction outside the ordinary course of business or inconsistent with past practices with its affiliates since January 1, 1998.

                                   ARTICLE 5

      Conduct and Transactions Prior to Effective Time; Certain Covenants

   Section 5.01. Access and Information. Subject to the restrictions contained in confidentiality obligations to which such party is subject and subject to preservation of attorney client and work product privileges (each party agreeing to use reasonable best efforts to include the information described below), upon reasonable notice, each of Company and Merger Partner shall (and shall cause each of their respective Subsidiaries to) give to the other and to the respective accountants, counsel and other representatives of such other party reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including tax returns and insurance policies) and shall permit them to consult with its and its Subsidiaries' respective officers, employees, auditors (including, in connection with the comfort letters referred to under Section 5.18, consulting with such party's independent auditors and, subject to their concurrence, allow the review of the work papers of such auditors relating thereto), actuaries, attorneys and agents; provided, however, that any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the other party or its Subsidiaries. Subject to the proviso of the immediately preceding sentence, Company shall permit Merger Partner and its representatives access to all computer software programs that are material to the conduct of the business of Company and the Company Subsidiaries for the purpose of monitoring the implementation and progress of the Company's Year 2000 remediation plan. All confidential information provided pursuant to this Section 5.01 will be subject to the Confidentiality Agreement (the "Confidentiality Agreement"), between Company and Merger Partner.

   Section 5.02. Conduct of Business Pending Merger.

   (a) Company agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or as required by law or to the extent that Merger Partner shall otherwise consent in writing (which consent will not be unreasonably withheld or delayed), Company and the Company Subsidiaries will operate their businesses only in the ordinary course, except where the failure to so operate their businesses will not individually or in the aggregate be material to Company and its Subsidiaries taken as a whole; and, consistent with such operation, will use reasonable efforts consistent with past practices to preserve their business organizations intact, to keep available to them the goodwill of their agents, third party administrators, policyholders, borrowers, customers and others with whom business relationships exist to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time, and will further exercise reasonable efforts to maintain their existing relationships with their employees in general.

   (b) Company agrees that from the date hereof to the Effective Time, except as set forth in the Company Disclosure Letter and as otherwise consented to by Merger Partner in writing (which consent will not be unreasonably withheld or delayed) or as permitted, required or contemplated by this Agreement or as required by law (and in such event reasonably prompt notice will be provided to Merger Partner), (i) it will not change any provision of its Restated Certificate of Incorporation or Bylaws; (ii) it will not make, declare or pay any dividend or make any other distribution with respect to any shares of capital stock, except regular quarterly cash dividends with respect to the Company Common Stock (not to exceed $.25 per share per quarter); and (iii) except (A) in connection with the issuance of shares of common stock, pursuant to the exercise of presently outstanding employee or director stock options or vesting of restricted stock or any other equity-based award in accordance with its terms, (B) the grants of annual awards to directors in accordance with the terms of the Phantom Restricted Stock Plan for Nonemployee Directors and (C) the grant of awards of Options (as defined below) and Stock Awards to new hires in the ordinary course of business consistent with past practice, it will not directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock.

   (c) Except as set forth in the Company Disclosure Letter, or as permitted, required or contemplated by this Agreement, as required by law or except in the ordinary course of business, Company agrees that from the date hereof to the Effective Time it will not take or permit any Company Subsidiary to take any of the following actions, except to the extent consented to by Merger Partner in writing (which consent will not be unreasonably withheld or delayed):

     (i) except for refinancing of existing indebtedness, consistent with past practice, and for the taking down of additional indebtedness for borrowed money by Company and its finance Subsidiaries such that their respective leverage ratios are not materially increased above their target levels, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Company Subsidiary);

     (ii) mortgage or pledge any of its properties or assets;

     (iii) (A) take any action to amend or terminate any Company Employee Plan that would materially increase the cost of benefits thereunder or increase the compensation of any of its executive officers (other than increases which are in the aggregate in the ordinary course or in connection with promotions) or (B) adopt any other material plan, program, arrangement or practice providing new or increased benefits or compensation to its employees (provided, however, that this clause (iii) shall not prohibit the Company from implementing its Value Added Incentive Plan Restated 1999 as heretofore approved by the Compensation Committee of the Company Board of Directors or such other annual incentive plans for the 1999 fiscal year at the corporate, divisional or business unit levels);

     (iv) materially amend or cancel or agree to the material amendment or cancellation of any agreement, treaty or arrangement which is material to the Company and the Company Subsidiaries on a consolidated basis, or enter into any new material agreement, treaty or arrangement which is material to Company and Company Subsidiaries on a consolidated basis or to Company Insurance Subsidiaries on a consolidated basis (other than the renewal of any existing agreements, treaties or arrangements);

     (v) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

     (vi) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any material amount to, or sell, transfer or lease any material properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

     (vii) form or commence the operations of any business or any corporation, partnership, joint venture, marketing arrangement, association or other business organization or division thereof which in any case is material to the Company and its Subsidiaries taken as a whole;

     (viii) (A) make or rescind any material express or deemed election relating to Taxes;

     (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, other than the resolution of any matter (federal, state or local) related to the 1987 to 1993 tax years (including carryovers and/or carrybacks therefrom), which years are currently under consideration by the IRS, the Tax Court or the Joint Committee on Taxation; or

     (C) change in any material respect its methods of reporting income, deductions or accounting for federal income tax purposes from those used in the preparation of its federal income Tax Return for the taxable year ending December 31, 1997, except as may be required by applicable law;

     (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) which are material to Company and the Company Subsidiaries as a whole, other than the payment, discharge or satisfaction of liabilities (i) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of Company included in the Company Reports or (ii) incurred since December 31, 1997 in the ordinary course of business consistent with past practice;

     (x) other than as would not be inconsistent with the Company's or its Subsidiaries' respective investment guidelines (or following consultation with the Merger Partner, consistent with industry standards), intentionally and materially alter the mix of investment assets of Company or the duration or credit quality of such assets;

     (xi) other than consistent with past practice (or following consultation with Merger Partner, consistent with industry standards), intentionally and materially alter the profile of the insurance liabilities of the Company Insurance Subsidiaries or materially alter the pricing practices or policies of the Company Insurance Subsidiaries;

     (xii) lease or otherwise dispose of any of its assets (including capital stock of the Company Subsidiaries) (except pursuant to contractual commitments in effect on the date hereof) which are material to Company and its Subsidiaries in the aggregate;

     (xiii) make or agree to make any new capital expenditure or expenditures (except pursuant to contractual commitments in effect on the date hereof), or enter into any agreement or agreements providing for payments which, individually, are in excess of $20 million or, in the aggregate, are in excess of $100 million;

     (xiv) permit the Company Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the Company Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case (i) (a) for any individual acquisition (except for any of Company's leveraged businesses) for an aggregate consideration in excess of $10 million, or (b) for any individual acquisition by any of Company's leveraged businesses in which the aggregate amount of ultimate equity capital employed (after releveraging the assets acquired to a ratio consistent with the relevant acquiring business' respective leverage ratio) is in excess of $10 million or (ii)(a) for all acquisitions (except for any acquisition by Company's leveraged businesses) for an aggregate consideration in excess of $100 million, or (b) for all acquisitions by Company's leveraged businesses, in which the aggregate amount of ultimate equity capital employed (after in each case re-leveraging the assets acquired to a ratio consistent with the relevant acquiring business' respective leverage ratio) is in excess of $100 million (excluding acquisitions approved in writing by Merger Partner) and (iii) where a filing under the HSR Act is required, except where Merger Partner and Company have agreed in writing that such action is not likely to (a) have a material effect on the ability of the parties to consummate the transactions contemplated by this Agreement or (b) delay the Effective Time by more than five business days; or

     (xv) enter into any agreement to take any of the actions described in
  Section 5.02(b) or elsewhere in this Section 5.02(c)

   Notwithstanding the foregoing, nothing contained herein shall prohibit Company or any of its Subsidiaries from securitizing financial assets in the ordinary course of business consistent with past practice.

   (d) Company agrees that from the date hereof to the Effective Time, Company shall, and shall cause the Company Subsidiaries to:

     (i) promptly deliver to Merger Partner true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (ii) use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party; and

     (iii) at the request of Merger Partner, enter into a commercially reasonable "costless collar" arrangement with a counter-party reasonably acceptable to Company with respect to the equity portfolios (other than the holdings of the stock of Charles Schwab & Co., Inc.) of the Company and of the Company Insurance Subsidiaries.

   (e) Merger Partner agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), it will, and will cause each Merger Partner Subsidiary to, operate its business only in the ordinary course, except where the failure to so operate its business will not individually or in the aggregate be material to Merger Partner and the Merger Partner Subsidiaries taken as a whole.

   (f) Merger Partner agrees that from the date hereof to the Effective Time it will not take, or permit any Merger Partner Subsidiary to take, any of the following actions, except to the extent consented to by Company in writing (which consent will not unreasonably be withheld or delayed) or permitted, required or contemplated by this Agreement:

     (i) adopt or propose any change in its governing documents that would have any adverse impact on the transactions contemplated by this Agreement or which would amend or modify the terms or provisions of the capital stock of Merger Partner;

     (ii) effect any combination, reclassification, recapitalization, division or similar transaction with respect to any class or series of capital stock of Merger Partner (other than a stock split, stock dividend or similar transaction contemplated by Section 1.02(d));

     (iii) merge or consolidate with any other person if such merger or consolidation could reasonably be expected to have a material impact on the ability of Merger Partner to consummate the transactions contemplated by this Agreement or to have any of the effects set forth in clause (A), (B),
  (C), (D) or (E) of subsection (vi) below;

     (iv) make, declare, set aside or pay any dividend or other distribution with respect to shares of capital stock of Merger Partner, except the regular declaration and payment of cash or stock dividends with respect to the Merger Partner Common Stock (not to exceed, in the aggregate between the date of this Agreement and the Closing Date, $2.00 per share in cash and market value of Merger Partner Common Stock), and the regular declaration and payment of dividends with respect to Merger Partner Preferred Stock in accordance with its terms;

     (v) issue, sell, grant, pledge or otherwise encumber any shares of the Merger Partner Common Stock, any other voting securities or any securities convertible into such shares, if any such action could, individually or in the aggregate, reasonably be expected to (A) require the consent of the stockholders of Merger Partner, (B) delay the date of mailing of the Proxy Statement by more than five business days, (C) if it were to occur after such date of mailing, require an amendment of the Proxy Statement which would delay the Company Stockholders' Meeting by more than five business days, (D) have a material adverse effect on the ability of Merger Partner to consummate the transactions contemplated by this Agreement, or (E) delay the Effective Time by more than five business days;

     (vi) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could, individually or in the aggregate, reasonably be expected to (A) be material to Merger Partner, (B) delay by more than five business days the date of mailing of the Proxy Statement,
  (C) if it were to occur after such date of mailing, require an amendment of the Proxy Statement which would delay the Company Stockholders' Meeting by more than five business days, (D) have a material adverse effect on the ability of Merger Partner to consummate the transactions contemplated by this Agreement, or (E) delay the Effective Time by more than five business days;

     (vii) except in the ordinary course of business, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation (except a guarantee of the obligation of a Subsidiary), except indebtedness incurred in connection with the financing and consummation of the transactions contemplated by this Agreement and additional indebtedness not in excess of $1.3 billion;

     (viii) mortgage or pledge any of its properties or assets, except to the extent that the aggregate amount of assets subject to such mortgages and pledges is not material to Merger Partner;

     (ix) except in the ordinary course of business, materially amend or cancel or agree to the amendment or cancellation of any agreement, treaty or arrangement, or enter into any new agreement, treaty or arrangement (other than the renewal of any existing agreements, treaties or arrangements), except and to the extent that the aggregate amount involved with respect to such agreements, treaties or arrangements is not material to Merger Partner;

     (x) pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, the Association, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act), except and to the extent that the aggregate amount involved with respect to such transactions is not material to Merger Partner;

     (xi) except in the ordinary course of business, lease or otherwise dispose of any of its assets (including capital stock of the Merger Partner Subsidiaries) which are material to Merger Partner or the Merger Partner Subsidiaries, as the case may be, individually or in the aggregate;

     (xii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $100 million or, in the aggregate, are in excess of $1 billion;

     (xiii) except for acquisitions from the Association and as required by employee and agent benefit plans in the ordinary course of business, consistent with past practice, acquire directly or indirectly (including by or through its affiliates including the Association) any shares of Merger Partner Common Stock during the period beginning 22 trading days prior to the Effective Time and ending at the Effective Time; or

     (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

   (g) Merger Partner agrees that from the date hereof to the Effective Time, Merger Partner shall, and shall cause the Merger Partner Subsidiaries to:

     (i) promptly deliver to Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement; and

     (ii) use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party.

   (h) Company shall not, nor shall it knowingly permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any duly authorized investment banker, attorney or other advisor or representative or agent of, Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any other action to facilitate the making of any proposal that constitutes any Acquisition Proposal; provided, however, that nothing contained in this Section 5.02(h) shall prohibit the Board of Directors of Company (and its authorized representatives) from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal for a Company Acquisition (as defined below) if, and only to the extent that (A) the Board of Directors of Company after consultation with outside counsel, determines in good faith that in order for the Board of Directors of Company to comply with its fiduciary duties to stockholders under applicable law it should take such action, and (B) prior to taking such action, Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity. Notwithstanding anything in this Agreement to the contrary, Company shall (i) promptly advise Merger Partner orally and in writing of (A) the receipt by it (or any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal for a Company Acquisition and (B) the material terms and conditions of such Acquisition Proposal and (ii) give Merger Partner reasonable notice of the material terms and conditions of an Acquisition Proposal prior to entering into a definitive agreement with respect to such Acquisition Proposal, and negotiate with Merger Partner to make such adjustments in the terms and conditions of this Agreement as would enable

Company to proceed with the transactions contemplated herein. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first sentence of this Section 5.02(h) by any officer or director of Company or any duly authorized investment banker, attorney or other advisor, representative or agent of Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.02(h) by Company. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Company and Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Company Acquisition" means (i) a consolidation, exchange of shares or merger of Company with any person, other than Merger Partner or one of its Subsidiaries, and, in the case of a merger, in which Company shall not be the continuing or surviving corporation, (ii) a merger of Company with a person, other than Merger Partner or one of its Subsidiaries, in which Company shall be the continuing or surviving corporation but the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of Company or any other person or cash or any other property or the shares of Company Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of Company outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of Company by any person (as such term is used under Section 13(d) of the Exchange
Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of Company to any person, other than Merger Partner or one of its Subsidiaries.

   Section 5.03. Fiduciary Duties. Except as set forth below, the Board of Directors of Company shall not (i) withdraw or modify in a manner materially adverse to Merger Partner, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if Company receives an unsolicited Acquisition Proposal for a Company Acquisition and the Board of Directors of Company determines in good faith, following consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors may (w) withdraw or materially modify in a manner adverse to Merger Partner its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause Company to enter into an agreement with respect to such Acquisition Proposal or (z) terminate this Agreement pursuant to
Section 7.01(b)(iv). If the Board of Directors of Company takes any action described in clause (y) or (z) of the preceding sentence (other than entering into a confidentiality agreement) or Merger Partner exercises its right to terminate this Agreement under Section 7.01(c)(v) based on the Board of Directors of Company having taken any action described in clause (w) or (x) of the preceding sentence, Company shall, as a result of the taking of such action or such termination (a "Fee Payment Event"), as applicable, pay to Merger Partner the fees provided for under Section 5.04. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of Company permitted by this Section 5.03 shall not constitute a breach of this Agreement by Company. Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Section 5.04. Certain Fees. If a Fee Payment Event occurs, Company shall pay within three business days of a demand by Merger Partner, $300 million, payable in same-day funds, as liquidated damages and not as a penalty. If Company fails to timely pay to Merger Partner any amount due under this Section 5.04, Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee was required to be paid.

   Section 5.05. Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of Company and Merger Partner and the Board of Directors of each of Company and Merger Partner shall grant such approvals and take such commercially reasonable actions as are within its authority and consistent with its fiduciary obligations to its stockholders as determined in good faith by such Board so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

   Section 5.06. Consents. Company and Merger Partner will use reasonable best efforts to obtain the written consent or approval of each and every governmental authority and other regulatory body, the consent or approval of which shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement. Company will use reasonable best efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Merger Partner, of each person whose consent or approval shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Company as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on Company. Merger Partner will use reasonable best efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Company, of each person whose consent or approval shall be required in order to permit Merger Partner, Sub and Company to consummate the transactions contemplated by this Agreement, except for any contracts of Merger Partner as to which the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on Merger Partner.

   Section 5.07. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby, including filings under the HSR Act requesting early termination of the applicable waiting period, filings under Foreign Competition Laws and filings with state, federal and foreign banking and insurance authorities. Each party hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, each party shall use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

   Section 5.08. NYSE Listing. Merger Partner will use reasonable best efforts to cause to be approved for listing on the NYSE, subject to official notice of issuance, a sufficient number of shares of Merger Partner Common Stock to be issued in the Merger.

   Section 5.09. Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use reasonable best efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, Company and Merger Partner each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Company shall promptly notify Merger Partner of any change in each case on a consolidated basis in the normal course of Company's or the Company Subsidiaries' businesses or in the operation of its or their properties having a Material Adverse Effect on Company and of the receipt by Company or the Company Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by Company or the Company Subsidiaries of a notice of the institution or the threat of litigation involving Company or any of the Company Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Company. Merger Partner shall promptly notify Company of any change in each case on a consolidated basis in the normal course of Merger Partner's or the Merger Partner Subsidiaries' businesses or in the operation of its or their properties having a Material Adverse Effect on Merger Partner, and of the receipt by Merger Partner or the Merger Partner Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by Merger Partner or the Merger Partner Subsidiaries of a notice of the institution or the threat of litigation involving Merger Partner or any of the Merger Partner Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on Merger Partner.

   Section 5.10. Registration Statement; Stockholder Approvals.

   (a) As soon as is reasonably practicable after the execution of this Agreement, Merger Partner shall prepare and file with the SEC the Registration Statement (in which the Proxy Statement will be included as a prospectus) and Company shall prepare and file with the SEC the Proxy Statement. Merger Partner shall use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and shall take all commercially reasonable actions required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Merger Partner Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

   (b) Company shall call a Stockholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. Subject to Section 5.03, (i) Company shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors of Company shall recommend to its stockholders the approval of the Merger and this Agreement, and (iii) Company shall use reasonable best efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, Company agrees that, subject to its rights pursuant to Section 5.03, its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

   (c) Merger Partner shall present to its stockholders at its general meeting of stockholders to be held on April 29, 1999, a proposal to approve the use of general reserves of Merger Partner such that the shares of Merger Partner Common Stock to be issued in the Merger shall be fully paid out of such general reserves (the "Issuance"). (i) Merger Partner shall mail the disclosure required under applicable law to its stockholders in connection with such meeting, (ii) the Executive Board of Merger Partner shall take such action with respect to its stockholders in support of the approval of the Issuance as permitted by Dutch law, and (iii) Merger Partner shall use its reasonable best efforts to obtain such stockholder approval.

   Section 5.11. Expenses. If this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger.

   Section 5.12. Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby; provided, however, that nothing in this
Section 5.12 shall be deemed to (i) prohibit Company or Merger Partner from making any disclosures, press releases or announcements relating to their respective businesses or operations, or (ii) prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Each of Company and Merger Partner shall promptly notify the other of each report, schedule and other document filed by it or any of its respective Subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

   Section 5.13. Indemnification of Officers and Directors.

   (a) From and after the Effective Time, Merger Partner shall cause AEGON USA and the Surviving Corporation to indemnify, defend and hold harmless to the fullest extent permitted under applicable law (excluding personal conduct which is finally adjudicated by a court of competent jurisdiction to constitute the commission of a crime by the relevant individual) each person who is, or has been at any time prior to the Effective Time, an officer or director of Company (or any Subsidiary or division thereof) and each person who served at the request of Company as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Merger Partner shall cause AEGON USA and the Surviving Corporation to pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Merger Partner shall cause AEGON USA and the Surviving Corporation to cooperate in the defense of any such matter; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Merger Partner shall not be obligated pursuant to this Section 5.13 to cause AEGON USA and the Surviving Corporation to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

   (b) The parties agree that the provisions relating to exoneration of directors and the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation and bylaws of Company and its Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

   (c) For a period of six years after the Effective Time, Merger Partner and the Surviving Corporation shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time covered by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, that after the third year after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in the Company Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

   (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or otherwise.

   (e) In the event Merger Partner, the Surviving Corporation, AEGON USA or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Merger Partner or the Surviving Corporation, or AEGON USA, as the case may be, shall assume the obligations set forth in this Section 5.13.

   (f) This Section 5.13 shall survive the Closing and is intended to benefit Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Merger Partner, AEGON USA or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of Merger Partner, AEGON USA and the Surviving Corporation.

   Section 5.14. Tax Treatment. Merger Partner and Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. None of Merger Partner, Company or any of their respective Subsidiaries shall take any action which would be reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

   Section 5.15. Employee Benefits.

   (a) For a period of one year from the Effective Time, Merger Partner and the Surviving Corporation shall honor all obligations and commitments under the plans, programs, arrangements, practices and contracts which are maintained by Company or any of the Company Subsidiaries or to which Company or any Company Subsidiary is obligated to make contributions or which provide benefits or compensation, including but not limited to executive arrangements and "employee benefit plans" as defined in Section 3(1) of ERISA and the Company Employee Plans and Company Foreign Plans, in each case in accordance with their terms as in effect at the Effective Time, with only such amendments as are required by applicable laws, or as provided by Section 5.15(c), or permitted by the terms thereof as in effect at the Effective Time, and which do not decrease the benefits or otherwise adversely affect the rights of participants (or their beneficiaries) thereunder. Notwithstanding anything contained herein to the contrary, Merger Partner and the Surviving Corporation agree to honor in accordance with their terms all benefits accrued or vested as of the Effective Time under the Company Employee Plans and the Company Foreign Plans including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).

   (b) Merger Partner shall take, and shall cause the Surviving Corporation and its Subsidiaries and all other Affiliates of Merger Partner to take, the following actions: (i) waive any limitations regarding pre-existing conditions under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of Company or any of its subsidiaries (the "Company Employees") or in which Company Employees participate after the Effective Time,
(ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time, and (iii) for all purposes under all compensation and benefit plans and policies applicable to employees of any of them, treat all service by Company Employees with Company or any of its Subsidiaries or Affiliates of Company before the Effective Time as service with Merger Partner and its affiliates, except to the extent such treatment would result in duplication of benefits with respect to the same period of service.

   (c) Effective as of the date set forth therein, the amendments to the Company's Retirement Plan for Salaried U.S. Employees (the "Retirement Plan"), the Supplemental Pension Plan, the SSP+ Supplemental

Pension Plan and Deferred Compensation Plan, described in Schedule 5.15 of the Company Disclosure Letter, shall become effective and remain in effect without amendment, except as required by law with respect to the Retirement Plan or such amendments which do not decrease the benefits or otherwise adversely affect the rights of participants (or their beneficiaries) thereunder.

   Section 5.16. Equity-Based Awards. (a) Stock Options. At the Effective Time, each option to purchase shares of Company Common Stock outstanding and unexercised as of the Effective Time (the "Options") granted pursuant to the Company's 1985 Stock Option and Stock Award Plan, 1995 Performance Stock Option Plan and 1996 Stock Option and Award Plan as each has been amended from time to time (collectively, the "Company Stock Plans") shall become fully vested and immediately exercisable. Each holder of an Option outstanding as of the Effective Time shall be entitled to receive out of the Exchange Fund, and shall be paid out of the Exchange Fund in full satisfaction of such Option, a cash payment in an amount in respect thereof equal to the product of (i) the excess of the Consideration Amount over the exercise price of such Option, and (ii) the number of shares of Company Common Stock subject to such Option at the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

   (b) TLSARs. At or after the Effective Time, each holder of a tandem limited stock appreciation right ("TLSAR") outstanding as of the Effective Time shall be entitled to elect to receive out of the Exchange Fund, and shall be paid out of the Exchange Fund upon such election in full satisfaction of such TLSAR, a cash payment in an amount in respect thereof equal to the product of (i) the Change of Control Value (as defined in the applicable Company Stock Plan and award agreement thereunder), over the exercise price of such TLSAR, and (ii) the number of shares of Company Common Stock subject to such TLSAR at the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law; provided, however that, to the extent an Option with respect to which a related TLSAR has been granted shall terminate upon exercise of the related TLSAR.

   (c) Other Equity-Based Awards. At the Effective Time, each phantom restricted stock award and phantom restricted share (collectively, the "Stock Awards") granted pursuant to the Company's Stock Plans, the Company's Phantom Restricted Stock Plan for Nonemployee Directors or pursuant to an individual agreement (collectively, the "Award Arrangements") shall fully vest and become immediately payable or distributable (except as set forth in Schedule 5.16(c) of the Company Disclosure Letter). At the Effective Time, each vested Stock Award shall be canceled and terminated in accordance with its terms, and the holder thereof shall receive out of the Exchange Fund in full satisfaction of such Stock Award, a cash payment in an amount in respect thereof equal to the product of (i) the Consideration Amount, and (ii) the number of shares of Company Common Stock subject to such Stock Award at the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

   (d) All Options, TLSARs, Stock Awards and restricted Company Common Stock outstanding as of the Effective Time and the exercise price thereof (if any) shall have been adjusted prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan or Award Arrangement for the stock dividend declared December 17, 1998.

   (e) All restrictions on restricted Company Common Stock shall lapse no later than the Effective Time and such shares shall be treated under Article 1 of this Agreement as unrestricted shares of Company Common Stock, provided the holder thereof shall be subject to any income or employment tax withholding required under the Code or any provision of state, local or foreign law.

   Section 5.17. Rule 145. Company shall use commercially reasonable efforts to cause each person who Company believes, at the time the Merger is submitted to a vote of the stockholders of Company, is an "affiliate" for purposes of Rule 145 under the Securities Act, to deliver to Merger Partner on or prior to the Closing Date a written agreement in terms satisfactory to Merger Partner, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Merger Partner Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145, and except in other transactions that are not in violation of the Securities Act.

   Section 5.18. Comfort Letters. (a) Company shall use its reasonable best efforts to cause its independent auditor to provide a letter dated the effective date of the Registration Statement, with respect to certain financial information regarding Company included in the Registration Statement, in form reasonably satisfactory to Merger Partner and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The costs of such letter shall be borne equally by Company and Merger Partner.

   (b) Merger Partner shall use its reasonable best efforts to cause its independent auditor to provide a letter dated the effective date of the Registration Statement, with respect to certain financial information regarding Merger Partner included in the Registration Statement, in form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The costs of such letter shall be borne equally by Company and Merger Partner.

   Section 5.19. Y2K Plans. (a) Company shall use its reasonable best efforts to continue to execute the Company Y2K Plan in accordance with its terms.
   (b) Merger Partner shall use its reasonable best efforts to continue to execute the Merger Partner Y2K Plan in accordance with its terms.

   Section 5.20. Compliance with 1940 Act. (a) The parties hereto acknowledge that each of them has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the 1940 Act. Each of the parties hereto shall not take, and each of them shall cause its affiliates not to take, any action not contemplated by this Agreement that would have the effect, directly or indirectly, of causing the requirements of any of the provisions of
Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby, and each of them shall not fail to take, and each of them shall cause its affiliates not to fail to take, and after the Closing Date shall not cause the Surviving Corporation to fail to take, any action if the failure to take such action would have the effect, directly or indirectly, of causing the requirements of any of the provisions of Section 15(f) of the 1940 Act not to be met in respect of this Agreement and the transactions contemplated hereby. In that regard, each of the parties hereto shall conduct its business and shall, subject to applicable fiduciary duties, use its reasonable best efforts to cause each of its affiliates to conduct its business so as to assure that, insofar as within the control of the parties hereto or their respective affiliates:

     (i) for a period of three years after the Closing Date, at least 75% of the members of the Board of Directors or trustees of each fund that is registered under the 1940 Act, and that continues after the Closing Date its existing or a replacement investment advisory contract with the Surviving Corporation or any affiliate of the Surviving Corporation, are not (A) "interested persons" of the investment manager of such fund after the Closing Date or (B) "interested persons" of the present investment manager of such fund; and

     (ii) for a period of two years after the Closing Date, there shall not be imposed on any of the funds or sub-advisory funds that is registered under the 1940 Act an "unfair burden" as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable thereto.

   (b) The terms and quotations in this Section 5.20 shall have the meanings set forth in Section 15(f) or Section 2(a)(19) of the 1940 Act.

                                   ARTICLE 6

                         Conditions Precedent to Merger

   Section 6.01. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

   (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Company Common Stock.

   (b) (i) All consents, authorizations, orders and approvals as are required under applicable state insurance holding company laws in the United States, and insurance change of control laws in Canada, and (ii) all additional consents, authorizations, orders and approvals of (or filings or registrations with) any governmental authority or other regulatory body required in connection with the execution, delivery and performance of this Agreement which, in the case of clause (ii) the failure to obtain would have a Material Adverse Effect on Company or a Material Adverse Effect on Merger Partner shall have been obtained and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired without the imposition of any conditions which would have, individually or in the aggregate, a Material Adverse Effect on Company or a Material Adverse Effect on Merger Partner.

   (c) Early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

   (d) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

   (e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, shall be pending before or threatened by the SEC.

   (f) The shares of Merger Partner Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

   Section 6.02. Conditions to Obligations of Company. The obligations of Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by
Company:

   (a) (i) The representations and warranties of Merger Partner set forth in this Agreement which are qualified by a "Material Adverse Effect on Merger Partner" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Merger Partner set forth in this Agreement which are not qualified by a "Material Adverse Effect on Merger Partner" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except for such failures to be true and correct as would not, in the aggregate, have a Material Adverse Effect on Merger Partner; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period.

   (b) Merger Partner and Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

   (c) Merger Partner shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.02(a) and 6.02(b).

   (d) Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Company, in form and substance reasonably satisfactory to Company, dated the Closing Date, a copy of which shall be furnished to Merger Partner, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of Company with respect to the receipt of Merger Partner Common Stock in exchange for Company Common Stock pursuant to the Merger (except to the extent of Cash Payments received and except with respect to cash received in lieu of a fractional share interest in Merger Partner Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Company and Merger Partner as to such matters as such counsel may reasonably request. Notwithstanding the foregoing, this condition shall not be a condition if Company shall have taken any action or failed to take any action, which in any manner shall have been a cause of, or resulted in, the failure to obtain the opinion referred to in this subsection
(d), other than failures to take action which were reasonable under the circumstances.

   Section 6.03. Conditions to Obligations of Merger Partner. The obligations of Merger Partner to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Merger Partner:

   (a) (i) The representations and warranties of Company set forth in this Agreement which are qualified by a "Material Adverse Effect on Company" qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Company set forth in this Agreement which are not qualified by a "Material Adverse Effect on Company" qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except for such failures to be true and correct as would not, in the aggregate, have a Material Adverse Effect on Company; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are given as of a particular date or period and relate solely to such particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable), only as of such date or period.

   (b) Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

   (c) Company shall furnish Merger Partner with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.03(a) and 6.03(b).

   (d) Merger Partner shall have received the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel to Merger Partner, in form and substance reasonably satisfactory to Merger Partner, dated the Closing Date, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Company and Merger Partner as to such matters as such counsel may reasonably request. Notwithstanding the foregoing, this condition shall not be a condition if Merger Partner shall have taken any action or failed to take any action, which in any manner shall have been a cause of, or resulted in, the failure to obtain the opinion referred to in this subsection (d), other than failures to take action which were reasonable under the circumstances.

                                   ARTICLE 7

                   Termination and Abandonment of the Merger

   Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of Company:

   (a) by the mutual written consent of Merger Partner and Company;

   (b) by Company if:

     (i) the Merger is not consummated on or before December 31, 1999 (or such later date as shall have been approved by Merger Partner and Company), unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Effective Time;

     (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.01 and 6.02 and such conditions are not waived by Company, unless the failure of such occurrence shall be due to the failure of Company to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Effective Time;

     (iii) Company is permanently enjoined or restrained by any governmental authority or other regulatory body (including any court of competent jurisdiction), such injunction or restraining order prevents the Merger and such injunction or restraining order shall have become final and nonappealable;

     (iv) the Board of Directors of Company shall have exercised any of its rights set forth in the second sentence of Section 5.03;

     (v) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting (including adjournments and postponements thereof); or

     (vi) on the date on which the Closing would otherwise occur, the Share Price shall be less than $61.88; but only if (i) Company has given Merger Partner at least three business days' prior written notice of Company's intent to effect such termination pursuant to this Section 7.01(b)(vi), and
  (ii) during such three business day period, Merger Partner shall not have elected to increase the Exchange Ratio such that the Exchange Ratio as so increased multiplied by the Share Price shall equal $50.505 (or such other number as Company and Merger Partner may agree);

   (c) by Merger Partner if:

     (i) the Merger is not consummated on or before December 31, 1999 (or such later date as shall have been approved by Company and Merger Partner), unless the failure of such occurrence shall be due to the failure of Merger Partner or Sub to perform or observe the covenants and agreements hereof to be performed or observed by them at or before the Effective Time;

     (ii) events occur which render impossible the satisfaction of one or more of the conditions set forth in Sections 6.01 and 6.3 and such conditions are not waived by Merger Partner, unless the failure of such occurrence shall be due to the failure of Merger Partner or Sub to perform or observe the covenants and agreements hereof to be performed or observed by them at or before the Effective Time;

     (iii) Merger Partner is permanently enjoined or restrained by any governmental authority or other regulatory body (including any court of competent jurisdiction), such injunction or restraining order prevents the Merger and such injunction or restraining order shall have become final and nonappealable;

     (iv) the stockholders of Company do not approve this Agreement and the Merger at the Stockholders' Meeting (including adjournments and postponements thereof); or

     (v) the Board of Directors of Company shall have withdrawn or materially modified in a manner adverse to Merger Partner its recommendation of this Agreement and the Merger or the Board of Directors shall have approved or recommended another Acquisition Proposal; or

     (vi) on the date on which the Closing would otherwise occur, the Share Price shall be greater than $128.52; but only if (i) Merger Partner has given Company at least three business days' prior written notice of Merger Partner's intent to effect such termination pursuant to this Section 7.01(c)(vi) and (ii) during such three business day period, Company shall not have elected to decrease the Exchange Ratio such that the Exchange Ratio as so decreased multiplied by the Share Price shall equal $58.695 (or such other number as Company and Merger Partner may agree).

   Section 7.02. Effect of Termination and Abandonment. In the event of the termination and abandonment of this Agreement under Section 7.01, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in the third sentence of Section 5.01, and in Sections 5.04 and 5.11 and (ii) to the extent that such termination results from the willful breach by any party hereto of any covenant or agreement hereunder.

                                   ARTICLE 8

                                 Miscellaneous

   Section 8.01. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Merger Partner or Company without action of the stockholders, whether before or after the Stockholders' Meeting; provided, however, that after approval of the stockholders of Company, except as provided in Sections 7.01(b)(vi) and 7.01(c)(vi) no such amendment shall reduce the amount or change the form of the consideration to be delivered to Company's stockholders as contemplated by this Agreement or otherwise materially adversely affect the interests of such stockholders unless such amendment is approved by Company's stockholders. No amendment to this Agreement shall be effective unless it has been executed by Company, Merger Partner and Sub.

   Section 8.02. Non-Survival of Representations, Warranties and
Agreements. Except for the agreements contained in Sections 1.02, 1.03, 1.04, 1.05, 1.06, 1.09, 5.07, 5.13, 5.14, 5.15 and 5.16 and Article 8, none of the representations, warranties and agreements of Company, Merger Partner or Sub in this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. The sole right and remedy arising from a misrepresentation or breach of warranty or from the failure of any of the conditions of the Merger to be met shall be termination of this Agreement by the aggrieved party and the remedies except that, as provided in Section 7.02 nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement.

   Section 8.03. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

      If to Company:

              Transamerica Corporation
              The Transamerica Pyramid
              600 Montgomery Street, 24th Floor
              San Francisco, California 94111
              Attention: Shirley H. Buccieri
              Telecopy No.: (415) 983-4164

      With a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019
              Attention: Daniel A. Neff
              Telecopy No.: (212) 403-2000

      If to Merger Partner:

      (via mail):

              AEGON N.V.
              P.O. Box 202
              2501 CE The Hague
              The Netherlands
              Attention: Mr. Kees J. Storm
              Telecopy No.: (31-70) 347-7929

      (via hand delivery):

              AEGON N.V.
              Mariahoeveplein 50
              2591 TV The Hague
              The Netherlands
              Attention: Mr. Kees J. Storm
              Telecopy No.: (31-70) 347-7929

      and to:

              AEGON USA, Inc.
              4333 Edgewood Road, NE
              Cedar Rapids, Iowa 52499
              Attention: Mr. Craig D. Vermie
              Telecopy No.: (319) 369-2218

      With a copy to:

              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
              125 West 55th Street
              New York, New York 10019-5389
              Attention: Mr. Donald B. Henderson, Jr.
              Telecopy No.: (212) 424-8500

      If to Sub:

              Tony Merger Corp.
              c/o AEGON USA, Inc.
              4333 Edgewood Road, NE
              Cedar Rapids, Iowa 52499
              Attention: Mr. Craig D. Vermie
              Telecopy No.: (319) 369-2218

      With a copy to:

              LeBoeuf, Lamb, Greene & MacRae, L.L.P.
              125 West 55th Street
              New York, New York 10019-5389
              Attention: Mr. Donald B. Henderson, Jr.
              Telecopy No.: (212) 424-8500

   Section 8.04. Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitations" The words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. The words "to the knowledge of the Company" or "to Company's knowledge" and any words of similar import shall mean that any one of the persons listed on Exhibit A has actual knowledge of the matter. The words "to the knowledge of Merger Partner" or "to Merger Partner's knowledge" and any words of similar import shall mean that any one of the persons listed on Exhibit B has actual knowledge of the matter.

   Section 8.05. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

   Section 8.06. Entire Agreement. This Agreement, the Company Disclosure Letter, the Merger Partner Disclosure Letter and the Confidentiality Agreement contain the entire agreement between Merger Partner, Sub and Company with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof. Except as otherwise contemplated in the covenants listed in Section 8.02 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

   Section 8.07. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

   Section 8.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

   Section 8.09. Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

   Section 8.11. Obligation of Merger Partner. Whenever this Agreement requires Sub (or its successors, including the Surviving Corporation) to take any action, such requirement shall be deemed to include an undertaking on the part of Merger Partner to cause Sub (or such successors) to take such action and a guarantee of the performance thereof.

   Section 8.12. CONSENT TO JURISDICTION; SERVICE OF PROCESS. (a) EACH PARTY IRREVOCABLY CONSENTS AND AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING BY OR AGAINST IT WITH RESPECT TO ITS RIGHTS, OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT BY SUCH PARTY ONLY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT, OR, IF (BUT ONLY IF) SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, SUIT OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INTERIM RELIEF, COUNTERCLAIMS, ACTIONS WITH MULTIPLE DEFENDANTS AND ACTIONS IN WHICH SUCH PARTY IS IMPLIED SUCH OTHER COURT IN THE CITY AND STATE OF NEW YORK AS WOULD HAVE SUBJECT MATTER JURISDICTION AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURT; PROVIDED, HOWEVER, THAT NOTHING CONTAINED HEREIN SHALL LIMIT THE RIGHT OF COMPANY OR ANY THIRD PARTY BENEFICIARY HEREUNDER TO COMMENCE ANY LEGAL ACTION AGAINST MERGER PARTNER AND ITS AFFILIATES IN ANY COURT OF COMPETENT JURISDICTION IN THE NETHERLANDS OR ELSEWHERE TO ENFORCE THE JUDGMENTS AND ORDERS OF ANY OTHER COURT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A JURY TRIAL IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT.

   (b) MERGER PARTNER HEREBY IRREVOCABLY DESIGNATES LEBOEUF, LAMB, GREENE & MACRAE, LLP (IN SUCH CAPACITY THE "PROCESS AGENT"), WITH AN OFFICE AT 125 WEST 55TH STREET, NEW YORK, NEW YORK 10019 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT, PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO MERGER PARTNER IN THE MANNER PROVIDED IN SECTION 8.03. MERGER PARTNER SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT MERGER PARTNER WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER CORPORATION BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER CORPORATION SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF LEBOEUF, LAMB, GREENE & MACRAE, LLP. MERGER PARTNER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED AIRMAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, SUCH SERVICE OF PROCESS TO BE EFFECTIVE UPON ACKNOWLEDGMENT OF RECEIPT OF SUCH REGISTERED MAIL. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. MERGER PARTNER EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.

                                   ARTICLE 9

                                  Definitions

   Section 9.01. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

   "Consideration Amount" shall mean $78.

   "Foreign Competition Laws" shall mean foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

   "Laws" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.

   "Liens" shall mean all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

   "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

   "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or at least a majority of the value of the outstanding equity is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

   "Tax" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return.

   "Tax Return" shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities.

   Section 9.02. Certain Defined Terms Index. For purposes of this Agreement, the following terms shall have their respective meaning as set forth in the
Section indicated below:

                    Defined Term                              Section
                    ------------                              -------
Acquisition Proposal................................ 5.02(h)
Action.............................................. 5.13(a)
Adjusted Stock Consideration Amount................. 1.02(c)(vi)
AEGON USA........................................... 1.09
Agreement .......................................... Introductory Paragraph
ASE................................................. 1.02(c)(iii)
Association......................................... 4.04
Award Arrangements.................................. 5.16(c)
Cash Payment........................................ 1.02(c)
Certificate......................................... 1.02(c)
Certificate of Merger............................... 1.01(a)
Closing............................................. 2.01
Closing Date........................................ 2.01
Code................................................ 1.07
Company.............................................  Introductory Paragraph
Company Acquisition.................................  5.02(h)
Company Common Stock................................ 1.02(b)
Company Consolidated Financial Statements........... 3.06(b)
Company Controlled Group Liability.................. 3.13(b)
Company Disclosure Letter...........................  Introductory Paragraph to
                                                      Art. 3
Company Employee Plans.............................. 3.13(a)
Company Employees................................... 5.15(b)
Company Foreign Plan................................ 3.13(a)
Company Insurance Subsidiary........................ 3.07
Company Reports..................................... 3.06(a)
Company Separate Accounts........................... 3.24
Company Stock Plans................................. 5.16(a)
Company Subsidiaries................................ 3.01(a)
Company Y2K Plan.................................... 3.22(b)
Confidentiality Agreement........................... 5.01
DGCL................................................  Recitals
Dissenting Shares...................................  1.08
Effective Time...................................... 1.01(a)
Environmental Law................................... 3.17(a)
ERISA............................................... 3.13(a)
Excess Change Amount................................ 1.02(c)(v)
Exchange Act........................................ 3.06(a)
Exchange Agent...................................... 1.03(a)
Exchange Fund....................................... 1.03(a)
Exchange Ratio...................................... 1.02(c)(vii)
Fee Payment Event................................... 5.03
Foreign Plan........................................ 4.13(a)
Funds............................................... 3.25(a)
Goldman Sachs....................................... 3.15
Governmental Entity................................. 3.05
HSR Act............................................. 3.05
Indemnified Parties................................. 5.13(a)

                   Defined Term                              Section
                   ------------                              -------
Initial Price...................................... 1.02(c)(i)
Insurance Laws..................................... 3.16(a)
Insurance Product(s)............................... 3.09(f)(i)
Intellectual Property.............................. 3.23
IRS................................................ 3.09(c)
Issuance........................................... 5.10(c)
Material Adverse Effect on Company................. 3.01(a)
Material Adverse Effect on Merger Partner.......... 4.01(a)
Merger ............................................ Recitals
Merger Partner.....................................  Introductory Paragraph
Merger Partner Common Stock........................ 1.02(c)
Merger Partner Consolidated Financial Statements... 4.06(b)
Merger Partner Controlled Group Liability.......... 4.13(b)
Merger Partner Disclosure Letter...................  Introductory Paragraph to
                                                     Art. 4
Merger Partner Employee Plans...................... 4.13(a)
Merger Partner Insurance Subsidiary................ 4.07
Merger Partner Preferred Stock..................... 4.02
Merger Partner Reports............................. 4.06(a)
Merger Partner Subsidiary.......................... 4.01(a)
Merger Partner Supplemental Disclosure Letter...... 4.05(b)
Merger Partner Y2K Plan............................ 4.20(b)
1940 Act........................................... 3.24
NYSE............................................... 3.05(b)
Options............................................ 5.16(a)
Percentage Price Change............................ 1.02(c)(iv)
Process Agent...................................... 8.12(b)
Proxy Statement.................................... 3.12
Registration Statement............................. 3.12
Retirement Plan.................................... 5.15(c)
SEC................................................ 3.06(a)
Securities Act..................................... 3.06(a)
Share Price........................................ 1.02(c)(iii)
Significant Subsidiary............................. 3.03
Stock Awards....................................... 5.16(c)
Stock Consideration Amount......................... 1.02(c)(ii)
Stockholders' Meeting.............................. 3.12
Sub................................................  Introductory Paragraph
Supplemental Disclosure Letter.....................  3.05
Surviving Corporation.............................. 1.01(a)
TLSAR.............................................. 5.16(b)
Violation.......................................... 3.05(a)(i)

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                          AEGON N.V.

                                                   /s/ Donald J. Shepard
                                          By: _________________________________
                                            Name: Donald J. Shepard
                                            Title:Member of Executive Board

                                          TONY MERGER CORP.

                                                    /s/ Patrick S. Baird
                                          By: _________________________________
                                            Name: Patrick S. Baird
                                            Title:President

                                          TRANSAMERICA CORPORATION

                                                   /s/ Frank C. Herringer
                                          By: _________________________________
                                            Name: Frank C. Herringer
                                            Title:Chairman and Chief Executive
                                            Officer

                                    ANNEX A

                      EXCHANGE RATIO COMPUTATION EXAMPLES

   For purposes of clarification, the following examples show the manner in which the Exchange Ratio is computed in accordance with Section 1.02.


    Example I (clause (B) of Section 1.02(c)(vii) applies)

    Assumptions
    Initial Price = $95.20
    Share Price = $123.76

    Calculations              $123.76 - $95.20
    Percentage Price Change = ----------------- = 0.3
                                   $95.20

    Excess Change = 0.3 - 0.2 = 0.1

    Adjusted Stock Consideration Amount = $54.60 + 1/2[$54.60 . 0.1] = $54.60 + $2.73 = $57.33

                       $ 57.33
    Exchange Ratio = ---------- =0.46324
                       $123.76




    Example II (clause (D) of Section 1.02(c)(vii) applies)

    Assumptions
    Initial Price = $95.20
    Share Price = $66.64

    Calculations
                               $66.64 - $95.20
    Percentage Price Change = ---------------- = (0.3)
                                    $95.20

    Excess Change = (0.3) + 0.2 = (0.1)

    Adjusted Stock Consideration Amount = $54.60 + 1/2[$54.60 . (0.1)] = $54.60 + ($2.73) = $51.87

                      $51.87
    Exchange Ratio = -------- = 0.77836
                      $66.64

                                                                      Appendix B

                         [LETTERHEAD OF GOLDMAN SACHS]

PERSONAL AND CONFIDENTIAL
-------------------------

February 17, 1999

Board of Directors
Transamerica Corporation
600 Montgomery Street
24th Floor
San Francisco, California 94111

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Transamerica Corporation (the "Company") of the Consideration (as defined below) to be received by the holders of Shares pursuant to the Agreement and Plan of Merger, dated as of February 17, 1999, between the Company and Aegon N.V. ("Aegon") (the "Agreement"). Pursuant to the Agreement, the Company will be merged into a wholly-owned subsidiary of Aegon, and each Share not owned by the Company, Aegon or Merger Sub or their respective wholly-owned subsidiaries, will be converted into the right to receive (i) $23.40 in cash and (ii) that number of shares, or fraction thereof, of voting common stock, par value of fifty cents Dutch Guilder per share ("Aegon Stock"), of Aegon equal to the Exchange Ratio (as defined in the Agreement) (collectively, the "Consideration"). Pursuant to the Agreement, the Exchange Ratio shall provide for such a number of shares, or fraction thereof, of Aegon Stock equal to a value of $54.60 in the event that the Share Price (as defined in the Agreement) of the Aegon Stock is greater than or equal to $76.16 or lesser than or equal to $114.24, and equal to such other amounts as set forth in the Agreement in all other circumstances.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in the sale of Transamerica Financial Services Holding Company to Household International in 1997 and as dealer on several financings, and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have acted as a dealer in connection with the issuance of certain commercial paper by Aegon in 1996, and we may provide investment banking services to Aegon and its affiliates in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Aegon for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co. accumulated a net long position of 7,117 Shares, a net short position of 91,998 Aegon Stock and a net long position of options to purchase 346,704 shares of Aegon Stock.

   In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1997; Annual Reports to Stockholders of Aegon for the five years ended December 31, 1997; Annual Reports on Form 20-F of Aegon for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and an interim earnings release of Aegon for the nine months ended September 30, 1998; selected Statutory Annual Statements filed by the Company and Aegon with the insurance departments of the states under the laws of which they are respectively organized; certain internal financial analyses for the Company and Aegon, each prepared by their respective managements; certain cost savings and operating synergies projected by the managements of the Company and Aegon to result from the transaction contemplated by the Agreement (the "Synergies"); and certain financial forecasts for the Company prepared by management of the Company. We also have held discussions with members of the senior managements of the Company and Aegon regarding the strategic rationale for, and the potential benefits of the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. As you know, we requested but did not receive financial statements of Aegon for the year ended December 31, 1998 and financial forecasts of Aegon for periods thereafter. Our review of such matters was limited to a discussion with Aegon management. In addition, we have reviewed the reported price and trading activity for the Shares and Aegon Stock, compared certain financial and stock market information for the Company and Aegon with similar information for certain other financial services companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the insurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us (including information related to reserves and related items), and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies prepared by managements of the Company and Aegon have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that such Synergies will be realized in the amounts and time periods contemplated thereby. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of the Company or Aegon or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. For purposes of United States federal income tax imposed on corporations, we have assumed that the Merger will be treated as a tax-free reorganization. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Aegon or on the contemplated benefits of the transaction contemplated by the Agreement.

   Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

Goldman, Sachs & Co.

                                                                      Appendix C

                          THE GENERAL CORPORATION LAW

                                       OF

                             THE STATE OF DELAWARE

   SECTION 262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (e) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title, (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

       (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

       (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting shall notify each of its stockholders who was such on the record date for such meeting with CIA respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective data of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

       (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

       (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

       (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

       (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

       (i) The Court shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

       (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

       (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The Company has agreed to indemnify each member of the Executive Board and the Supervisory Board and each officer of the Company if, in carrying out his duties, such person incurs personal liability under civil law for the financial consequences thereof, subject to the Company's reservation of its rights to recover payment made under the indemnity from each such person to the fullest extent permitted by applicable laws. The Company maintains an insurance policy with a third party insurer insuring officers and directors against this type of liability.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

   The following documents are filed as exhibits to the Registration Statement:

 Exhibit
 Number  Description
 ------- -----------
  2.1    Agreement and Plan of Merger and Reorganization dated as of February
         17, 1999 among AEGON N.V., Tony Merger Corp. and Transamerica
         Corporation (included as Appendix A to the proxy statement-prospectus included in this Registration Statement)
  5.1    Opinion of Willem Van Vliet, General Counsel to the Company, regarding the legality of the Common Shares
  8.1    Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. as to certain federal income tax consequences of the merger
  8.2    Opinion of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences of the merger
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of Ernst & Young Accountants
 23.3    Consent of Willem Van Vliet (included in Exhibit 5.1)
 23.4    Consent of Goldman, Sachs & Co.
 23.5    Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit
         8.1)
 23.6    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
 24.1    Powers of Attorney (included on signature page to Registration
         Statement)
 99.1    Opinion of Goldman, Sachs & Co. (included as Appendix B to the proxy statement-prospectus included in this Registration Statement)
 99.2    Proxy for holders of Transamerica Corporation common stock


   (b) Schedules

   Not required.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The Registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph
(i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved herein, that was not the subject of any included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The Hague, The Netherlands on June 17, 1999.

                                          AEGON N.V.

                                                      /s/ K.J. Storm
                                          By:----------------------------------
                                             Name: K.J. Storm
                                             Office: Chairman of the Executive
                                             Board

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints K.J. Storm, D.J. Shepard and Craig D. Vermie, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on June 17, 1999.

                        Signature                              Title
                        ---------                              -----
                     /s/ K.J. Storm                   Chairman of the
       ___________________________________________     Executive Board (Chief
                       K.J. Storm                      Executive Officer)

                    /s/ H.B. Van Wijk                 Executive Board Member
       ___________________________________________     (Principal Financial
                      H.B. Van Wijk                    and Accounting Officer)

                   /s/ P. Van De Geijn                Executive Board Member
       ___________________________________________     (Executive Officer)
                     P. Van De Geijn

                    /s/ D.J. Shepard                  Executive Board Member
       ___________________________________________
                      D.J. Shepard

                    /s/ G. Van Schaik                 Chairman of the
       ___________________________________________     Supervisory Board of
                      G. Van Schaik                    Directors


                        Signature                           Title
                        ---------                           -----
                    /s/ H. De Ruiter               Supervisory Board Member
       ___________________________________________  (Vice Chairman)
                      H. De Ruiter

                     /s/ F.J. De Wit               Supervisory Board Member
       ___________________________________________
                       F.J. De Wit

                     /s/ O.J. Olcay                Supervisory Board Member
       ___________________________________________
                       O.J. Olcay

                   /s/ G.A. Posthumus              Supervisory Board Member
       ___________________________________________
                     G.A. Posthumus

                    /s/ M. Tabaksblat              Supervisory Board Member
       ___________________________________________
                      M. Tabaksblat

                    /s/ K.M. H. Peijs              Supervisory Board Member
       ___________________________________________
                      K.M. H. Peijs

                    /s/ D.G. Eustace               Supervisory Board Member
       ___________________________________________
                      D.G. Eustace

                    /s/ J.F.M. Peters              Supervisory Board Member
       ___________________________________________
                      J.F.M. Peters

                 /s/ Sir Michael Jenkins           Supervisory Board Member
       ___________________________________________
                   Sir Michael Jenkins

                   /s/ W.F.C. Stevens              Supervisory Board Member
       ___________________________________________
                     W.F.C. Stevens

                           AUTHORIZED REPRESENTATIVE

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on June 17, 1999 by the undersigned as the duly authorized representative of AEGON N.V. in the United States.

                                                   /s/ Craig D. Vermie
                                          _____________________________________
                                                     Craig D. Vermie

Cedar Rapids, Iowa